Exhibit 10.2

THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of October 22, 2018

by and among

CAI RAIL INC.
(as “Borrower”)

CAI INTERNATIONAL, INC.
(as “Guarantor”)

THE LENDERS LISTED ON SCHEDULE 1 HERETO

MUFG UNION BANK, N.A.
as Administrative Agent (the “Administrative Agent”),

MUFG UNION BANK, N.A.
as Lead Arranger and Bookrunner

BANK OF AMERICA, N.A. (as "Syndication Agent")

and

ING BANK, A BRANCH OF ING-DIBA AG
THE HUNTINGTON NATIONAL BANK
(as "Co-Documentation Agents")

Table of Contents
Page

1.	DEFINITIONS AND RULES OF INTERPRETATION		1
	1.1.	Definitions	1
	1.2.	Rules of Interpretation.	36
	1.3.	Accounting Terms	38
	1.4.	Rounding	38

2.	THE SENIOR CREDIT FACILITY.		39
	2.1.	Commitment to Lend.	39
	2.2.	Commitment Fee	39
	2.3.	Reduction of Total Commitment	39
	2.4.	Evidence of Debt	40
	2.5.	Interest	40
	2.6.	Requests for Revolving Credit Loans	41
	2.7.	Conversion Options	41
	2.8.	Funds for Revolving Credit Loans	42
	2.9.	Change in Borrowing Base	43
	2.10.	Swing Line Loans	43
	2.11.	Delinquent Lenders.	46
	2.12.	Payments Generally	47
	2.13.	Sharing of Payments by Lenders	48
	2.14.	Increase in Commitments.	48
	2.15.	Cash Collateral	50

3.	REPAYMENT OF THE LOANS		51
	3.1.	Maturity	51
	3.2.	Mandatory Repayments of Revolving Credit Loans	51
	3.3.	Optional Repayments of Revolving Credit Loans and Swing Line Loans	51

4.	LETTERS OF CREDIT		52
	4.1.	Letter of Credit Commitments	52
	4.2.	Reimbursement Obligation of the Borrower	56
	4.3.	Letter of Credit Payments	56
	4.4.	Obligations Absolute	58
	4.5.	Role of Issuer	58
	4.6.	Letter of Credit Fees	59
	4.7.	Cash Collateral	59
	4.8.	Conflict with Issuer Documents	59
	4.9.	Letters of Credit Issued for Subsidiaries	59
	4.10.	Replacement of L/C Issuer	60

5.	CERTAIN GENERAL PROVISIONS		60
	5.1.	Fees	60

i

	5.2.	Funds for Payments	60
	5.3.	Computations	65
	5.4.	Inability to Determine Eurodollar Rate	65
	5.5.	Illegality	66
	5.6.	Additional Costs, etc	66
	5.7.	Capital Adequacy	67
	5.8.	Certificate; Delay	67
	5.9.	Indemnity	67
	5.10.	Mitigation Obligations; Replacement of Lenders	68
	5.11.	Replacement of Lenders	68
	5.12.	Reserves on Eurodollar Rate Loans	69
	5.13.	Survival	69

6.	COLLATERAL SECURITY AND GUARANTIES		69
	6.1.	Collateral Security and the Guarantors	69
	6.2.	Guaranties by CAI and Domestic Subsidiaries of Borrower	69
	6.3.	Release of Railcars and Leases	69

7.	REPRESENTATIONS AND WARRANTIES		70
	7.1.	Corporate Authority	70
	7.2.	Governmental or Third Party Approvals	70
	7.3.	Title to Properties; Leases	70
	7.4.	Financial Statements and Projections	71
	7.5.	No Material Adverse Changes; No Disallowed Restricted Payments	71
	7.6.	Franchises, Patents, Copyrights, etc	71
	7.7.	Litigation	71
	7.8.	No Materially Adverse Contracts, etc	72
	7.9.	Compliance with Other Instruments, Laws, etc	72
	7.10.	Tax Status	72
	7.11.	No Event of Default	72
	7.12.	Investment Company Act	72
	7.13.	Absence of Financing Statements, etc	72
	7.14.	Perfection of Security Interest	72
	7.15.	Certain Transactions	73
	7.16.	Employee Benefit Plans	73
	7.17.	Use of Proceeds	74
	7.18.	Environmental Compliance	74
	7.19.	Subsidiaries, etc	75
	7.20.	Collection Accounts	75
	7.21.	Disclosure	75
	7.22.	Registration of Security Interest	75
	7.23.	Solvency	75
	7.24.	Insurance	75
	7.25.	Foreign Assets Control Regulations, Etc.	76
	7.26.	Taxpayer Identification Number	76

	7.27.	Updates to Certain Schedules	76
	7.28.	Sanctions	76
	7.29.	Anti-Corruption Laws	76
	7.30.	Leases with Permitted Mexican Leases	76
	7.31.	Use of Plan Assets	76
	7.32.	EEA Financial Institutions	77
	7.33.	Railcars as of Restatement Date	77
	7.34.	Beneficial Ownership Certification	77

8.	AFFIRMATIVE COVENANTS		77
	8.1.	Punctual Payment	77
	8.2.	Maintenance of Office	77
	8.3.	Records and Accounts	77
	8.4.	Financial Statements, Certificates and Information	78
	8.5.	Notices	80
	8.6.	Legal Existence; Maintenance of Properties	81
	8.7.	Insurance	81
	8.8.	Taxes	82
	8.9.	Inspection of Properties and Books, etc	82
	8.10.	Compliance with Laws, Contracts, Licenses, and Permits	83
	8.11.	[Reserved].	83
	8.12.	Use of Proceeds	83
	8.13.	Collection Accounts	84
	8.14.	Marking of Railcars	84
	8.15.	Registration of Railcars; Administrative Agent’s Lien	84
	8.16.	New Guarantors	84
	8.17.	Maintenance; Possession; Compliance with Laws	85
	8.18.	Intellectual Property; Operations Support Systems	86
	8.19.	Modification	86
	8.20.	Further Assurances	87
	8.21.	“Know your Customer” Information.	87
	8.22.	Anti-Corruption Laws	88

9.	CERTAIN NEGATIVE COVENANTS		88
	9.1.	Restrictions on Indebtedness	88
	9.2.	Restrictions on Liens	91
	9.3.	Restrictions on Investments	93
	9.4.	Restricted Payments	94
	9.5.	Merger, Acquisitions and Consolidation; Disposition of Assets	95
	9.6.	[Reserved]	95
	9.7.	Compliance with Environmental Laws	95
	9.8.	[Reserved]	96
	9.9.	Business Activities	96
	9.10.	Fiscal Year	96
	9.11.	Transactions with Affiliates	96

	9.12.	Negative Pledge Regarding Capital Stock of the Borrower	96
	9.13.	Commingling of Assets	96
	9.14.	No Change to Depreciation Policy	96
	9.15.	Sanctions	97
	9.16.	Anti-Corruption Laws	97

10.	FINANCIAL COVENANTS.		97
	10.1.	Maximum Total Leverage Ratio	97
	10.2.	Minimum Fixed Charge Coverage Ratio	97

11.	CLOSING CONDITIONS		97
	11.1.	Loan Documents etc	98
	11.2.	Certified Copies of Governing Documents	98
	11.3.	Corporate or Other Action	98
	11.4.	Incumbency Certificate	98
	11.5.	Validity of Liens	98
	11.6.	Asset List; Perfection Certificates and UCC Search Results	98
	11.7.	Certificates of Insurance	98
	11.8.	Borrowing Base Report	99
	11.9.	Financial Condition	99
	11.10.	Opinions of Counsel	99
	11.11.	Payment of Fees	99
	11.12.	No Material Adverse Change	99
	11.13.	Commercial Financial Examination, Etc	99
	11.14.	Beneficial Ownership Certification	99

12.	CONDITIONS TO ALL BORROWINGS		99
	12.1.	Representations True; No Event of Default	100
	12.2.	No Legal Impediment	100
	12.3.	Governmental Regulations	100
	12.4.	Proceedings and Documents	100
	12.5.	Borrowing Base Report	100
	12.6.	Borrowing Base Compliance	100
	12.7.	List of Additional Railcars; Update of Security Documents.	100

13.	EVENTS OF DEFAULT; ACCELERATION; ETC		101
	13.1.	Events of Default and Acceleration	101
	13.2.	Termination of Commitments	104
	13.3.	Remedies	104
	13.4.	Distribution of Collateral Proceeds	105

14.	THE ADMINISTRATIVE AGENT		1005
	14.1.	Authorization	105
	14.2.	Employees and Administrative Agents	106
	14.3.	No Liability	107
	14.4.	No Representations.	108

	14.5.	Payments.	108
	14.6.	Holders of Revolving Credit Notes	109
	14.7.	Indemnity	109
	14.8.	Administrative Agent as Lender, etc	110
	14.9.	Resignation	110
	14.10.	Notification of Defaults and Events of Default	111
	14.11.	Duties in the Case of Enforcement	111
	14.12.	Administrative Agent May File Proofs of Claim	111
	14.13.	Collateral and Guaranty Matters	112
	14.14.	Withholding Tax	112
	14.15.	Intercreditor and Collateral Agency Arrangements	113
	14.16.	ERISA Representations	113

15.	ASSIGNMENT AND PARTICIPATION		115
	15.1.	Conditions to Assignment	115

16.	PROVISIONS OF GENERAL APPLICATIONS		121
	16.1.	Setoff	121
	16.2.	Expenses	121
	16.3.	Indemnification	122
	16.4.	Treatment of Certain Confidential Information	1224
	16.5.	Survival of Covenants, Etc	125
	16.6.	Notices.	125
	16.7.	No Waiver; Cumulative Remedies; Enforcement	127
	16.8.	Governing Law	127
	16.9.	Headings	128
	16.10.	Counterparts	128
	16.11.	Entire Agreement, Etc	128
	16.13.	Consents, Amendments, Waivers, Etc	128
	16.14.	Interest Rate Limitation	130
	16.15.	No Advisory or Fiduciary Responsibility	130
	16.16.	Severability	131
	16.17.	USA PATRIOT Act; Beneficial Ownership Regulations	131
	16.18.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	131
	16.19.	[RESERVED]	132
	16.20.	No Advisory or Fiduciary Responsibility	132
	16.21.	FATCA	132
	16.22.	Titles	132

17.	GUARANTY		133
	17.1.	Guaranty	133
	17.2.	Rights of Lenders	133
	17.3.	Certain Waivers	133
	17.4.	Obligations Independent	134
	17.5.	Subrogation	134
	17.6.	Termination; Reinstatement	134

v

	17.7.	Subordination	134
	17.8.	Stay of Acceleration	134
	17.9.	Condition of Borrower	134

18.	ACKNOWLEDGEMENT.		135

19.	TRANSITIONAL ARRANGEMENTS.		135

1.	Definitions		2

Exhibits

Exhibit A	Form of Borrowing Base Report
Exhibit B	Form of Revolving Credit Note
Exhibit C	Form of Loan Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Swing Line Loan Notice
Exhibit G	Form of Guaranty
Exhibit H	CAI Rail Guaranty

Schedules

Schedule 1	Lenders and Commitments
Schedule 2	List of Permitted Mexican Lessees
Schedule 3	List of Disqualified Institutions
Schedule 7.3	Title to Properties; Leases
Schedule 7.4.4	Debt Facilities Requiring Restricted Cash
Schedule 7.7	Litigation
Schedule 7.15	Certain Transactions
Schedule 7.19	Subsidiaries
Schedule 7.20	Bank Accounts
Schedule 7.24	Insurance Maintained by Borrower on Restatement Date
Schedule 7.34	Railcars included in the Borrowing Base on Restatement Date
Schedule 9.1	Existing Indebtedness
Schedule 9.2	Existing Liens
Schedule 9.3	Existing Investments
Schedule 16.6.1	Certain Addresses for Notices

THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of October 22, 2018, by and among CAI RAIL INC., a Delaware corporation having its principal place of business at Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105 (the “Borrower”), CAI INTERNATIONAL, INC., a Delaware corporation and successor by merger to Container Applications International, Inc., a Nevada corporation, having its principal place of business at Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105 (“CAI” or the “Guarantor”), the lending institutions from time to time listed on Schedule 1 hereto (the “Lenders”) and MUFG UNION BANK, N.A., as administrative agent for itself and the other Lenders (in such capacity, the “Administrative Agent”), MUFG UNION BANK, N.A., acting as joint lead arranger and joint bookrunner.

RECITALS

WHEREAS, the Borrower, the Guarantor, the Administrative Agent and various financial institutions have previously entered into a second amended and restated revolving credit agreement, dated as of October 22, 2015 (as amended and modified through the date hereof, the “Original Agreement”), which provides for revolving credit loans and other credit extensions to the Borrower with the maximum principal amount outstanding at any one time not to exceed the sum of the Commitments then in effect;

WHEREAS, the Borrower, the Guarantor, the Administrative Agent and the existing and additional lenders have agreed, subject to occurrence of certain events and the satisfaction of certain conditions, to (i) increase the Total Commitments to Five Hundred Fifty Million Dollars ($550,000,000), (ii) extend the maturity date to October 23, 2023 and (iii) make certain amendments to the Original Agreement and, for ease of reference, to restate the Original Agreement in its entirety on the terms set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            DEFINITIONS AND RULES OF INTERPRETATION.

1.1.        Definitions.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

AAR.  The Association of American Railroads and any successor association or associations.

Account Control Agreement.  An account control agreement, in form and substance satisfactory to the Administrative Agent, by and among (i) the Borrower or relevant Guarantor, (ii) the relevant financial institution maintaining a Collection Account on behalf of the Borrower or relevant Guarantor, (iii) the Administrative Agent for the benefit of the Secured Parties and (iv) any other parties thereto (if any).

Accounts Receivable.  All accounts (as defined in the Uniform Commercial Code) and rights of the Borrower or any of its Subsidiaries to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Borrower or any of its Subsidiaries to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with GAAP.

Accumulated Depreciation.  With respect to any Railcar as of the date of determination, an amount equal to the aggregate amount of depreciation expense recorded with respect to such Railcar since the date of original acquisition by the Borrower, according to the Borrower’s depreciation policy as determined in accordance with GAAP and as depreciation policy may be modified in accordance with Section 9.14.

Additional Lender.  See §2.14(c).

Administrative Agent’s Office.  The Administrative Agent’s office located at 200 Pringle Avenue, Suite 500, MC 1-714-561, Walnut Creek, CA  94596, or at such other location as the Administrative Agent may designate from time to time.

Administrative Agent.  MUFG Union Bank, N.A., acting as administrative agent for the Lenders, and each other Person appointed as the successor Administrative Agent in accordance with §14.9.

Administrative Agent’s Special Counsel.  Dentons US LLP or such other counsel as may be approved by the Administrative Agent.

Administrative Questionnaire.  An Administrative Questionnaire in a form supplied by the Administrative Agent.

Affiliate.  With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agent Parties.  See §16.6.3.

Aggregate Asset Value.  As of any date of determination, an amount equal to the sum of the then Aggregate Net Book Value and the then Aggregate Finance Lease Value.

Aggregate Finance Lease Value.  As of any date of determination, an amount equal to the then Finance Lease Values of all Eligible Direct Finance Leases.

Aggregate Indebtedness.  As of any date of determination, an amount equal to the sum of (i) the then outstanding principal amount of all Revolving Credit Loans, (ii) the then Maximum Drawing Amount and all Unpaid Reimbursement Obligations, and (iii) the then outstanding principal amount of all Swing Line Loans.

Aggregate Net Book Value.  As of any date of determination, an amount equal to the sum of the then Net Book Values of all Eligible Railcars.

Applicable Margin.  The following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to §8.4(d):

Level	Total Leverage Ratio	Eurodollar Rate Loans / Letter of Credit Fees	Base Rate Loan	Commitment Fee	Letter of Credit Fees
I	≥ 3.75x	2.00%	1.00%	0.35%	2.00%
II	< 3.75X and ≥ 3.25x	1.75%	0.75%	0.30%	1.75%
III	< 3.25x and ≥ 2.50x	1.50%	0.50%	0.25%	1.50%
IV	< 2.50x	1.25%	0.25%	0.20%	1.25%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to §8.4(d); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Margin in effect from the Restatement Date through the date of delivery of the Compliance Certificate for the period ending March 31, 2019 (pursuant to §8.4(d)), with the financial statements to be delivered pursuant to §8.4(b), shall initially be set at Level II and in any event shall be no lower than Level II.

Notwithstanding the foregoing to the contrary, in the event either the Borrower or the Administrative Agent determines, in good faith, that the calculation of the Total Leverage Ratio on which the Applicable Margin for any particular period was determined is inaccurate and, as a consequence thereof, the Applicable Margin was lower or higher than it should have been, (i) the Borrower shall promptly deliver (but in any event within ten (10) Business Days after the Borrower discovers such inaccuracy or the Borrower is notified by the Administrative Agent of such inaccuracy, as the case may be) to the Administrative Agent correct financial statements for such period (and if such financial statements are not accurately restated and delivered within thirty (30) days after the first discovery of such inaccuracy by the Borrower or such notice, as the case may be, and the Applicable Margin was lower than it should have been, then Level I shall apply retroactively for such period until such time as the correct financial statements are delivered and, upon the delivery of such corrected financial statements, thereafter the corrected Level shall apply for such period), (ii) the Administrative Agent shall determine and notify the Borrower of the amount of interest that would have been due in respect of outstanding Obligations, if any, during such period had the Applicable Margin been calculated based on the correct Total Leverage Ratio (or, to the extent applicable, the Level I Applicable Margin if such corrected financial statements were not delivered as provided herein) and (iii) the Borrower shall promptly pay to the Administrative Agent the difference, if any, between that amount and the amount actually paid in respect of such period. The foregoing notwithstanding shall in no way limit the rights of the Administrative Agent or the Lenders to exercise their rights to impose the rate of interest applicable during an Event of Default as provided herein.

Approved Fund.  Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger.  MUFG Union Bank, N.A., in its capacity as lead arranger.

Assignee Group.  Two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

Assignment and Assumption.  An assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by §15.1.1), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

Auto-Extension Letter of Credit.  See §4.1.6.

Bail-In Action. The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation. With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Balance Sheet Date.  December 31, 2017.

Base Rate.  For any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Reference Rate and (c) the Eurodollar Rate plus 1.00%; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Credit Agreement.

Base Rate Loans.  Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Beneficial Ownership Certification.  A certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation.  31 C.F.R. § 1010.230.

Benefit Plan.  Any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

Borrower.  As defined in the preamble hereto.

Borrower Materials.  See §8.4.

Borrowing Base.  At the relevant time of reference thereto, an amount determined by the Administrative Agent by reference to the most recent Borrowing Base Report delivered to the Lenders pursuant to §8.4(f) which is equal to the sum of:

(A)        the product of (x) eighty percent (80.00%) and (y) the excess of (i) the then Aggregate Net Book Value over (ii) the sum of the Excess Flammable Railcar Concentration NBV Amount, the Excess Tank Railcar Concentration NBV Amount, the Excess Permitted Mexican Lessee NBV Amount and the Excess Unassignable Lease NBV Amount, plus

(B)         the product of (x) eighty five percent (85%) and (y) the excess of (i) the then Aggregate Finance Lease Value over (ii) the sum of the Excess Flammable Railcar Concentration FLV Amount, the Excess Tank Railcar Concentration FLV Amount, the Excess Permitted Mexican Lessee FLV Amount and the Excess Unassignable Lease FLV Amount.

For purposes of calculations of the Borrowing Base, the following guidelines shall apply:

(i)          a specific Railcar and any related lease agreement of such Railcar then in effect shall be included in either the Aggregate Net Book Value or Aggregate Finance Lease Value but not both, and

(ii)        if an Eligible Direct Finance Lease or an Eligible Railcar is excluded from the calculation of the Borrowing Base as an Excess Flammable Cargo Tank Railcar Concentration, or Excess Tank Railcar Concentration, such excess Eligible Direct Finance Lease or any Eligible Finance Lease shall be excluded from all other excess calculations.  Adjustments will be made to the calculation of the Borrowing Base if and as necessary to avoid having the same Eligible Railcar or Eligible Direct Finance Lease, or any portion thereof, subtracted more than once in the calculation of the Borrowing Base.

Borrowing Base Deficiency.  The condition that will exist on any day if the Aggregate Indebtedness exceeds the Borrowing Base; if used in a quantitative context, the term shall mean the amount of such excess.

Borrowing Base Report.  A Borrowing Base Report signed by the chief financial officer of the Borrower and in substantially the form of Exhibit A hereto.

Business Day.  Any day on which banking institutions in San Francisco, California, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

CAI.  See Introductory Paragraph.

CAL.  Container Applications Limited, a company organized under the laws of Barbados.

Capital Assets.  Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

Capital Expenditures.  Amounts paid or Indebtedness incurred by any Loan Party or any of its Subsidiaries in connection with (i) the purchase or lease by any Loan Party or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP or (ii) the lease of any assets by any Loan Party or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Capitalized Leases.  Leases under which any Loan Party or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Capital Stock.  Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Cash Collateralize.  To pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Exposure, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case in an amount equal to 105% of the related exposure pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable).  Cash Collateral shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

Cash Management Agreement.  Any agreement to provide cash management services between the Borrower and a Lender (or an Affiliate of a Lender that was a Lender at the time such Cash Management Agreement was entered into with such Person), including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

CERCLA.  See §7.18.1.

Change in Law.  The occurrence, after the Restatement Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority. For the avoidance of doubt, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued but, in the case of any such requests, rules, guidelines or directives enacted, adopted, implemented or issued on or before the Restatement Date, only to the extent such requests, rules, guidelines or directives or changes thereto become effective after the Restatement Date.

Change of Control.  An event or series of events by which:

(a)         any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty percent (30%) or more of the equity securities of CAI entitled to vote for members of the board of directors or equivalent governing body of CAI on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right);

(b)         during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of CAI cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c)         any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of CAI, or control over the equity securities of CAI entitled to vote for members of the board of directors or equivalent governing body of CAI on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities;

(d)       a “change of control” or any comparable term under any other document or instrument evidencing Indebtedness in excess of $50,000,000 shall have occurred, and, as a result of such “change of control” (i) a default occurs under such document or instrument, (ii) the holder of such Indebtedness is otherwise permitted to declare such Indebtedness to be due and payable prior to its stated maturity, or (iii) CAI is required to offer to purchase or repay such Indebtedness; or

(e)         any event or series of events by which CAI shall own, directly or indirectly, less than one hundred percent (100%) of the Capital Stock of Borrower.

CAI Rail Guaranty.  A guaranty, substantially in the form of Exhibit H attached hereto, issued by the Borrower in respect of the obligations of CAI and various Subsidiaries of CAI under the Senior Revolving Credit Agreement.

Code.  The Internal Revenue Code of 1986.

Collateral.  All of the assets of the Borrower and each Guarantor that is a Domestic Subsidiary of the Borrower that is subject to the Liens created by the Security Documents.  For the avoidance of doubt, Collateral shall include, without limitation, all Eligible Railcars and all products and proceeds of the foregoing.

Collection Account.  Either (i) any bank account (including any deposit account or securities account) which is subject to an Account Control Agreement (or such other agreement(s) required under applicable law required) in favor of the Administrative Agent, for the benefit of the Secured Parties, which agreement creates for the benefit of the Administrative Agent, on behalf of the Secured Parties, a first priority perfected security interest in and Lien upon such bank account and the cash and other amounts held therein; or (ii) upon the establishment of an intercreditor agreement in accordance with the provisions of §14.15 hereof, any bank account (including any deposit account or securities account) that is subject to a first priority perfected security interest in favor of a collateral agent, for the benefit of the lenders to the Borrower and/or its Domestic Subsidiaries or lenders’ representatives (including the Administrative Agent), that are party to such intercreditor agreement from time to time.

Commitment.  With respect to each Revolving Credit Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Revolving Credit Loans to, to participate in the issuance, extension and renewal of Letters of Credit for the account of, and to purchase participations in Swing Line Loans made to, the Borrower, as the same may be increased pursuant to §2.14 or reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Fee.  See §2.2.

Commitment Percentage.  With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Revolving Credit Lenders.

Commodity Exchange Act.  The Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statutes.

Compliance Certificate.  See §8.4(d).

Connection Income Taxes.  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated or consolidated.  With reference to any term defined herein, shall mean that term as applied to the accounts of CAI and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated EBITDA.  With respect to any fiscal period, an amount equal to the sum of (a) Consolidated Net Income (or Deficit) of CAI and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of such Person’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) other noncash charges for such period, plus (c) principal payments received by CAI or any of its Subsidiaries during such period with respect to Direct Finance Leases, all as determined in accordance with GAAP.

Consolidated EBITDAR.  With respect to any fiscal period of CAI and its Subsidiaries, an amount equal to the sum of (a) Consolidated EBITDA for such fiscal period plus (b) consolidated rental expense on Rental Obligations for such fiscal period as determined in accordance with GAAP.

Consolidated Funded Debt.  At any time of determination, with respect to CAI and its Subsidiaries, an amount equal to the excess of (1) the sum, without duplication, of (a) the aggregate amount of Indebtedness of CAI and its Subsidiaries, on a consolidated basis, relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables (including trade payables to manufacturers) incurred in the ordinary course of business), (iii) Capitalized Leases, (iv) Rental Obligations, and (v) the maximum drawing amount of all letters of credit outstanding plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by CAI or any of its Subsidiaries, in all cases determined in accordance with GAAP, over (2) the amount of cash and short term investments held by or on behalf of CAI or any of its Subsidiaries as Restricted Cash pursuant to the terms of a debt instrument entered into in connection with Indebtedness referred to in clauses (a) and (b) above.

Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of CAI and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all non-recurring non-cash gains or losses and any unrealized adjustments, whether positive or negative, resulting from Interest Rate Protection Agreements or Swap Contracts in respect of currency hedging entered into in the ordinary course of business, and plus or minus, as applicable, to the extent requested by the Borrower and approved by the Administrative Agent in its discretion, noncash gains or losses to the extent resulting from changes in U.S. tax law (including the Code) or regulations thereunder applicable to a taxable year beginning on or after January 1, 2018, with such adjustments being applicable only to the initial twelve months following such change in law.

Consolidated Operating Cash Flow.  With respect to any fiscal period of CAI and its Subsidiaries, an amount equal to (i) Consolidated EBITDAR for such fiscal period minus (ii) cash income taxes paid or payable in such fiscal period all as determined in accordance with GAAP.

Consolidated Tangible Net Worth.  As of any date of determination, at all times in accordance with GAAP, for CAI and its Subsidiaries on a consolidated basis, Shareholders’ Equity of CAI and its Subsidiaries on such date minus the Intangible Assets of CAI and its Subsidiaries on such date; provided that the calculation of Consolidated Tangible Net Worth shall exclude any unrealized adjustments, whether positive or negative, resulting from Interest Rate Protection Agreements or Swap Contracts in respect of currency hedging entered into in the ordinary course of business.

Consolidated Total Debt Service.  With respect to CAI and its Subsidiaries and for any Reference Period, the sum, without duplication, of (a) any and all scheduled payments of principal, during such period in respect of Indebtedness that become due and payable or that are to become due and payable during such period pursuant to any agreement or instrument to which CAI or any of its Subsidiaries is a party relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Synthetic Leases or any Capitalized Leases, (iv) in respect of any reimbursement obligations in respect of letters of credit due and payable during such period, and (v) Indebtedness of the type referred to above of another Person guaranteed by CAI or any of its Subsidiaries, plus (b) Consolidated Total Interest Expense paid or payable in cash during such Reference Period, plus (c) consolidated rental expense on Rental Obligations for such period all as determined in accordance with GAAP, plus (d) Permitted Excess Preferred Dividends paid in such Reference Period; provided, however that there shall be excluded from the amount described in clause (a) any payment to refinance Indebtedness during such Reference Period through the issuance or incurrence of additional Indebtedness permitted pursuant to §9.1 hereof, including refinancing through borrowing under existing credit facilities.

Consolidated Total Interest Expense.  For any period, the aggregate amount of interest required to be paid or accrued by CAI or any of its Subsidiaries during such period on all Indebtedness of CAI or such Subsidiary outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money, all as determined in accordance with GAAP.

Container. The standard dry-van containers, refrigerated containers, generator sets for use with refrigerated containers, special use containers, tank containers, open top containers, pallet-wide containers, and other types of containers (whether or not used for intermodal transportation, including without limitation, containers used for storage, housing and in the energy industry), flat rack, swap body, rolltrailer, and any other type of intermodal equipment used in transportation, either owned or leased by the Guarantor or its Subsidiaries and employed by the Guarantor or its Subsidiaries in the conduct of its business.

Control.  The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

Conversion Request.  A notice given by the Borrower to the Administrative Agent of the Borrower’s election to convert or continue a Revolving Credit Loan in accordance with §2.7.

Credit Agreement or Agreement.  This Third Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

Debtor Relief Laws.  The Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default.  See §13.1.

Delinquent Lender.  Subject to §2.11.2, any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Revolving Credit Loans or participations in respect of Letters of Credit or Swing Line Loans, within two (2) Business Days of the date such Loans required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Delinquent Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or national regulatory authority acting in such a capacity; provided that a Lender shall not be a Delinquent Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Delinquent Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Delinquent Lender (subject to Section 2.11.2) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, each Swing Line Lender and each Lender.

Designated Jurisdiction.  Any country or territory to the extent that such country or territory itself is the subject of any Sanction.

Direct Finance Lease Rate.  With respect to any Direct Finance Lease, the implicit interest rate applicable to such Direct Finance Lease, as such interest rate is determined by the Borrower or the relevant Guarantor, as the case may be, in accordance with GAAP applied on a consistent basis.

Direct Finance Lease.  A lease classified as a direct finance or direct financing lease in accordance with GAAP.

Distribution.  With respect to any Person, (a) the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of such Person, other than dividends payable solely in shares of common stock of such Person; (b) the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of such Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); (c) the return of capital by such Person to its shareholders as such; or (d) any other distribution on or in respect of any shares of any class of Capital Stock of such Person.

Disqualified Institution. On any date, (a) any Person set forth on Schedule 3 and (b) any other Person that is a competitor of the Borrower or any of its Subsidiaries in the intermodal container leasing industry, railcar leasing industry or logistics industry which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (by posting such notice to the Platform) not less than two (2) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Domestic Subsidiary.  Any Subsidiary of the Borrower that is organized under the laws of any political subdivision of the United States.

DOT.  The United States Department of Transportation or any successor department or agency.

Drawdown Date.  The date on which any Revolving Credit Loan or Swing Line Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.7.

EEA Financial Institution.  (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country.  Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority.  Any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Assignee.  (a) A Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of Borrower’s Affiliates or Subsidiaries or any Disqualified Institution to which the Borrower has not given its consent, or any party that (as of the date of any assignment) would be entitled to any incremental indemnity or other payments from Borrower on account of withholding, additional costs or any other matters described in Article 5 in an amount in excess of the amounts that the assignor Lender would be entitled to as of such date.

Eligible Direct Finance Lease.  A Direct Finance Lease owned by the Borrower or any Guarantor that is a Domestic Subsidiary of the Borrower pursuant to which the Borrower or such Guarantor as lessor leases one or more Railcars that complies with all of the following:

(a)          the related Lessee is not the Borrower, an Affiliate of the Borrower, a Sanctioned Person or a Sanctioned Entity;

(b)        if an event of default under such lease shall have occurred and then be continuing, the Borrower shall have determined in accordance with its standard business practice that the amounts payable by such Lessee under such lease are collectible from such Lessee;

(c)         such Direct Finance Lease, the Railcars subject to such Direct Finance Lease and the proceeds of each of the foregoing are subject to a first priority fully perfected security interest in favor of the Administrative Agent, for the benefit of the Secured Parties;

(d)         such Direct Finance Lease, the Railcars subject to such Direct Finance Lease and the proceeds of each of the foregoing are subject to no other Liens other than those Permitted Liens that are permitted pursuant to §§9.2.1 (ii), (v), (ix) or (xi); and

(e)          the Railcars subject to such Direct Finance Lease comply with the provisions set forth in clauses (c), (d), (e), (f), (g), (h), (j), (k), (l), (m) and (n) of the definition of “Eligible Railcar”; provided however, that if a Direct Finance Lease includes Railcars that do not comply with the provisions of any clause (c), (d), (e), (f), (g), (h), (j), (k), (l), (m) and (n) of the definition of “Eligible Railcar” (collectively, the “Collateral Quality Conditions”), such Direct Finance Lease shall be an Eligible Direct Finance Lease only to the extent that it includes Railcars that satisfy the Collateral Quality Conditions.

Eligible Railcar.  Any Railcar owned by the Borrower or any Guarantor that is a Domestic Subsidiary of the Borrower:

(a)          which is subject to a first priority fully perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to (i) the filings described in §7.22, and (ii) the taking of all other steps necessary or reasonably requested by Administrative Agent in order to provide the Administrative Agent, on behalf of the Secured Parties, with a first priority perfected security interest in such Railcar under applicable law;

(b)          which is subject to no other Liens except those Permitted Liens that are permitted pursuant to §§9.2.1(ii), (v), (ix) or (xi);

(c)          which is in a serviceable condition in the normal course of business and which complies with the provisions of §§8.14 and 8.17 hereof;

(d)          which has not suffered an Event of Loss;

(e)         which is not the subject of a finance or trade credit arrangement between the Borrower as obligor and a third party obligee but is owned by the Borrower or such Guarantor outright;

(f)          in the case of any Railcar that is an intermodal car or auto rack, the Net Book Value or Finance Lease Value, as the case may be, of which, when added to the sum of the Net Book Values or Finance Lease Values, as the case may be, of all Eligible Railcars and Eligible Direct Finance Leases that are, or relate to, intermodal cars or auto racks, does not either (x) cause the sum of the Net Book Values or Finance Lease Values, as the case may be, of all intermodal cars to exceed an amount equal to twenty percent (20%) of the Aggregate Asset Value or (y) cause the sum of the Net Book Values or Finance Lease Values, as the case may be, of all auto racks to exceed an amount equal to twenty percent (20%) of the Aggregate Asset Value;

(g)        which, if such Railcar is then on lease, is (A) (i) on lease to a Lessee incorporated or organized under the laws of a jurisdiction located within the United States or Canada, and with a principal place of business in the United States or Canada or (ii) on lease to a Person that was classified as a Permitted Mexican Lessee on the date on which such lease was originated or acquired and (B) such lease and the proceeds thereof is subject to a first priority fully perfected security interest in favor of the Administrative Agent, for the benefit of the Secured Parties;

(h)          with respect to which the Borrower or any Guarantor that is a Domestic Subsidiary of the Borrower has good title;

(i)          which is not then subject to an Eligible Direct Finance Lease;

(j)          which, if then subject to a lease, the related Lessee is not the Borrower, an Affiliate of the Borrower, a Sanctioned Person or a Sanctioned Entity;

(k)        which, in the case of any Tank Railcar that is not a Flammable Cargo Tank Railcar, is not designated for, or permitted pursuant to the terms of the related lease to transport any substances designated by the DOT as Class 3 flammable liquids (or any subsequent similar designations);

(l)          which, (A) in the case of a Flammable Cargo Tank Railcar that was constructed after October 1, 2015, complies with DOT Specification 117 , or 117P performance standard, or an authorized tank specification as specified in part 173, subpart F of title 49 of the Code of Federal Regulations, or (B) in the case of a Flammable Cargo Tank Railcar not covered in clause (A), has been retrofitted in order to comply with DOT prescribed retrofit design or performance standard, in each case, without giving effect to any compliance or grace periods set forth in such DOT criteria;

(m)         which, in the case of any Flammable Cargo Tank Railcar, complies with the insurance requirements set forth in Section 8.7.2 hereof; and

(n)          which is located in the United States, Canada or Mexico.

If a Person is prospectively removed from the list of Permitted Mexican Lessees in accordance with the provisions of this Agreement, such reclassification will not, in and of itself, cause any Railcars on lease to such Person on the date of such reclassification to no longer be classified as an Eligible Railcar for purposes of calculating the Borrowing Base.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws.  Any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waters or public systems.

Environmental Liability.  Any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, unless such release or threatened release has been permitted under applicable Environmental Law or by the applicable governmental agencies or other authorities or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing, in each case, arising out of the Borrower’s, or any other Loan Party’s, or any of their respective Subsidiaries’ activities or business operations.

EPA.  See §7.18.2.

ERISA. The Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

ERISA Affiliate.  Any Person which is treated as a single employer with the Borrower or any of the Guarantors under §414 of the Code.

ERISA Event.  (a) A Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to §4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in §4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under §4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e)  the institution by the PBGC of proceedings to terminate a Pension Plan; (f) an event or condition which constitutes grounds under §4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under §4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

Eurodollar Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion acting in good faith.

Eurodollar Lending Office.  Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurodollar Rate Loans.

Eurodollar Rate.

(a)          for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate divided by an amount equal to 1.00 minus the Eurodollar Reserve Percentage, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

(b)         for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR divided by an amount equal to 1.00 minus the Eurodollar Reserve Percentage, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c)          if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

With respect to the foregoing, the “Eurodollar Reserve Percentage” for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

If at any time (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) or the Required Lenders notify the Administrative Agent that adequate and reasonable means do not exist for ascertaining LIBOR (including, without limitation, because the LIBOR is not available or published on a current basis on the applicable Bloomberg screen page or other service used by the Administrative Agent) and such circumstances are unlikely to be temporary, (ii) the supervisor for the administrator of the LIBOR screen rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR shall no longer be used for determining interest rates for loans, or (iii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the United States syndicated loan market in the applicable currency, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest (the “Replacement Rate”) to the LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 16.13, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of the Replacement Rate is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.  Until the Replacement Rate is determined (but, in the case of the circumstances described in clause (ii) of the first sentence of this section, only to the extent the LIBOR for such Interest Period is not available or published at such time on a current basis), (x) any request that requests the conversion of any borrowing to, or continuation of any borrowing as, a Eurodollar Rate Loan shall be ineffective and the borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto a Base Rate Loan, and (y) if the Loan Request requests a Eurodollar Rate Loan, such borrowing shall be made as a Base Rate Loan.  Notwithstanding anything else herein, any definition of Replacement Rate shall provide that in no event shall such Replacement Rate be less than zero for the purposes of this Agreement.  To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause, the Replacement Rate shall be applied in a manner consistent with market practice; provided, that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, the Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).

Notwithstanding anything else herein, any definition of LIBOR shall provide that in no event shall such LIBOR or Replacement Rate be less than zero for purposes of this Agreement.

Eurodollar Rate Loans.  Revolving Credit Loans bearing interest calculated by reference to clause (a) of the definition of the Eurodollar Rate.

Event of Default.  See §13.1.

Event of Loss.     With respect to any Railcar, the occurrence of any of the following events:

(a)          total loss or destruction thereof (including without limitation if any such Railcar is classified as lost or destroyed pursuant to (x) Rule 107 of the Rules of Interchange of the AAR or (y) §8.19.1);

(b)       theft or disappearance thereof without recovery within sixty (60) days after such theft or disappearance becomes known to the Borrower or any Guarantor;

(c)       damage rendering such Railcar unfit for normal use and, in the judgment of the Borrower or any Guarantor beyond repair at a reasonable cost;

(d)          any condemnation, seizure, forced sale or other taking of title to or use of any such Railcar;

(e)          if such Railcar is subject to a lease, the occurrence of an event of loss, casualty event or equivalent term with respect to such Railcar pursuant to the terms of such lease; and

(f)          a determination is made by the Borrower in the ordinary course of its business that a Railcar is not recoverable in conjunction with the exercise of remedies under the terms of a lease with respect to such Railcar.

Excess Flammable Cargo Tank Railcar Concentration.  As of any date of determination, an amount equal to the product of (A) the excess of (i) total number of Flammable Cargo Tank Railcars owned by the Borrower that are subject to the lien created by the Security Documents, over (ii) an amount equal the product of (x) five percent (5%) and (y) the total number of Railcars owned by the Borrower that are subject to the lien created by the Security Documents , and (B) the mathematical average of the Net Book Values or Finance Lease Values, as the case may be, of all Flammable Cargo Tank Railcars then owned by the Borrower that are Eligible Railcars or subject to an Eligible Direct Finance Lease.

Excess Flammable Railcar Concentration FLV Amount.  As of any date of determination, an amount equal to the product of (A) the Excess Flammable Cargo Tank Railcar Concentration and (B) a fraction (expressed as a percentage) the numerator of which is equal to the sum of the Finance Lease Values of all Flammable Cargo Tank Railcars that are subject to an Eligible Direct Finance Lease and the denominator of which is equal to the sum of the Net Book Values or Finance Lease Values, as the case may be, of all Flammable Cargo Tank Railcars then owned by the Borrower that are Eligible Railcars or subject to an Eligible Direct Finance Lease.

Excess Flammable Railcar Concentration NBV Amount.  As of any date of determination, an amount equal to the product of (A) the Excess Flammable Cargo Tank Railcar Concentration and (B) a fraction (expressed as a percentage) the numerator of which is equal to the sum of the Net Book Values of all Flammable Cargo Tank Railcars that are Eligible Railcars and the denominator of which is equal to the sum of the Net Book Values or Finance Lease Values, as the case may be, of all Flammable Cargo Tank Railcars then owned by the Borrower that are Eligible Railcars or subject to an Eligible Direct Finance Lease.

Excess Permitted Mexican Lease Amount.  As of any date of determination, an amount equal to the excess of (x) the sum of the then Net Book Values or Finance Lease Values, as the case may be, of all Eligible Direct Finance Leases and all Eligible Railcars that are then subject to a lease agreement, for which the lessee is a Permitted Mexican Lessee, over (y) an amount equal to the product of (A) ten percent (10%) and (B) an amount equal to the then Aggregate Asset Value.

Excess Permitted Mexican Lessee FLV Amount.  As of any date of determination, an amount equal to the product of (x) the Excess Permitted Mexican Lease Amount on such date and (y) a fraction the numerator of which is the Aggregate Finance Lease Value and the denominator of which is the Aggregate Asset Value.

Excess Permitted Mexican Lessee NBV Amount.  As of any date of determination, an amount equal to the product of (x) the Excess Permitted Mexican Lease Amount on such date, and (y) a fraction the numerator of which is the Aggregate Net Book Value and the denominator of which is the Aggregate Asset Value.

Excess Tank Railcar Concentration.  As of any date of determination, an amount equal to the product of (A) the excess of (i) total number of Tank Railcars including Flammable Cargo Tank Railcars owned by the Borrower that are subject to the lien created by the Security Documents , over (ii) an amount equal to the product of (x) fifty percent (50%) and (y) the total number of Railcars owned by the Borrower  that are subject to the lien created by the Security Documents and (B) the mathematical average of the Net Book Values or Finance Lease Values, as the case may be, of all Tank Railcars owned by the Borrower that are Eligible Railcars or subject to an Eligible Direct Finance Lease.

Excess Tank Railcar Concentration FLV Amount.  As of any date of determination, an amount equal to the product of (A) the Excess Tank Railcar Concentration and (B) a fraction (expressed as a percentage) the numerator of which is equal to the sum of the Finance Lease Values of all Tank Railcars that are subject to an Eligible Direct Finance Lease and the denominator of which is equal to the sum of the  Net Book Values or Finance Lease Values, as the case may be, of all Tank Railcars then owned by the Borrower that are Eligible Railcars or subject to an Eligible Direct Finance Lease.

Excess Tank Railcar Concentration NBV Amount.  As of any date of determination, an amount equal to the product of (A) the Excess Tank Railcar Concentration and (B) a fraction (expressed as a percentage) the numerator of which is equal to the sum of the Net Book Values of all Tank Railcars that are Eligible Railcars and the denominator of which is equal to the sum of the  Net Book Values or Finance Lease Values, as the case may be, of all Tank Railcars then owned by the Borrower that are Eligible Railcars or subject to an Eligible Direct Finance Lease.

Excess Unassignable Lease Amount.  As of any date of determination, an amount equal to the excess of (x) the sum of the then Net Book Values of all Eligible Railcars plus the Finance Lease Values of all Eligible Direct Finance Leases, in either case, that are then subject to a lease agreement that either (i) prohibits a collateral assignment of such lease agreement to the Administrative Agent, on behalf of the Secured Parties, or (ii) requires the consent of the related Lessee or other Persons to any such collateral assignment and, in either case, such prohibition has not been waived or consent to such collateral assignment has not been obtained, over (y) an amount equal to the product of (A) twenty percent (20%) and (B) an amount equal to the then Aggregate Asset Value.

Excess Unassignable Lease FLV Amount.  As of any date of determination, an amount equal to the product of (x) the Excess Unassignable Lease Amount on such date and (y) a fraction the numerator of which is the Aggregate Finance Lease Value and the denominator of which is the Aggregate Asset Value.

Excess Unassignable Lease NBV Amount.  As of any date of determination, an amount equal to the product of (x) the Excess Unassignable Lease Amount on such date and (y) a fraction the numerator of which is the Aggregate Net Book Value and the denominator of which is the Aggregate Asset Value.

Excluded Intercompany Obligations.  Payments owing by the Borrower to CAI arising in the ordinary course of business that represent either (a) payments of net operating income that are distributable to third party owners of Railcars and the associated leases, or (b) reimbursement of ordinary and necessary operating expenses of the Borrower previously paid by CAI on behalf of the Borrower.

Excluded Subsidiary.  Any Subsidiary of CAI that (a) is not a Loan Party and is not required to become a Loan Party under §8.16, (b) does not participate in any cash management or other arrangements under which any of its revenues, collections or payables are commingled with any assets of CAI, Borrower or any Securitization Entity or under which CAI provides cash management or other services supporting the collection of its revenues or payment of its expenses unless such services are provided on an arms-length basis and CAI is reimbursed for the market cost of such services, (c) has no Indebtedness or other obligations that are guaranteed or secured by any assets of any Loan Party and (d) has provided to the Administrative Agent evidence of the foregoing satisfactory to the Administrative Agent.

Excluded Swap Obligation.  With respect to the Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of the Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guaranty of the Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which the Guaranty or security interest is or becomes illegal.

Excluded Taxes.  Any of the following Taxes imposed on or with respect to any Recipient  or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by CAI under §14.5.4) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to §5.2.2(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with §5.2.2(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

FATCA.  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Fair Market Value.  With respect to any Railcar, the opinion of an appraiser acceptable by the Administrative Agent and the Borrower as set forth in a desk top appraisal (i.e., an appraisal without a physical inspection of such Railcar), of the underlying economic value of such Railcar, in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and with full consideration of such Railcar’s “highest and best use,” such Railcar model’s historical trend of values and such appraiser’s projection of value trends, presuming an arm’s-length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing.

Federal Funds Rate.  For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to MUFG Union Bank on such day on such transactions as determined by the Administrative Agent.

Fee Letter.  The fee letter, dated as of October 22, 2018, between the Borrower and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

Finance Lease Value.  As of any date of determination, with respect to any Eligible Direct Finance Lease, an amount in dollars equal to the net present value of the remaining contractual rental payments that will become payable by the related lessee under such Direct Finance Lease after such date of determination, discounted monthly at one-twelfth of the applicable Direct Finance Lease Rate; provided, however, that if an event of default by the related Lessee is then continuing, the Finance Lease Value shall be reduced by the amount of any bad debt expense or charge recorded by the Borrower with respect to such Direct Finance Lease.

Flammable Cargo Tank Railcars.  A Tank Railcar that is designated to carry cargo designated by the DOT as Class 3 flammable liquids (or any subsequent similar designations).

FRA.  The United States Federal Administration.

Fronting Exposure.  At any time there is a Delinquent Lender, (a) with respect to the L/C Issuer, such Delinquent Lender’s Commitment Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Delinquent Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Delinquent Lender’s Commitment Percentage of Swing Line Loans other than Swing Line Loans as to which such Delinquent Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

Fund.  Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP or generally accepted accounting principles.  (a) When used in §10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practices of each of the Borrower and CAI reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of each of the Borrower and CAI adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

Governing Documents.  With respect to any Person, its certificate or articles of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

Governmental Authority.  The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guaranteed Obligations.  See §17.1.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the any Loan Party or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors.  Collectively, each of (a) CAI with respect to its Guaranty under Article XVII, and (b) each direct or indirect Domestic Subsidiary of the Borrower which is required to become a Guarantor pursuant to §8.16 hereof.

Guaranty.  Collectively, (i) (x) the guaranty made by CAI under Article XVII and (y) any guaranty, substantially in the form of Exhibit G hereto, from time to time delivered in connection with this Agreement (including §8.16 hereof) or any other Loan Document, pursuant to which any other guarantor guarantees to the Secured Parties (or the Administrative Agent for the benefit of the Secured Parties) the payment and performance of the Obligations of the Borrower (collectively, the “Borrower Guaranties”), and (ii) any other guaranty from time to time delivered in connection with this Agreement or any other Loan Document, in each case, as the same may be amended, restated or otherwise supplemented from time to time.

Hazardous Materials. Explosive or radioactive substances or materials and all hazardous or toxic substances, wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or materials, in each case regulated pursuant to any Environmental Law.

Hazardous Substances.  See §7.18.2.

Honor Date.  See §4.2.

Increase Effective Date.  See §2.14(d).

Indemnified Taxes.  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

Indemnitee.  See §16.3.

Indebtedness.  As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)          every obligation of such Person for money borrowed,

(b)          every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c)         every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d)       every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e)          every obligation of such Person under any Capitalized Lease,

(f)          every obligation of such Person under any Synthetic Lease,

(g)        all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money (excluding any equity instruments, including common or preferred shares or other forms of Capital Stock) or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h)          every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock,

(i)         every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(j)          every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(k)         every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation, and

(l)           all Rental Obligations of such Person;

provided, however, that, for the avoidance of doubt, any trade payables owing to manufacturers incurred in the ordinary course of business that are not delinquent shall not be deemed Indebtedness for the purposes of this definition.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (i) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (ii) any Capitalized Lease shall be the principal component of the aggregate of the rental obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (iii) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (iv) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (v) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (vi) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price, and (vii) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Intangible Assets.  Assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs

Interest Payment Date.  (a) As to any Base Rate Loan (including any Swing Line Loan), the last Business Day of the calendar quarter with respect to interest accrued during such calendar quarter, including, without limitation, the calendar quarter which includes the Drawdown Date of such Base Rate Loan; and (b) as to any Eurodollar Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last Business Day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last Business Day of such Interest Period.

Interest Period.  With respect to any Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Revolving Credit Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any Eurodollar Rate Loan, 1, 2, 3 or, subject to availability from all Lenders, 6 and 12 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)         if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

(B)         if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C)       if the Borrower shall fail to give notice as provided in §2.7, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(D)         any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(E)          any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Interest Rate Protection Agreement.  Any agreement entered into between the Borrower, on one hand, and the Administrative Agent or any Lender (or an Affiliate of such Lender), on the other, that relates to an interest rate swap, cap, collar, or other interest rate hedging mechanism which agreement states that it relates to interest payable on the Indebtedness evidenced by this Credit Agreement.

Investments.  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock (other than stock in a Guarantor other than CAI) or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time:  (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall not be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

IP Rights.  Collectively, all trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights.

Issuer Documents.  With respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower or in favor the L/C Issuer and relating to such Letter of Credit.

Laws.  Collectively, (a) all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and (b) all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, having the force of law.

L/C Advance.  With respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage.

L/C Borrowing.  An extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Loan.

L/C Exposure.  At any time, the sum of (a) the aggregate Maximum Drawing Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all Unpaid Reimbursement Obligations at such time.  The L/C Exposure of any Revolving Credit Lender at any time shall be its Commitment Percentage of the total L/C Exposure at such time.

L/C Issuer.  MUFG Union Bank, N.A., in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.  No Lender shall be required to act as a L/C Issuer without its prior written consent.

Lender Affiliate.  With respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender.

Lenders.  Union Bank and the other lending institutions listed on Schedule 1 hereto as Revolving Credit Lenders and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §15, and, as the context requires, includes the Swing Line Lender and the L/C Issuer.

Lessee.  The obligor under a lease agreement with respect to a Railcar under which the Borrower or a Guarantor that is a Domestic Subsidiary of the Borrower is the lessor (including, any lease agreement to which the Borrower or such Guarantor is a successor-in-interest to the party specified as lessor in such lease agreement).

Lending Office.  As to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

Letter of Credit.  See §4.1.1.

Letter of Credit Application.  See §4.1.1.

Letter of Credit Expiration Date.  The day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

Letter of Credit Fee.  See §4.6.

Letter of Credit Participation.  See §4.1.4.

Letter of Credit Sublimit.  An amount equal to Fifteen Million Dollars ($15,000,000).  The Letter of Credit Sublimit is part of, and not in addition to, the Total Commitment.

Lien.  Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), charge or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

Loan.  An extension of funds made to the Borrower by the Lenders pursuant to the terms of this Credit Agreement; this term shall include both Revolving Credit Loans and Swing Line Loans.

Loan Documents.  This Credit Agreement, the Revolving Credit Notes, the Letter of Credit Applications, the Letters of Credit, each Issuer Document, each Guaranty, the Fee Letter, the Security Documents and all other documents, instruments, agreements and certificates now or hereafter in connection with any of the foregoing or the transaction contemplated hereby.

Loan Parties.  The Borrower and the Guarantors.

Loan Request.  See §2.6.

Material Adverse Effect.  With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a)          a material adverse effect on the business, properties, prospects, condition (financial or otherwise), assets, operations or income of the Borrower, CAI and CAI’s Subsidiaries, taken as a whole;

(b)       an adverse effect on the ability of the Loan Parties and their Subsidiaries, individually and/or taken as a whole, to perform the Obligations under any of the Loan Documents to which any is a party; or

(c)         any impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents, any impairment of the rights, remedies or benefits available to the Administrative Agent or any Lender under any Loan Document or any impairment of the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents.

Material Subsidiary.  A Subsidiary of CAI which (x) owns assets in excess of 10.00% of the book value of the total assets of CAI and its Subsidiaries or (y) has revenues in excess of 10.00% of the total revenues of CAI and its Subsidiaries.

Maturity Date.  October 23, 2023.

Maximum Drawing Amount.  The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced or increased from time to time pursuant to the terms of the Letters of Credit.

Minimum Collateral Amount.  At any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Delinquent Lender, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, and (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of §§2.13.1(a), (b) or (c), an amount equal to 105% of the L/C Exposure.

Modification.  As defined in §8.19.2.

Moody’s.  Moody’s Investors Services, Inc.

Multiemployer Plan.  Any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan.  An employee benefit plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

Net Book Value.  With respect to any Eligible Railcar, as the case may be, as of the date of determination, an amount equal to the Original Cost of such Eligible Railcar less the Accumulated Depreciation of such Eligible Railcar as of the last day of the month immediately preceding such date of determination.

Non-Extension Notice Date.  See §4.1.6.

Non-Severable Modification.  Any modification or improvement to a Railcar not required pursuant to §8.19.1 that is not readily removable without impairing the value, utility or useful life of such Railcar immediately prior to such modification, other than in a de minimis nature.

Obligations.  All indebtedness, obligations and liabilities of the Borrower and its Subsidiaries to any of the Lenders, the Swing Line Lender, the L/C Issuer and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents, or any Interest Rate Protection Agreement or any Cash Management Agreement, in either case, entered into with a Person that was a Lender or the Administrative Agent (or Affiliates thereof) on the date of execution thereof or any of the Revolving Credit Loans or Swing Line Loans made or Reimbursement Obligations incurred or any of the Revolving Credit Notes, Letter of Credit Applications, Letters of Credit or other instruments at any time evidencing any of the foregoing; provided, however, that with respect to the Guarantor, the term “Obligations” shall exclude an Excluded Swap Obligation.

OFAC.  The Office of Foreign Assets Control of the United States Department of the Treasury.

Original Agreement.  This term shall have the meaning set forth in the Recitals.

Original Cost.  With respect to any Railcar, (x) the basic purchase price therefore expressed in Dollars as invoiced by the supplier or seller of such Railcar to the Borrower plus (y) any related shipping, inspection, titling, and positioning costs and charges as invoiced, plus any other taxes or charges relating to the acquisition of such Railcar, as determined in accordance with GAAP and the Borrower’s policies.  Notwithstanding the foregoing the amount set forth in clause (y) for any Railcar shall not exceed five percent (5%) of the amount in clause (x) for such Railcar.

Other Connection Taxes.  With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes.  All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §5.2.2).

outstanding or Outstanding.  With respect to the Revolving Credit Loans or Swing Line Loans, the aggregate unpaid principal thereof as of any date of determination.

Participant.  See §15.1.4.

Participant Register.  See §15.1.5.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Pension Funding Rules. The rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan.  Any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

Perfection Certificate.  The Perfection Certificate as defined in the Security Agreement.

Permitted Acquisitions.  Any acquisition by any Loan Party or Subsidiary thereof, whether by purchase, merger or otherwise, of all or substantially all of the assets of, the equity securities of, or a business line or unit or a division of, any Person; provided that:

(i)          immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)         all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable approvals of Governmental Authorities;

(iii)         such acquisition shall be consensual and shall have been approved by the board of directors or other governing body of such Person;

(iv)        in the case of the acquisition of Capital Stock, the issuer of such Capital Stock shall become a Subsidiary of a Loan Party immediately after consummation of the applicable transaction, and such Loan Party shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary (or as of such later date as the Administrative Agent shall consent), the actions required to be taken, if any, under §8.16 or the Borrower shall include a certification in the certificate referenced in clause (vii) below that such new Subsidiary does not need to become a Guarantor in order to maintain compliance with §8.16;

(v)         on a pro forma basis after giving effect to such acquisition, each Loan Party is in compliance with the financial covenants contained in §10 applicable to such Loan Party for the period immediately prior to the making of such acquisition and during the twelve (12) month period immediately following the making of such acquisition;

(vi)       any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business permitted pursuant to §9.10 and activities related thereto;

(vii)      the Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, from the Responsible Officer of the Borrower certifying that the conditions set forth in clauses (i) through (vi) above are satisfied (which certificate shall attach supporting projections, information and calculations with respect to the requirements set forth in clause (v) above (all based on fair and reasonable projections of the financial performance of the Loan Parties and Subsidiaries thereof)); and

(viii)       immediately prior to, and after giving pro forma effect thereto, the Total Leverage Ratio is equal to or less than 3.50:1.00.

Permitted Excess Preferred Dividends. For any Reference Period, the portion of regular preferred dividends paid in such Reference Period calculated as follows: (a) if the Total Leverage Ratio is 3.50:1.00 or higher (or, at any time that the Total Leverage Ratio has been increased to 4:00:1.00 pursuant to §10.1, if the Total Leverage Ratio is 3.75:1.00 or higher), all preferred dividends paid in such Reference Period; (b) if the Total Leverage Ratio is below 3.50:1.00 (or, at any time that the Total Leverage Ratio has been increased to 4:00:1.00 pursuant to §10.1, if the Total Leverage Ratio is below 3.75:1.00), but equal to or higher than 3.00:1.00, the portion of preferred dividends paid in such Reference Period that exceeds the sum of: 100% of Consolidated Net Income for the immediately preceding Reference Period, plus net cash proceeds from the issuance by CAI of common or preferred equity securities during such Reference Period, or (c) if the Total Leverage Ratio is less than 3.00:1.00, none of the preferred dividends paid in such Reference Period.

Permitted Liens.  Liens permitted by §9.2.

Permitted Lease.  As defined in §8.17(c).

Permitted Mexican Lessee.  Any Lessee organized or incorporated under the laws of Mexico that is set forth on Schedule 2 attached hereto, as such schedule may be amended or modified from time to time as follows: (x) by the Borrower with the prior written consent of Administrative Agent and the Required Lenders (which such consent shall not be unreasonably withheld) or (y) at the request of the Administrative Agent (acting at the direction of the Required Lenders) to remove a Person on a prospective basis.  A request of the type set forth in clause (y) may be made only once in any calendar year.

Permitted Securitization.  Any secured lending facility entered into by a Securitization Entity solely for the purpose of purchasing, financing or refinancing of assets of CAI and any of its Subsidiaries (including the Borrower), provided that (i) any Indebtedness incurred in connection with such facility is non-recourse to CAI or any of its respective Subsidiaries (other than such Securitization Entity) and their respective assets, (ii) such Securitization Entity engages in no business and incurs no Indebtedness or other liabilities or obligations other than those related to or incidental to such facility, (iii) other than the initial Investment in such Securitization Entity, none of CAI or any of its respective Subsidiaries (including the Borrower) is required to make additional Investments in such Securitization Entity, (iv) none of CAI or any of its respective Subsidiaries has any material contract, agreement, arrangement or understanding with such Securitization Entity other than on terms comparable or more favorable (in the aggregate) to CAI and its respective Subsidiaries than those that might be obtained at the time such contract, agreement, arrangement or understanding is entered into from Persons that are not Affiliates of the Borrower, and (v) none of CAI or any of its respective Subsidiaries (including the Borrower) has any obligation to maintain such Securitization Entity’s financial condition or cause such Securitization Entity to achieve certain levels of operating results other than any obligation of CAI or any of its respective Subsidiaries has as an equipment manager with respect to such Securitization Entity.

Person.  Any individual, corporation, limited liability company, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Plan.  Any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

Platform.  See §8.4.

PTE.  A prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Railcars.  The railcars owned or leased by the Borrower or any of the Guarantors that are Domestic Subsidiaries of the Borrower and employed by the Borrower or any of the Guarantors that are Domestic Subsidiaries of the Borrower in the conduct of their business, including, without limitation, boxcars, gondolas, covered hoppers, open top hoppers, auto racks, flatcars, intermodal cars, Tank Railcars and other general purpose railcars.

RCRA.  See §7.18.1.

Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by any Loan Party or any of its respective Subsidiaries.

Recipient.  The Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

Reference Period.  As of any date of determination with respect to any Person, the period of four (4) consecutive fiscal quarters of such Person and its Subsidiaries ending on such date, or if such date is not a fiscal quarter end date, the period of four (4) consecutive fiscal quarters most recently ended (in each case treated as a single accounting period).

Reference Rate.  The Reference Rate shall mean the per annum rate of interest announced by the Administrative Agent from time to time at its corporate headquarters as its “Reference Rate.”  The Reference Rate is an index rate determined by the Administrative Agent from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by the Administrative Agent at any given time.  Any change in the Reference Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

Register.  See §15.1.3.

Reimbursement Obligation.  The Borrower’s obligation to reimburse the Administrative Agent and the relevant Lenders on account of any drawing under any Letter of Credit as provided in §4.2.

Related Parties.  With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Rental Obligations.  All present or future obligations of CAI or any of its Subsidiaries under any rental agreements or leases of real or personal property, other than (a) obligations that can be terminated by the giving of notice without liability to CAI or such Subsidiary in excess of the liability for rent due as of the date on which such notice is given and under which no penalty or premium is paid as a result of any such termination, (b) obligations under rental agreements relating to equipment other than Containers having an aggregate value of less than $5,000,000 for all such agreements, (c) obligations in respect of any Capitalized Leases, (d) any obligations incurred in a lease transaction where the obligation of CAI or its Subsidiary to pay rent thereunder is limited to a pass-through of net rental amounts received by CAI or its Subsidiaries from a sublessee of container equipment under such transaction (“net sublease rentals”), so that if there are no net sublease rental amounts received by CAI or its Subsidiaries from a sublessee then CAI or its Subsidiaries would have no obligation to make any rental payment under or in connection with such transaction, shall not constitute a Rental Obligation hereunder; and (e) obligations under the lease of commercial office properties by CAI or any of its Subsidiaries in the conduct of their business shall not be deemed a Rental Obligation hereunder. For purposes of this Agreement, the aggregate amount of Rental Obligations of CAI and its Subsidiaries shall, as at any date of determination, be an amount equal to the net present value, calculated at a discount rate equal to the rate implicit in the relevant lease per annum, of the future Rental Obligations of such Person.

Reportable Event.  Any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders.  As of any date, Lenders holding, in aggregate, Revolving Credit Exposures and unused Commitments representing more than fifty percent (50%) of the sum of the total Revolving Credit Exposures and unused Commitments, in each case, at such time; provided that the Commitment of, the portion of the Revolving Credit Exposures held or deemed held by, any Delinquent Lender shall be excluded for purposes of making a determination of Required Lenders.

Required Modification.  As defined in §8.19.1.

Responsible Officer.  The chief executive officer, president or chief financial officer of the Borrower.  Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

Restatement Date.  The date on which all of the conditions set forth in §11 have been satisfied; which date shall be October 22, 2018.

Restricted Cash.  The portion of the cash accounts and short term investment accounts classified as such on the annual audited and quarterly unaudited consolidated financial statements of the Borrower or the Guarantor that are related to the payment of debt obligations of Borrower, the Guarantor or their respective Subsidiaries and are classified as (a) a restricted cash account held by a Securitization Entity as part of a Permitted Securitization or (b) without duplication of clause (a), cash held by variable interest entities that have been consolidated in the consolidated financial statements of the Guarantor.  In this regard, cash and short term investments shall be "restricted" if (i) it is pledged to, subject to any Lien in favor of, or held in one or more accounts under the control of one or more creditors or trustee of the Guarantor or any Subsidiary (other than pursuant to the Security Agreement), (ii) are otherwise segregated from the general assets of the Guarantor and its Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness that is or from time to time may be owed to one or more creditors of the Guarantor or any Subsidiary and (iii) are not otherwise generally available for use by the Guarantor or any Subsidiary.

Restricted Payment.  In relation to CAI and its Subsidiaries, any Distribution to (i) CAI’s or any Subsidiary’s shareholders (or other equity holders), in each case, other than to the Borrower, or (ii) any Affiliate of the Borrower or any Subsidiary or any Affiliate of Borrower’s or such Subsidiary’s shareholders (or other equity holders), in each case, other than to the Borrower.

Revolving Credit Exposure.  With respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its L/C Exposure and Swing Line Exposure at such time.

Revolving Credit Lender.  Each Lender with a Commitment or, following termination of the Commitments, which has Revolving Credit Loans outstanding or participations in an outstanding Letter of Credit or Swing Line Loan and any other Person who becomes an assignee of rights and obligations of a Revolving Credit Lender.

Revolving Credit Loans.  Revolving credit loans made or to be made by the Revolving Credit Lenders to the Borrower pursuant to §2.

Revolving Credit Note Record.  The grid attached to a Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Revolving Credit Loan referred to in such Revolving Credit Note.

Revolving Credit Note.  See §2.4.

Sanction(s).  Any international economic sanction administered or enforced by the United States government, including without limitation, OFAC, or the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority that is administered or enforced by the United States government or Her Majesty’s Government

Sanctioned Entities.  Any of the following: (i) an agency or instrumentality of the government of a country subject to Sanctions, (ii) an entity majority-owned, directly or indirectly, by a Sanctioned Entity or (iii) a natural person that is subject to sanctions or is resident in a country that is subject to Sanctions.

Sanctioned Person.  Any of the following on the Restatement Date or in the future: (i) a Person or vessel named on (A) the list of Specially Designated Nationals or Blocked Persons maintained and updated from time to time by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time (the “U.S. Sanctions List”) or (B) the sanctions list administered and updated from time to time by the European Union, the United Nations and all other applicable sanctions lists (the “EU/UN Sanctions List”), or (ii) any entity majority-owned, directly or indirectly, by such Person, or (iii) without duplication of the clauses (i) and (ii) any Person organized under the laws of any of Cuba, Iran, Myanmar, Sudan, South Sudan, Syria or North Korea.

Sanctions Laws.  Any of the following: (1) U.S. sanctions laws including the Trading With The Enemy Act, the International Emergency, Economic Powers Act, the Iran Sanctions Act of 1996, as amended, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the National Defense Authorization Act of 2012 (including the Iran Freedom Counter-Proliferation Act), the Iran Threat Reduction and Syria Human Rights Act of 2012, the OFAC Sanctions Programs (including the U.S. Sanctions List) and (2) any other relevant sanctions authority.

SARA.  See §7.18.1.

Secured Parties.  Collectively, the Administrative Agent, the Lenders, the Swing Line Lender, any other holder from time to time of Obligations, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to §14, and any Lender (or Affiliate of a Lender that is not a Sanctioned Person) that is party to (i) an Interest Rate Protection Agreement or (ii) a Cash Management Agreement, which, in the case of both clause (i) and (ii), is purported to be secured by the Collateral under the terms of the Security Documents.

Securitization Entity.  A special purpose bankruptcy-remote corporation, partnership, trust, limited liability company or other business entity that is formed by, and will remain a subsidiary of CAI (and will be at all times a direct subsidiary of the Borrower or Guarantor) owned directly or indirectly at least seventy-five percent (75%) by CAI (or such lower percentage as may be requested by CAI and agreed to by the Required Lenders), for the sole and exclusive purpose of purchasing or financing assets of CAI or any of its Subsidiaries.

Security Agreement.  The Third Amended and Restated Security Agreement, dated or to be dated as of the Restatement Date, between the Borrower, each Guarantor that is a Domestic Subsidiary of Borrower and the Administrative Agent, and in form and substance satisfactory to the Lenders and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

Security Documents.  The Security Agreement, all Account Control Agreements, all filings with the STB, the Registrar General of Canada, applicable registration or filing office in Mexico and all other agreements, instruments, filings, records, registrations and documents, including without limitation, Uniform Commercial Code financing statements (or the equivalent thereof in any applicable foreign jurisdiction) and the Perfection Certificates, (a) required to be executed or delivered pursuant to any Loan Document or §§8.13, 8.15 or 8.16 or (b) that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

Senior Revolving Credit Facility.  That certain Third Amended and Restated Revolving Credit Agreement, dated as of March 15, 2013 (as amended by amendments number 1, 2, 3, 4, 5 and 6 and as it may be further amended, restated and otherwise expanded from time to time (including without limitation, increases in maximum Indebtedness that may be borrowed thereunder) among CAI and Container Applications Limited, as borrowers, Bank of America, N.A. and the other lending institutions from time to time party thereto, and Bank of America N.A. as administrative agent (the “BofA Revolving Credit Agreement”); and (ii) any revolving credit facility that may be entered into from time to time as a replacement for the BofA Revolving Credit Agreement (a “Replacement Revolving Credit Agreement”) as such Replacement Revolving Credit Agreement may be amended, restated and otherwise expanded (including without limitation, increases in maximum Indebtedness that may be borrowed thereunder).

Severable Modification.  Any modification or improvement to a Railcar not required pursuant to §8.19.1 that is readily removable without impairing the value, utility or useful life of the Eligible Railcar immediately prior to such modification.

Shareholders’ Equity.  As of any date of determination, consolidated shareholders’ equity of CAI and its Subsidiaries as of that date determined in accordance with GAAP.

S&P.  Standard & Poor’s Ratings Group.

Solvent.  With respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Staff Loan Program.  A program administered by CAI pursuant to which CAI makes loans to employees; provided, that the aggregate principal amount of loans outstanding at any time under such program shall not exceed $1,500,000, and that no more than an aggregate of $100,000 of which may be unsecured.

STB.  The Surface Transportation Board of the United States Department of Transportation or any successor agency thereto.

Subsidiary.  Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Supermajority Lenders.  As of any date, (i) if there shall only be one Lender, then the “Supermajority Lenders” shall mean such Lender, and (ii) if there shall be more than one Lender, then the “Supermajority Lenders” shall mean two (2) or more Lenders holding, in aggregate, Revolving Credit Exposures and unused Commitments representing more than sixty percent (60%) of the sum of the total Revolving Credit Exposures and unused Commitments, in each case, at such time; provided that the Commitment of, or the portion of the Revolving Credit Exposures held or deemed held by, any Delinquent Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

Swap Contract.  (a) Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Swap Obligation.  With respect to the Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

Swing Line.  The revolving credit facility made available by the Swing Line Lender pursuant to §2.10.

Swing Line Borrowing.  A borrowing of a Swing Line Loan pursuant to §2.10.

Swing Line Exposure.  At any time, the aggregate principal amount of all Swing Line Loans outstanding at such time.  The Swing Line Exposure of any Revolving Credit Lender at any time shall be its Commitment Percentage of the total Swing Line Exposure at such time.

Swing Line Lender.  Union Bank, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.  No Lender shall be required to act as a Swing Line Lender without its prior written consent.

Swing Line Loan.  See §2.10.1.

Swing Line Loan Notice.  A notice of a Swing Line Borrowing pursuant to §2.10.2, which shall be substantially in the form of Exhibit F.

Swing Line Sublimit.  An amount equal to Twenty Five Million Dollars ($25,000,000).  The Swing Line Sublimit is part of, and not in addition to, the Total Commitment.

Synthetic Lease.  Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Tank Railcar.  A type of railroad car or rolling stock designed to transport liquid and/or gaseous material or commodities.

Taxes.  All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Total Commitment.  The sum of the Commitments of the Lenders, as in effect from time to time.  The Total Commitment on the Restatement Date is Five Hundred Fifty Million Dollars ($550,000,000); the amount of the Total Commitment may be increased subsequent to the Restatement Date in accordance with the provisions of §2.14.

Total Leverage Ratio.  As at any date of determination, the ratio of (a) Consolidated Funded Debt as at such date to (b) Consolidated Tangible Net Worth as at such date.

Transport Canada.  The department within the government of Canada responsible for the development regulating policies and services of transportation in Canada.

Type.  As to any Revolving Credit Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

Union Bank.  MUFG Union Bank, N.A., in its individual capacity.

Undisclosed Administration.  In relation to a Lender or its direct or indirect parent company means the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or its direct or indirect parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

Unpaid Reimbursement Obligation.  Any Reimbursement Obligation for which the Borrower does not reimburse the Administrative Agent and the Lenders on the date specified in, and in accordance with, §4.2.

Voting Stock.  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

Write-Down and Conversion Powers.  With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2.         Rules of Interpretation.

(a)         A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b)          The singular includes the plural and the plural includes the singular.

(c)          A reference to any law includes any amendment or modification to such law.

(d)          A reference to any Person includes its permitted successors and permitted assigns.

(e)          Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)          The words “include”, “includes” and “including” are not limiting.

(g)          All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h)          Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i)          The words “herein”, “hereof’, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j)          Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(l)          This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrower and are the product of discussions and negotiations among all parties.  Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

(m)          Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the “International Standby Practices 1998” (ISP) published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

(n)          Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.3.         Accounting Terms.

(a)         Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in substantial conformity with, GAAP (with any non-GAAP conventions not being material in the aggregate) applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the relevant Person, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of CAI and its Subsidiaries (including the Borrower) shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)         Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Credit Agreement, and either the Borrower, or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein (including prior to any changes with respect to depreciation and amortization of Containers and Railcars or the residual value thereof) and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4.         Rounding.

Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

2.             THE SENIOR CREDIT FACILITY.

2.1.         Commitment to Lend.

2.1.1.     Revolving Credit Loans.

(a)          Subject to the terms and conditions set forth in this Credit Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Restatement Date until the Maturity Date upon notice by the Borrower to the Administrative Agent given in accordance with §2.6, such sums denominated in Dollars as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Revolving Credit Lender’s Commitment minus such Revolving Credit Lender’s Commitment Percentage of (i) the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations plus (ii) the outstanding amount of Swing Line Loans, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations plus the outstanding amount of Swing Line Loans shall not at any time exceed the lesser of (A) the Total Commitment at such time and (B) the Borrowing Base at such time.  The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Commitment Percentage.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth above and in §11, in the case of the initial Revolving Credit Loans to be made on the Restatement Date, and §12, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.

(b)         On the Restatement Date, the aggregate amount of the unpaid Revolving Credit Loans outstanding under the Original Agreement as of the Restatement Date shall be reallocated among the Lenders, such that after giving effect to such reallocation, the Revolving Credit Loans owed to each Lender shall be equal to its Commitment Percentage of the aggregate Revolving Credit Loans as reflected on Schedule 1.

2.2.        Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the accounts of the Revolving Credit Lenders in accordance with their respective Commitment Percentages a commitment fee (the “Commitment Fee”) calculated at the rate per annum of the Applicable Margin with respect to the Commitment Fee as in effect from time to time on the actual daily amount during each calendar quarter or portion thereof from the Restatement Date to the Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans (excluding Swing Line Loans) during such calendar quarter.  The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter for such calendar quarter commencing on the first such date following the Restatement Date, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

2.3.       Reduction of Total Commitment.  The Borrower shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Administrative Agent to reduce by Five Hundred Thousand Dollars ($500,000) or an integral multiple thereof or to terminate entirely the Total Commitment, whereupon the Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated.  Promptly after receiving any notice of the Borrower delivered pursuant to this §2.3, the Administrative Agent will notify the Revolving Credit Lenders of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Revolving Credit Lenders the full amount of any Commitment Fee then accrued on the amount of the reduction.  No reduction or termination of the Commitments may be reinstated.  If, after giving effect to any reduction of the Total Commitments, the aggregate amount of the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Total Commitments, such Letter of Credit Sublimit or Swing Line Sublimit, as applicable, shall be automatically reduced by the amount of such excess.

2.4.        Evidence of Debt.

(a)        The Revolving Credit Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Revolving Credit Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note of the Borrower in substantially the form of Exhibit B hereto (each a “Revolving Credit Note”), which shall evidence such Lender’s Revolving Credit Loans in addition to such accounts or records.  Each Lender may attach schedules to its Revolving Credit Note(s) and endorse thereon the date, amount, interest rate and maturity of such Lender’s Revolving Credit Loans and payments with respect thereto.

(b)        In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.5.        Interest.  Except as otherwise provided in §5.10,

(a)         Each Revolving Credit Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate (but in no event shall be the Base Rate be less than zero) plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time; provided, however, in the event that the interest rate per annum applicable to Base Rate Loans is less than the Eurodollar Rate then applicable for an Interest Period of one month plus the Applicable Margin with respect to Eurodollar Rate Loans in effect at such time, each Revolving Credit Loan which is a Base Rate Loan shall bear interest at the rate per annum equal to the Eurodollar Rate then applicable for an Interest Period of one month plus the Applicable Margin with respect to Eurodollar Rate Loans in effect at such time.

(b)       Each Revolving Credit Loan which is a Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurodollar Rate (but in no event shall the Eurodollar Rate be less than zero) determined for such Interest Period plus the Applicable Margin with respect to Eurodollar Rate Loans as in effect from time to time.

(c)          Each Swing Line Loan shall bear interest from the applicable Drawdown Date thereof at the rate per annum equal to the Base Rate (but in no event shall be the Base Rate be less than zero) plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time; provided, however, that in the event the interest rate per annum applicable to Swing Line Loans is less than the Eurodollar Rate then applicable for an Interest Period of one month plus the Applicable Margin with respect to Eurodollar Rate Loans in effect at such time, each Swing Line Loan shall bear interest at the rate per annum equal to the Eurodollar Rate then applicable for an Interest Period of one month plus the Applicable Margin with respect to Eurodollar Rate Loans in effect at such time.

 The Borrower promises to pay interest on each Revolving Credit Loan made to it and each Swing Line Loan made to it in arrears on each Interest Payment Date with respect thereto.

2.6.        Requests for Revolving Credit Loans.  The Borrower shall give to the Administrative Agent written notice in the form of Exhibit C hereto of each Revolving Credit Loan requested hereunder (a “Loan Request”) no less than (a) two (2) Business Days prior to the proposed Drawdown Date of any Base Rate Loan and (b) four (4) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan.  Any Loan Request received by the Administrative Agent after 10:00 a.m., Pacific time, on any day shall be deemed to have been delivered on the next succeeding Business Day.  Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Revolving Credit Loan, (iii) the Interest Period for such Revolving Credit Loan and (iv) the Type of such Revolving Credit Loan.  Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof.  Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate Borrower to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date.  Each Loan Request relating to a Base Rate Loan shall be in a minimum aggregate amount of Five Hundred Thousand Dollars ($500,000) and each Loan Request relating to a Eurodollar Rate Loan shall be in a minimum aggregate amount of One Million Dollars ($1,000,000).

2.7.         Conversion Options.

2.7.1.    Conversion to Different Type of Loan.  The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a Eurodollar Rate Loan to a Base Rate Loan, Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, Borrower shall give the Administrative Agent at least four (4) Eurodollar Business Days prior written notice of such election; (c) with respect to any such conversion of a Eurodollar Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no Revolving Credit Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing.  On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage, as the case may be, of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be.  All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of at least $500,000, in the case of conversion to Base Rate Loans, and One Million Dollars ($1,000,000) in the case of conversion to Eurodollar Rate Loans.  Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.  Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof.

2.7.2.    Continuation of Type of Loan.  A Revolving Credit Loan of any Type may be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.7.1; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrower’s account have actual knowledge.  In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto.  The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this §2.7 is scheduled to occur.

2.7.3.    Eurodollar Rate Loans.  Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than One Million Dollars ($1,000,000).  No more than ten (10) Eurodollar Rate Loans having different Interest Periods may be outstanding at any time.

2.8.         Funds for Revolving Credit Loans.

2.8.1.    Funding Procedures.  Not later than 11:00 a.m., Pacific time, on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Revolving Credit Loans.  Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Administrative Agent by the Lenders.

2.8.2.    Advances by Administrative Agent.  (a)  The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Revolving Credit Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Revolving Credit Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s share of such Revolving Credit Loan.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)          A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under §§2.8.2(a) and (b) shall be conclusive, absent manifest error.

2.8.3.     Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to §14.7 are several and not joint.  The failure of any Lender to make any Revolving Credit Loan, to fund any such participation or to make any payment under §14.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Credit Loans, to purchase its participation or to make its payment under §14.7.

2.8.4.     Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Revolving Credit Loan to be made by such Lender as provided in the foregoing provisions of this §2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable credit extension set forth in §§11 or 12 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

2.8.5.     Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Revolving Credit Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.9.       Change in Borrowing Base.  The Borrowing Base shall be calculated (based on the application of the formula contained in the definition of “Borrowing Base”) by the Borrower in connection with the delivery of each Loan Request and, in any case, no less frequently than monthly (and at such other intervals as may be specified pursuant to §8.4(f)) by reference to the Borrowing Base Report most recently delivered to the Lenders and the Administrative Agent and such other information obtained by, or provided to, the Administrative Agent.

2.10.      Swing Line Loans.

2.10.1.   The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this §2.10, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day from the Restatement Date until the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans of the Revolving Credit Lender acting as the Swing Line Lender, when aggregated with such Lender’s Commitment Percentage of the outstanding amount of Revolving Credit Loans plus such Lender’s Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (a) the sum of the outstanding amount of the Revolving Credit Loans plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations plus the outstanding amount of Swing Line Loans (after giving effect to all amounts requested) shall not at any time exceed the lesser of (A) the Total Commitment at such time and (B) the Borrowing Base at such time, and (b) the aggregate outstanding amount of the Revolving Credit Loans of any Lender, plus such Lender’s Commitment Percentage of the outstanding amount of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, plus such Lender’s Commitment Percentage of the outstanding amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this §2.10, prepay under §3.3, and reborrow under this §2.10.

2.10.2.  Borrowing Procedure.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable written request to the Swing Line Lender and the Administrative Agent.  Each such Swing Line Loan Notice must be appropriately completed and signed by a Responsible Officer of Borrower and received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., Pacific time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Promptly after receipt by the Swing Line Lender of a Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m., Pacific time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of §2.10.1, or (B) that one or more of the applicable conditions specified in §§11 and 12 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 1:00 p.m., Pacific time, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

2.10.3.  Refinancing of Swing Line Loans.  (a)  The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Revolving Credit Loan which is a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Commitment Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Request for purposes hereof) and in accordance with the requirements of §§2.1 and 2.6, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Commitments and the conditions set forth in §12.  The Swing Line Lender shall furnish to the Borrower with a copy of the applicable Loan Request promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Commitment Percentage of the amount specified in such Loan Request available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m., Pacific time, on the day specified in such Loan Request, whereupon, subject to §2.10.3(b), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(b)         If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Loan in accordance with §2.10.3(a), the request for Base Rate Loan submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to §2.10.3(a) shall be deemed payment in respect of such participation.

(c)         If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this §2.10.3 by the time specified in §2.10.3(a), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

(d)        Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this §2.10.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this §2.10.3 is subject to the conditions set forth in §12.  No such funding or risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

2.10.4.  Repayment of Participations.           At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Commitment Percentage of such payment in the same funds as those received by the Swing Line Lender.

(b)          If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender in connection with any bankruptcy or insolvency proceeding or otherwise (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

2.10.5.  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this §2.10 to refinance such Lender’s Commitment Percentage of any Swing Line Loan, interest in respect of such Commitment Percentage shall be solely for the account of the Swing Line Lender.

2.10.6.   Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.11.     Delinquent Lenders.  Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Delinquent Lender, then, until such time as that Lender is no longer a Delinquent Lender, to the extent permitted by applicable Law:

(a)          Waivers and Amendments.  That Delinquent Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in §16.12.

(b)         Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Delinquent Lender (whether voluntary or mandatory, at maturity, pursuant to §13 or otherwise, and including any amounts made available to the Administrative Agent by that Delinquent Lender pursuant to §16.1), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Delinquent Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Delinquent Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Delinquent Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Delinquent Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Delinquent Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Delinquent Lender as a result of that Delinquent Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Delinquent Lender as a result of that Delinquent Lender’s breach of its obligations under this Agreement (it being understood that the Borrower shall at all times retain its right to collect damages incurred as a result of a breach by a Delinquent Lender of its obligation hereunder); and eighth, to that Delinquent Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Delinquent Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in §12 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Delinquent Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Delinquent Lender.  Any payments, prepayments or other amounts paid or payable to a Delinquent Lender that are applied (or held) to pay amounts owed by a Delinquent Lender or to post Cash Collateral pursuant to this §2.11.1(b) shall be deemed paid to and redirected by that Delinquent Lender, and each Lender irrevocably consents hereto.

(c)         Certain Fees.  That Delinquent Lender (x) shall not be entitled to receive any Commitment Fee for any period during which that Lender is a Delinquent Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Delinquent Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in §4.6.

(d)        Reallocation of Commitment Percentages to Reduce Fronting Exposure.  During any period in which there is a Delinquent Lender, for purposes of computing the amount of the obligation of each non-Delinquent Lender to acquire, refinance or fund participations in Swing Line Loans or Letters of Credit pursuant to §§2.10 and 4, the “Commitment Percentage” of each non-Delinquent Lender shall be computed without giving effect to the Commitment of that Delinquent Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Delinquent Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Delinquent Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Delinquent Lender minus (2) the aggregate outstanding amount of the Revolving Credit Loans of that Lender.

2.11.2.   Delinquent Lender Cure.  If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Delinquent Lender should no longer be deemed to be a Delinquent Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to §2.11.1(d)), whereupon that Lender will cease to be a Delinquent Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Delinquent Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Delinquent Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Delinquent Lender.

2.12.      Payments Generally.  (a)  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable extension of credit set forth in Article 11 and/or 12 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest, within two Business Days of the date on which the determination was made that such conditions were not satisfied or waived.

 (b)         Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner. In the event that it becomes unlawful for any Lender to fund a Loan in any particular place or manner, the provisions of §5.5 shall apply.

(c)          Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unpaid Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Unpaid Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Reimbursement Obligations then due to such parties.

2.13.      Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Credit Loans made by it, or the participations in L/C Borrowings held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Credit Loans and subparticipations in L/C Borrowings of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a)          if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)         the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Delinquent Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Borrowings to any assignee or participant, other than to the Borrower or any Subsidiary of the Borrower (as to which the provisions of this Section 2.13 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

2.14.      Increase in Commitments.Request for Increase.  Provided there exists no Default, the Borrower may from time to time request an increase in the Total Commitment by an amount (for all such requests) not exceeding One Hundred Fifty Million Dollars ($150,000,000) from and after the Restatement Date; provided that (i) any such request for an increase from (x) an Additional Lender shall be in a minimum amount of $20,000,000, and (y) an existing Lender shall be in an amount mutually acceptable to Borrower and such existing Lender, and (ii) any incremental commitments of the Lenders in connection with such increase shall be on terms and pursuant to documentation consistent with the terms and documentation applicable to the existing Revolving Credit Loans, except with respect to any upfront or similar fees that may be agreed to among the Borrower and any Additional Lender providing any additional commitments.  The Borrower may, at its option, request such increase from any Lenders or from Additional Lenders.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each relevant Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to such Lender).

 (b)     Lender Elections to Increase.  Any Lender which the Borrower requests to provide such increase shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, the amount by which such Lender is willing to increase its Commitment.  Any relevant Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)         Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each relevant Lender of the applicable Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may, at its option, also invite additional Eligible Assignees that are not a Lender hereunder (such additional Lenders, an “Additional Lender”) to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.  Any requested increase in the Total Commitments need not be achieved in full in order for such requested increase to take effect with respect to the Commitments of any such Lenders who agree to such increase.

(d)         Effective Date and Allocations.  If the Total Commitments are increased in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower, the Lenders and any Additional Lender of the final allocation of such increase and the Increase Effective Date.  The parties hereto authorize the Administrative Agent to amend Schedule 1 hereto as of each Increase Effective Date to reflect any increase in the Total Commitment pursuant to this Section 2.14.

(e)          Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall:

(A)          deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 7 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Sections 7.4(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 8.4(a) and (b), respectively, and (B) no Default exists or would exist after giving effect to such increase; and

(B)            prepay any Loans outstanding prior to such increase on the Increase Effective Date (and pay any additional amounts required pursuant to Section 5.9) to the extent necessary to keep the outstanding Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitments under this Section 2.14.

(f)          Conflicting Provisions.  This Section 2.14 shall supersede any provisions in Section 2.13 or 16.12 to the contrary.

2.15.      Cash Collateral.

2.15.1.  Certain Credit Support Events. If (a) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (b) as of the Letter of Credit Expiration Date, any L/C Exposure for any reason remains outstanding, (c) the Borrower shall be required to provide Cash Collateral pursuant to §13.1, or (d) there shall exist a Delinquent Lender and corresponding Fronting Exposure, the Borrower shall immediately (in the case of clause (c) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or the L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (d) above, after giving effect to §2.12.1(b) and any Cash Collateral provided by the Delinquent Lender).

2.15.2.  Grant of Security Interest. The Borrower, and to the extent provided by any Delinquent Lender, such Delinquent Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to §2.13.3. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

2.15.3.  Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this §2.13 or §§2.10.3, 4.1.1, 4.2(b), 4.2(c) or 13.1 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Delinquent Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

2.15.4.  Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (a) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Delinquent Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with §15.1.2)) or (b) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (i) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (ii) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

3.             REPAYMENT OF THE LOANS.

3.1.       Maturity.  The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of its respective Revolving Credit Loans and Swing Line Loans outstanding on such date, together with any and all accrued and unpaid interest thereon and all other Obligations.

3.2.        Mandatory Repayments of Revolving Credit Loans.  If at any time the sum of the outstanding principal amount of the Revolving Credit Loans plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations plus the outstanding amount of Swing Line Loans exceeds the lesser of (i) the Total Commitment at such time, and (ii) the Borrowing Base at such time, then, in any case, the Borrower shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders for application:  first, to any Unpaid Reimbursement Obligations; second, to the Swing Line Loans; third, to the Revolving Credit Loans; and fourth, to provide to the Administrative Agent Cash Collateral for Reimbursement Obligations as contemplated by §4.2.  Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the applicable Lenders, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each applicable Lender’s Revolving Credit Loan, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

3.3.         Optional Repayments of Revolving Credit Loans and Swing Line Loans.

(a)          The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this §3.3 may be made only on the last day of the Interest Period relating thereto unless breakage costs incurred by the relevant Lenders in connection therewith are paid by the Borrower in accordance with §5.9(a).  The Borrower shall give the Administrative Agent, no later than 10:00 a.m., Pacific time, at least two (2) Business Days’ prior written notice of any proposed prepayment pursuant to this §3.3 of Base Rate Loans, and four (4) Eurodollar Business Days’ prior written notice of any proposed prepayment pursuant to this §3.3 of Eurodollar Rate Loans, in each case specifying the proposed date of prepayment of relevant Revolving Credit Loans, the principal amount to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Periods of such Revolving Credit Loans.  Each such partial prepayment of the applicable Revolving Credit Loans shall be in a principal amount of at least $200,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first, to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans, at the Administrative Agent’s option.  Each partial prepayment shall be allocated among the applicable Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s applicable Revolving Credit Loans, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

(b)          The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., Pacific time, on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

4.             LETTERS OF CREDIT.

4.1.        Letter of Credit Commitments.

4.1.1.     Commitment to Issue Letters of Credit.

(a)          Subject to the terms and conditions hereof, upon the execution and delivery by the Borrower of a letter of credit application on the L/C Issuer’s customary form (a “Letter of Credit Application”), the L/C Issuer on behalf of the Revolving Credit Lenders and in reliance upon the agreement of the Revolving Credit Lenders set forth in this §4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower, and agreed to by the L/C Issuer; provided, however, that, after giving effect to such request, (i) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed the Letter of Credit Sublimit at any time, (ii) the sum of the outstanding principal amount of the Revolving Credit Loans plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, plus the outstanding amount of Swing Line Loans shall not exceed the lesser of (x) the Total Commitment at such time and (y) the Borrowing Base at such time.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the issuance or amendment so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit issued for the account of the Borrower or such Subsidiary that have expired or that have been drawn upon and reimbursed.

(b)          The L/C Issuer shall not issue any Letter of Credit, if:

(i)              Subject to §4.1.6, the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(ii)             the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(c)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(i)             any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the L/C Issuer in good faith deems material to it;

(ii)             the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(iii)            such Letter of Credit is to be denominated in a currency other than Dollars;

(iv)            such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(v)            a default of any Revolving Credit Lender’s obligations to fund under §4.1.4. exists or any Revolving Credit Lender is at such time a Delinquent Lender hereunder, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to §2.11.1(d)) with respect to such Delinquent Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Exposure as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(d)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(e)          The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(f)          The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in §14 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in §14 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

4.1.2.     Procedures for the Issuance and Amendment of Letters of Credit.

(a)          Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m., Pacific time, at least three (3) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(b)          Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent, Borrower or any Guarantor, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in §§11 or 12 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or such Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit.

(c)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

4.1.3.    Applicability of the ISP and Uniform Customs.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

4.1.4.    Reimbursement Obligations of Lenders.  Each Revolving Credit Lender severally agrees that it shall be absolutely and unconditionally liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent or circumstance whatsoever, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever or (B) any other occurrence, event or condition, whether or not similar to any of the foregoing, to the extent of such Revolving Credit Lender’s Commitment Percentage, to reimburse the L/C Issuer through the Administrative Agent on demand for the amount of each draft paid by the L/C Issuer under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to §4.2 (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender).

4.1.5.    Participations of Lenders.  Each such payment made by a Revolving Credit Lender shall be treated as the purchase by such Lender of a participating interest in the Borrower’s Reimbursement Obligation under §4.2 in an amount equal to such payment.  Each Revolving Credit Lender shall share in accordance with its participating interest in any interest which accrues pursuant to §4.2 and in any applicable security for such Reimbursement Obligation.

4.1.6.     Auto-Extension Letters of Credit.  If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that (i) any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than one (1) Business Day before the date (the “Non-Extension Notice Date”) in each such twelve-month period as agreed upon at the time such Letter of Credit is issued and (ii) any extension of an Auto-Extension Letter of Credit shall not extend the expiry date of such Letter of Credit to a date later than the Letter of Credit Expiration Date.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of §4.1.1(b) or (c) or otherwise), or (B) it has received notice (in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender, the Borrower or any Guarantor that one or more of the applicable conditions specified in §12 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

4.2.        Reimbursement Obligation of the Borrower.  In order to induce the L/C Issuer to issue, extend and renew each Letter of Credit and the Revolving Credit Lenders to participate therein, the Borrower shall reimburse or pay to the L/C Issuer, for the account of the L/C Issuer or (as the case may be) the Revolving Credit Lenders, with respect to each Letter of Credit issued, extended or amended by the L/C Issuer for the account of the Borrower or its Subsidiary hereunder, by not later than 11:00 a.m., Pacific time, on each date that any draft presented under such Letter of Credit is honored (the “Honor Date”) by the L/C Issuer, or the L/C Issuer otherwise makes a payment with respect thereto, (i) the amount paid by the L/C Issuer under or with respect to such Letter of Credit and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the L/C Issuer or any Lender in connection with any payment made by the L/C Issuer or any Lender under, or with respect to, such Letter of Credit.  In addition, (x) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, the Borrower shall reimburse or pay to the L/C Issuer, for the account of the L/C Issuer or (as the case may be) the Revolving Credit Lenders, an amount equal to such difference, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the L/C Issuer as Cash Collateral for all Reimbursement Obligations, and (y) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §13, the Borrower shall reimburse or pay to the L/C Issuer, for the account of the L/C Issuer or (as the case may be) the Revolving Credit Lenders, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the L/C Issuer as Cash Collateral for all Reimbursement Obligations.

Each such payment shall be made to the L/C Issuer at the Administrative Agent’s Office in immediately available funds.  Interest on any and all amounts remaining unpaid by the Borrower under this §4.2 at any time from the date such amounts become due and payable (whether as stated in this §4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent, for the benefit of the Lenders and the L/C Issuer, on demand at the rate specified in §5.10 for overdue principal on the Revolving Credit Loans.

4.3.         Letter of Credit Payments.

(a)          If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the L/C Issuer shall notify the Administrative Agent and the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment.  If Borrower fails to reimburse the L/C Issuer as provided in §4.2 on or before the date that such draft is paid or other payment is made by the L/C Issuer, the Administrative Agent may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation and the amount of each Lender’s Commitment Percentage thereof.  In such event, Borrower shall be deemed to have requested a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unpaid Reimbursement Obligation, without regard to the minimum and multiples specified in §2.6 for the principal amount of Base Rate Loans, but subject to the other conditions set forth in §§2.1, 2.6 and 12 (other than the delivery of a Loan Request).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this §4.3 may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  Each Revolving Credit Lender shall upon any notice pursuant to §4.3 make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Commitment Percentage of the Unpaid Reimbursement Obligation not later than 1:00 p.m., Pacific time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of §4.3(b), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(b)         With respect to any Unpaid Reimbursement Obligation that is not fully refinanced by Base Rate Loans because the conditions set forth in §12 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unpaid Reimbursement Obligation that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate set forth in §5.10.1.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to §4.3(a) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this §4.

(c)          Until each Revolving Credit Lender funds its Commitment Percentage of the Revolving Credit Loans or participations as set forth in this §4.3 to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

(d)         If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this §4.3 by the time specified in §4.3, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(e)         At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with §4.3, if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unpaid Reimbursement Obligation or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to §4.3 is required to be returned in connection with any bankruptcy or insolvency proceeding or otherwise (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

4.4.        Obligations Absolute.  The Borrower’s obligations under this §4 shall be absolute, irrevocable and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the L/C Issuer, the Administrative Agent, any Lender or any beneficiary of a Letter of Credit.  The Borrower further agrees with the L/C Issuer, the Administrative Agent and the Lenders that the Borrower’s Reimbursement Obligations under §4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee.  The L/C Issuer, the Administrative Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  The Borrower agrees that any action taken or omitted by the L/C Issuer, the Administrative Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and in the absence of gross negligence or willful misconduct, shall be binding upon the Borrower and shall not result in any liability on the part of the L/C Issuer, the Administrative Agent or any Lender to the Borrower.  The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer.  The Borrower and each of its Subsidiaries shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

4.5.        Role of Issuer.  Each Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in §4.4; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

4.6.        Letter of Credit Fees.  The Borrower agrees to pay to the Administrative Agent in respect of each Letter of Credit the following fees (each, a “Letter of Credit Fee”) computed for the period from and including the date of issuance, extension or amendment of such Letter of Credit to the expiry date of such Letter of Credit equal to the Applicable Margin per annum with respect to Letter of Credit Fees of the maximum amount available to be drawn under such Letter of Credit, which shall be for the accounts of the Revolving Credit Lenders in accordance with their respective Commitment Percentages; provided, however, any Letter of Credit Fees otherwise payable for the account of a Delinquent Lender with respect to any Letter of Credit as to which such Delinquent Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this §4 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Commitment Percentages allocable to such Letter of Credit pursuant to §2.11.1(d), with the balance of such fee, if any, payable to the L/C Issuer for its own account.  Such Letter of Credit Fees shall be payable quarterly in arrears on (i) the last Business Day of each calendar quarter (or portion thereof) for such calendar quarter and (ii) the Maturity Date.  In addition, the Borrower agrees to pay a fronting fee at the rate per annum previously agreed upon by the Borrower and the Administrative Agent of the maximum amount available to be drawn under such Letter of Credit, which shall be for the account of the L/C Issuer and which shall be payable quarterly in arrears on (i) the last Business Day of each calendar quarter (or portion thereof) for such calendar quarter and (ii) the Maturity Date.  In respect of each Letter of Credit, the Borrower shall also pay to the L/C Issuer for the L/C Issuer’s own account, at such other time or times as such charges are customarily made by the L/C Issuer, the L/C Issuer’s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

4.7.        Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Maximum Drawing Amount and any Unpaid Reimbursement Obligations in respect of Letters of Credit issued for the account of the Borrower or its Subsidiary.  §§3.2, 4.2 and 13.1 set forth certain additional requirements to deliver Cash Collateral hereunder.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Union Bank.

4.8.        Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

4.9.        Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Borrower, CAI shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit and such Letters of Credit shall be deemed Letters of Credit issued for the account of CAI for the purposes of this Agreement.

4.10.     Replacement of L/C Issuer.  The Borrower may from time to time, upon not less than fifteen (15) Business Days’ notice from the Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent), replace a previously designated L/C Issuer by designating another Lender as L/C Issuer (upon obtaining such Revolving Credit Lender’s prior written consent thereto and, provided that there are no outstanding Letters of Credit issued by, or obligations owing to, the L/C Issuer being so replaced).  Any such designation shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed).  The Administrative Agent will promptly notify the Borrower and the Lenders of any designation and approval of a replacement L/C Issuer.  Upon any such approval of an L/C Issuer by the Administrative Agent and delivery by such replacement L/C Issuer to the Administrative Agent of contact information and such other information regarding such replacement L/C Issuer as the Administrative Agent may reasonably request, such Lender shall be the “L/C Issuer” issuer for the purposes hereof, and references to the L/C Issuers shall mean and include such Lender in its capacity as L/C Issuer.  For the avoidance of doubt, if any L/C Issuer is replaced by the Borrower with another L/C Issuer, the L/C Issuer so replaced shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its replacement as L/C Issuer and all Letters of Credit and Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unpaid Reimbursement Obligations pursuant to this §4).

5.            CERTAIN GENERAL PROVISIONS.

5.1.        Fees.  The Borrower agrees to pay the fees in the amounts and on the terms and conditions set forth in the Fee Letter.

5.2.         Funds for Payments.

5.2.1.    Payments to the Administrative Agent.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.   Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

5.2.2.     Taxes.  .

(a)          Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)          Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)          If any Withholding Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the applicable Withholding Agent shall withhold or make such deductions as are determined by the Withholding Agent in its good faith discretion to be required based upon the information and documentation the Withholding Agent has received pursuant to subsection (e) below, (B) the applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this §5.2.2) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)          If any Withholding Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Withholding Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this §5.2.2) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)         Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Tax Indemnifications.

(i)  Each of the Loan Parties shall, and does hereby, severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §5.2.2) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability and an explanation of the calculation of such amount delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.  Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to §5.2.2(c)(ii) below.

(ii)          Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of §15.1.4 relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)          Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this §5.2.2, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)          Status of Lenders; Tax Documentation.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in §5.2.2(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)        any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)            executed originals of IRS Form W-8ECI;

(III)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN-E ( or W-8BEN, as applicable); or

(IV)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)         Each Lender agrees that if any form or certification it previously delivered pursuant to this §5.2.2 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)          Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this §5.2.2, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this §5.2.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection to the extent such payment would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)          Survival.  Each party’s obligations under this §5.2.2 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.. .

5.2.3.     FATCA.  The Administrative Agent and any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent or such Lender becomes the Administrative Agent or a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

5.3.       Computations.  All computations of interest for Base Rate Loans and Swing Line Loans when the Base Rate is determined by the Reference Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest pursuant to the provisions of this Credit Agreement shall be made on the basis of a 360-day year and actual days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The outstanding amount of the Revolving Credit Loans as reflected on the Revolving Credit Note Records from time to time shall be considered correct and binding on the Loan Parties unless within five (5) Business Days after receipt of any notice by the Administrative Agent or any of the Lenders of such outstanding amount, the Administrative Agent or such Lender shall notify the Borrower to the contrary.

5.4.        Inability to Determine Eurodollar Rate.  If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof (a) the Administrative Agent reasonably determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (b) the Required Lenders reasonably determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

5.5.       Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted..

5.6.        Additional Costs, etc.  If any Change in Law shall:

(a)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by §5.12) or the L/C Issuer;

(b)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)           impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered..

5.7.       Capital Adequacy.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of (i) reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, or (ii) increasing the amount of assets required to be maintained by such Lender or L/C Issuer, in each case, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered but only in an amount equal to such reduction and to the extent that such reduction is not otherwise reflected in the Base Rate or Eurodollar Rate.  Each Lender shall allocate such cost increase among its customers in good faith and on an equitable basis.

5.8.        Certificate; Delay.  A certificate setting forth any additional amounts payable pursuant to §5.5, 5.6 or 5.7 and a brief explanation of such amounts which are due, submitted by any Lender or the Administrative Agent to the Loan Parties, shall be conclusive, absent manifest error, that such amounts are due and owing.  Failure or delay on the part of such Lender or the Administrative Agent to demand compensation pursuant to §5.5, 5.6 or 5.7 shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation, provided that the Borrower shall not be required to compensate any Lender or the Administrative Agent pursuant to §5.5, 5.6 or 5.7 for any increased costs incurred or reductions (i) suffered more than six months prior to the date that such Lender or the Administrative Agent, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof) or (ii) if such Lender or the Administrative Agent has not required other similarly situated borrowers or obligors to pay comparable amounts with respect to such increased costs or reductions.

5.9.        Indemnity.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to §14.7;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this §5.9, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

5.10.      Mitigation Obligations; Replacement of Lenders

(a)          Designation of a Different Lending Office.  If any Lender requests compensation under §§5.6 or 5.7, requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to §5.2.2, if any Lender gives a notice pursuant to §5.5, or if any Lender requests payment of additional interest pursuant to §5.12, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to §§5.2.2, 5.6, 5.7 or 5.12, as the case may be, in the future, or eliminate the need for the notice pursuant to §5.5, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

5.11.      Replacement of Lenders.  If any Lender requests compensation under §§5.6 or 5.7, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to §5.2.2 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with §5.10(a), the Borrower may replace such Lender in accordance with §14.5.4.

5.11.1.   Overdue Amounts.  Overdue principal and (to the extent permitted by applicable law) interest on the Revolving Credit Loans, the Swing Line Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest from the due date compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate) until such amount shall be paid in full (after as well as before judgment).  An amount shall be considered overdue hereunder if not paid on the date fixed for payment herein or any accelerated maturity thereof, regardless of any grace periods which may be permitted under §13.1 (a) or (b) hereof.

5.11.2.   Amounts Not Overdue.  During the continuance of an Event of Default the principal of the Revolving Credit Loans shall, until such Event of Default has been cured or remedied or such Event of Default has been waived by the Required Lenders pursuant to §16.12, bear interest at a rate per annum equal to the greater of (a) two percent (2%) above the rate of interest otherwise applicable to such Revolving Credit Loans, as the case may be, pursuant to §2.5 or (b) the rate of interest applicable to overdue principal pursuant to §5.11.1.

5.12.      Reserves on Eurodollar Rate Loans. To the extent not otherwise reflected in the Eurodollar Rate, the Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least thirty (30) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender including a brief explanation of such costs. If a Lender fails to give notice thirty (30) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable thirty (30) days from receipt of such notice.

5.13.      Survival.  All of the Loan Parties’ obligations under this §5 shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

6.             COLLATERAL SECURITY AND GUARANTIES.

6.1.       Collateral Security and the Guarantors.  All of the Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens that are entitled to priority under applicable law) in all of the assets constituting Collateral (which shall include, without limitation, all Railcars, all lease agreements relating to the Railcars, and all products and proceeds thereof) of the Borrower or any of the Guarantors who are Domestic Subsidiaries of the Borrower, whether now owned or hereafter acquired, in each case pursuant to the terms of, and as provided in, the Security Documents to which the Borrower or such Guarantor is a party.

6.2.        Guaranties by CAI and Domestic Subsidiaries of Borrower.  The Obligations of the Borrower shall be guaranteed by CAI pursuant to the terms of the Guaranty contained in §17.  All of the Obligations shall be guaranteed by Domestic Subsidiaries of the Borrower, as required under §8.16, pursuant to the terms of a Guaranty substantially in the form of Exhibit G hereto.  Notwithstanding anything to the contrary in this Agreement, a Securitization Entity that is a Domestic Subsidiary of the Borrower shall not be subject to the guaranty requirements of this §6.2 or §8.16.

6.3.         Release of Railcars and Leases.  The parties hereto acknowledge and agree that the Administrative Agent shall (and is hereby authorized to) release its Lien on one or more Railcars and/or leases on such Railcars upon a request for such release by the Borrower or any Guarantor that is a Domestic Subsidiary of the Borrower (a) in connection with a disposition of such Collateral permitted by this Agreement (including, without limitation, §9.5.2) and (b) with respect to Collateral consisting of Railcars and/or leases of such Railcars, at other times requested by the Borrower, so long as, in either such case, prior to any such release all of the following conditions are fulfilled: (i) the Borrower submits to the Administrative Agent a Borrowing Base Report demonstrating that, after giving pro forma effect to any such requested release of such Railcars and/or leases of such Railcars, the Aggregate Indebtedness shall not exceed the lesser of (I) the Total Commitment at such time and (II) the Borrowing Base set forth in such Borrowing Base Report, (ii) no Default or Event of Default exists or would arise after giving effect to any such release, and (iii) the Chief Financial Officer of the Borrower has made a good faith determination that (except for the reduction of the Borrowing Base caused by the release of Collateral), the overall quality of the Borrowing Base (taking into account the type, age and condition of the Railcars, lessee credit, lease terms and such other factors as may be relevant to valuation), measured after giving effect to such proposed partial release of Railcars and/or leases of such Railcars, will not be materially worse than the overall quality of the Borrowing Base immediately prior to such release of Railcars and/or leases of such Railcars.

7.             REPRESENTATIONS AND WARRANTIES.

Each of CAI (for itself and each of its Subsidiaries) and the Borrower (for itself) represents and warrants to the Lenders and the Administrative Agent as follows:

7.1.         Corporate Authority.

7.1.1.    Incorporation; Good Standing.  Such Loan Party and each of its Subsidiaries (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

7.1.2.   Authorization.  The execution, delivery and performance of this Credit Agreement and the other Loan Documents to such Loan Party is or will become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Loan Party is subject or any judgment, order, writ, injunction, license or permit applicable to such Loan Party and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other instrument binding upon, such Loan Party.

7.1.3.     Enforceability.  The execution and delivery of this Credit Agreement and the other Loan Documents to which such Loan Party is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7.2.       Governmental or Third Party Approvals.  The execution, delivery and performance by such Loan Party of this Credit Agreement and the other Loan Documents to which such Person is or is to become a party and the transactions contemplated hereby and thereby do not require (x) the approval or consent of, or filing with, any governmental agency or authority other than those already obtained or (y) the approval or consent of, or filing with, any party with whom such Loan Party have entered into material agreements and/or instruments by which such Loan Party or any of its respective properties may be bound, other than those already obtained.

7.3.        Title to Properties; Leases.  Except as indicated on Schedule 7.3 hereto, such Loan Party owns all of the assets reflected in the consolidated balance sheet of such Loan Party as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no Liens or other rights of others, except Permitted Liens.

7.4.         Financial Statements and Projections.

7.4.1.     Fiscal Year.  Such Loan Party and each of its Subsidiaries has a fiscal (or financial) year which is the twelve months ending on December 31 of each calendar year.

7.4.2.    Financial Statements.  There has been furnished to the Administrative Agent a consolidated balance sheet of CAI and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of CAI and its Subsidiaries for the fiscal year then ended, certified by KPMG LLP, and management-prepared consolidated balance sheets and statements of income of CAI and its Subsidiaries as at the end of each fiscal quarter after the Balance Sheet Date and prior to the Restatement Date.  Such balance sheets and statements of income have been prepared in accordance with GAAP and fairly present the financial condition of CAI and its Subsidiaries as at the close of business on the respective dates thereof and the results of operations for the fiscal periods then ended; provided that such balance sheet and statement of income remain subject to normal year-end adjustments and lack of footnotes and other presentation items.  There are no contingent liabilities of any Loan Party or any of its respective Subsidiaries as of such date involving material amounts, known to the Responsible Officers of the Loan Parties, which were not disclosed in such balance sheets and the notes related thereto.

7.4.3.    Projections.  As of the Restatement Date, (a) the projections of the annual operating budgets of CAI and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2018 to 2022 fiscal years, copies of which have been delivered to each Lender, are based upon reasonable estimates and assumptions and reflect the reasonable estimates of CAI and its Subsidiaries of the results of operations and other information projected therein and (b) to the knowledge of CAI and its Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections.

7.4.4.    Restricted Cash Facilities. All credit agreements and other agreements with respect to Indebtedness of the Loan Parties and their Subsidiaries that require or permit any such parties to set aside Restricted Cash as in effect from the Restatement Date are set forth on Schedule 7.4.4 hereto.

7.5.        No Material Adverse Changes; No Disallowed Restricted Payments.  Since the Balance Sheet Date there has been no event or occurrence which has had or would result in a Material Adverse Effect.  Since the Balance Sheet Date, CAI has not made any Restricted Payment other than Restricted Payments permitted under §9.4.

7.6.       Franchises, Patents, Copyrights, etc.  Such Loan Party possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

7.7.       Litigation.  Except as set forth in Schedule 7.7 hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of such Loan Party after due and diligent investigation, threatened or contemplated at law, in equity or before any Governmental Authority, by or against such Loan Party or against any of its properties or revenues, that (a) if adversely determined, might, either in any case or in the aggregate, after taking into account the merit of such actions, suits, proceedings, claims or disputes, (i) have a Material Adverse Effect or (ii) materially impair the right of such Loan Party, considered as a whole, to carry on business substantially as now conducted by it, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of such Loan Party, or (b) would question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

7.8.        No Materially Adverse Contracts, etc.  No Loan Party is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect.  No Loan Party is a party to any contract or agreement that has or is expected, in the judgment of such Loan Party’s officers, to have any Material Adverse Effect.

7.9.       Compliance with Other Instruments, Laws, etc.  No Loan Party is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect.

7.10.      Tax Status.  Such Loan Party has filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.  No Loan Party nor any Subsidiary thereof is party to any tax sharing agreement (excluding leases with tax indemnity and/or tax pass-through provisions and other customary commercial agreements entered into in the ordinary course of business, the primary purpose of which is unrelated to the sharing of taxes) with any Person other than a Loan Party or a Subsidiary.

7.11.       No Event of Default.  No Default or Event of Default has occurred and is continuing.

7.12.     Investment Company Act.  No Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

7.13.     Absence of Financing Statements, etc.  Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of any Loan Party or any of its Subsidiaries or any rights relating thereto.

7.14.     Perfection of Security Interest.  All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Administrative Agent’s security interest in the Collateral.  The Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses.  Each of the Borrower and the Guarantors are the owners of the Collateral owned by it free from any Lien, except for Permitted Liens.

7.15.     Certain Transactions.  Except (i) for arm’s length transactions pursuant to which CAI or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than CAI or such Subsidiary could obtain from third parties, (ii) for transactions in connection with a Permitted Securitization, (iii) pursuant to the terms of the documents described on Schedule 7.15 hereto as in effect on the Restatement Date, and (iv) Distributions permitted under §9.4.1 with respect to the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of Borrower or its Affiliates from officers, directors, employees, consultants or other service providers of such Person, no Affiliate of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner.

7.16.      Employee Benefit Plans.

7.16.1.  In General.  Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, or such Pension Plan is entitled to rely on an opinion or advisory letter issued by the Internal Revenue Service.  To the best knowledge of CAI, nothing has occurred that would adversely affect the status of such determination, opinion or advisory letter.

7.16.2.  Claims, Actions Or Lawsuits.  There are no pending or, to the best knowledge of CAI, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Employee Benefit Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

7.16.3.  ERISA Events.  (i) No ERISA Event has occurred, and neither CAI nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) CAI and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither CAI nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither CAI nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither CAI nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

7.17.      Use of Proceeds.

7.17.1.  General.  The proceeds of the Revolving Credit Loans and Swing Line Loans shall be used (a) for working capital and general corporate purposes (but subject to the limitation set forth in Section 9.15) and (b) to fund Capital Expenditures permitted hereunder.  The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes (but subject to the limitation set forth in Section 9.15).

7.17.2.   Regulations U and X.  No portion of any Revolving Credit Loan or a Swing Line Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

7.18.     Environmental Compliance.  Each Loan Party and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has concluded, based on reasonable inquiry, that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.18.1.   Environmental Claim. Each Loan Party and each of its respective Subsidiaries conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof each Loan Party and each of its respective Subsidiaries has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; as used herein, “Environmental Laws” means any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment;

7.18.2.  Notice of Environmental Claims.  No Loan Party or any of its respective Subsidiaries have received written notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (collectively, “Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.

7.19.      Subsidiaries, etc.  The Borrower has no Subsidiaries and is not engaged in a joint venture with any Person except as described on Schedule 7.19.

7.20.     Collection Accounts.  Schedule 7.20 designates each Collection Account of the Borrower and its Domestic Subsidiaries (other than a Securitization Entity) and all such Collection Accounts are subject to an Account Control Agreement in favor of the Administrative Agent for the benefit of the Secured Parties.

7.21.      Disclosure.  None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to any Loan Party or any of its Subsidiaries in the case of any document or information not furnished by either of them or any of their Subsidiaries) necessary in order to make the statements herein or therein not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  There is no fact known to any Loan Party or any of its Subsidiaries which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

7.22.      Registration of Security Interest.

(a)          To the extent the UCC governs perfection of a security interest in the relevant Collateral, UCC financing statements describing the Collateral have been filed with the applicable filing office on or before the Restatement Date.

(b)        A memorandum of the Security Agreement has been filed with the Registrar General of Canada pursuant to Section 105 of the Canada Transportation Act and the deposit of such memorandum with the Registrar General of Canada perfects the Administrative Agent’s rights in the Railcars in Canada and no other filing, recording or deposit with, or giving of notice to any other federal, state, provincial or local government or agency thereof, or any other action, is necessary in order to protect the rights of the Administrative Agent in the Railcars in Canada or any province thereof.

(c)          A memorandum of the Security Agreement has been filed with the STB pursuant to 48 U.S.C. §11301 and such filing with the STB pursuant to 49 U.S.C. §11301 perfects the Administrative Agent’s rights in the Railcars and the leases in the United States and no other filing, recording or deposit with, or giving of notice to any other federal, state or local government or agency thereof, or any other action, is necessary in order to protect the rights of the Administrative Agent in the Railcars in the United States, any state thereof or the District of Columbia.

7.23.      Solvency.  Both before and after giving effect to each incurrence of Indebtedness hereunder, and the payment of all fees, costs and expenses payable by the Borrower hereunder, CAI and its Subsidiaries are Solvent.

7.24.     Insurance.  Each Loan Party and each of its Subsidiaries maintain with financially sound and reputable insurers insurance and such insurance is in accordance with sound business practices in accordance with industry standards and the terms of the Security Documents.  The insurance maintained by, or on behalf of, the Borrower on the Restatement Date is described on Schedule 7.24 hereof.  The Railcars are covered by the insurance required by §8.7 hereof and all premiums due prior to the Restatement Date in respect of such insurance have been paid in full.

7.25.      Foreign Assets Control Regulations, Etc..  None of the requesting or borrowing of the Revolving Credit Loans, the Swing Line Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, none of the Loan Parties nor any of their Subsidiaries or other Affiliates that are controlled by either of the Loan Parties (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

7.26.      Taxpayer Identification Number.  Each Loan Party’s true and correct U.S. taxpayer identification number is set forth on Schedule 16.6.1.

7.27.     Updates to Certain Schedules.  Any Loan Party may from time to time supplement any of Schedules 7.4.4, 7.19, 7.20 or 16.6.1 as may be necessary for such Schedules to be accurate and complete as of the date such supplements are delivered and which supplement shall be certified by a Responsible Officer of such Loan Party and in a form reasonably satisfactory to the Administrative Agent.

7.28.      Sanctions.  Neither CAI, nor any of its Subsidiaries, nor, to the knowledge of CAI and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is (i) currently the subject of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

7.29.      Anti-Corruption Laws.  Each Loan Party and their respective Subsidiaries have (i) conducted their businesses in compliance with applicable anti-corruption laws, including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and, to the knowledge of the Borrower, other similar anti-corruption legislation in such other jurisdictions in which such Loan Party and/or its Subsidiaries conduct business and (ii) instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

7.30.      Leases with Permitted Mexican Leases.  On the Restatement Date, the Borrower does not have any lease agreements in effect with a Permitted Mexican Lessees.

7.31.      Use of Plan Assets. The Borrower is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

7.32.      EEA Financial Institutions. The Borrower is not an EEA Financial Institution.

7.33.      Railcars as of Restatement Date. A true, complete and correct listing of the Railcars included in the calculation of the Borrowing Base as of the Restatement Date is attached as Schedule 7.33 hereto.

7.34.      Beneficial Ownership Certification.  The Beneficial Ownership Certification delivered by the Borrower on the Restatement Date is true, complete and correct as of the Restatement Date.

8.            AFFIRMATIVE COVENANTS.

Each of CAI (as to itself and its Subsidiaries) and the Borrower (as to itself) covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit, Swing Line Loan or Revolving Credit Note is outstanding or any Lender has any obligation to make any Revolving Credit Loans or the L/C Issuer has any obligation to issue, extend or renew any Letters of Credit or the Swing Line Lender has any obligation to make Swing Line Loans:

8.1.        Punctual Payment.  Borrower will duly and punctually pay or cause to be paid the principal and interest on the Revolving Credit Loans, all Reimbursement Obligations, all Swing Line Loans, the fees and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

8.2.        Maintenance of Office.  Each of CAI and Borrower will maintain its chief executive office in San Francisco, California or, in each case, at such other place in the United States of America as such CAI or Borrower shall designate upon thirty days’ prior written notice to the Administrative Agent, where notices, presentations and demands to or upon Borrower in respect of the Loan Documents to which such Loan Party is a party may be given or made.  In the event that CAI or Borrower moves its chief executive office to another location within the State of California, thirty days’ prior written notice to the Administrative Agent shall be sufficient.

8.3.        Records and Accounts.

(a)          CAI will (i) keep, and cause each of its Subsidiaries (including the Borrower) to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (iii) at all times engage KPMG LLP or other independent certified public accountants satisfactory to the Administrative Agent as the independent certified public accountants of CAI and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of CAI and its Subsidiaries and the appointment in such capacity of a successor firm as shall be reasonably satisfactory to the Administrative Agent.

(b)          From time to time upon the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent a list of the names, addresses, face value, and dates of invoices for each Lessee obligated on a lease agreement that is included in the Collateral.  The Borrower shall provide to the Administrative Agent upon request copies of leases to which any portion of the Collateral is subject.

8.4.        Financial Statements, Certificates and Information.  The Loan Parties will deliver (or cause to be delivered) to the Administrative Agent:

(a)          (i)              as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and the related audited statements of income and statements of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, and certified, without qualification and without an expression of uncertainty as to the ability of the Borrower or any of its Subsidiaries to continue as going concerns, by KPMG LLP or by other nationally recognized independent certified public accountants reasonably satisfactory to the Administrative Agent; and

(ii)             as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of CAI, the audited consolidated balance sheet of CAI and its Subsidiaries as at the end of such year, and the related audited statements of income and statements of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, and certified, without qualification and without an expression of uncertainty as to the ability of any Loan Party or any of its Subsidiaries to continue as going concerns, by KPMG LLP or by other independent certified public accountants reasonably satisfactory to the Administrative Agent;

(b)          (i)            as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and its Subsidiaries, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and the related statements of income and statements of cash flow for the portion of the fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

(ii)            as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of CAI and its Subsidiaries, copies of the unaudited consolidated balance sheet of CAI and its Subsidiaries as at the end of such quarter, and the related statements of income and statements of cash flow for the portion of the fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of CAI that the information contained in such financial statements fairly presents the financial position of CAI and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)          upon the reasonable request of the Administrative Agent, the Borrower shall provide consolidating financial statements of the type referred to in subsections (a) and (b) above for (i) each Guarantor (other than CAI) and (ii) the non-Guarantor Subsidiaries of the Borrower on an aggregated basis (i.e., consolidating with respect to the group of non-Guarantor Subsidiaries), all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of such Person that the information contained in such consolidating financial statements fairly presents the financial position of each of the relevant Person(s) on the date thereof (subject, in the case of those financial statements referred to in subsection (b), to year-end adjustments);

(d)        simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit D hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

(e)          (i) simultaneously with the filing or mailing thereof, copies of all public filings containing material of a financial nature filed with the Securities and Exchange Commission or with any national securities exchange or sent to the stockholders of CAI or any of its respective Subsidiaries (provided that so long as CAI is a public reporting company, the filing of such reports on EDGAR will be deemed to satisfy this reporting requirement) and (ii) promptly, and in any event within five (5) Business Days after receipt thereof by CAI or any of its Subsidiaries, copies of each public notice or other public correspondence received from the Securities and Exchange Commission or any national securities exchange concerning any investigation or possible investigation or other inquiry by such agency regarding any financial or other operational results of any Loan Party or any of its respective Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

(f)          within forty-five (45) days of the end of each calendar month and, in any case, simultaneously with the delivery of a Loan Request in accordance with §2.9, and at such other times as the Administrative Agent may reasonably request, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar month, the date of such Loan Request or other date so requested by the Administrative Agent, as the case may be;

(g)         simultaneously with the delivery of the financial statements referred to in subsection (f) above, an equipment report with respect to the Eligible Railcars and Eligible Direct Finance Leases, in form and detail reasonably satisfactory to the Administrative Agent, setting forth (A) the aggregate number, Aggregate Net Book Value, Aggregate Finance Lease Value and weighted average age of Eligible Railcars, type(s) of Eligible Railcars owned by the Borrower and its Subsidiaries, and an updated listing of the Eligible Railcars then included in the Borrowing Base, the Railcars and their corresponding marks, (B) each Eligible Railcar that has been re-marked (and the old and new marks) during the calendar quarter ended on the date of such financial statements, and type(s) of lease(s) (e.g., per diem lease, net lease, full service lease or finance leases), a listing of each Eligible Direct Finance Lease, the weighted average remaining duration of each Eligible Direct Finance Lease and the leases to which the Eligible Railcars are subject, identification of each lease of an Eligible Railcar that is then on lease to a Permitted Mexican Lessee and the then unsecured debt credit rating of each such Permitted Mexican Lessee and a listing of all Tank Railcars, the Net Book Value or Finance Lease Value, as the case may be, of each such Tank Railcar owned by the Borrower and each such Tank Railcar that is Flammable Cargo Tank Railcar.

(h)          within one hundred twenty (120) days after the end of each fiscal year, (x) projections of the annual operating budget of CAI on a consolidated basis, balance sheets and cash flow statements for the next fiscal year, and (y) the projections of the annual operating results of Borrower and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the next fiscal year; and

(i)          from time to time such other financial data and information (including accountants’ management letters) as the Administrative Agent or any Lender may reasonably request.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of such Loan Party or any of its Subsidiaries hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtX or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or their securities) (each, a “Public Lender”).  Each Loan Party hereby agrees that so long as such Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” such Loan Party shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer, the Swing Line Lender and the Lenders to treat Borrower Materials as not containing any material non-public information with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent Borrower Materials constitute Information, they shall be treated as set forth in §16.4); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing or anything to the contrary contained herein, no Loan Party shall be under any obligation to mark the Borrower Materials “PUBLIC.”

8.5.        Notices.

8.5.1.    Defaults.  The Borrower will promptly notify the Administrative Agent in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation in excess of Five Million Dollars ($5,000,000) in principal amount to which or with respect to which any Loan Party or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Administrative Agent, describing the notice or action and the nature of the claimed default.

8.5.2.    Environmental Events.  The Borrower will promptly give notice to the Administrative Agent and each of the Lenders (a) of any violation of any Environmental Law that any Loan Party or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority required under any applicable Environmental Law or permit and (b) upon becoming aware of any inquiry, proceeding, investigation, or other action, including receipt of a written notice of potential environmental liability, of any Governmental Authority that in either case could have a Material Adverse Effect.

8.5.3.    Notification of Claim against Collateral.  The Borrower will, immediately upon becoming aware thereof, notify the Administrative Agent in writing of any setoff, claims (including, with respect to environmental claims), withholdings or other defenses to which any of the Collateral, or the Administrative Agent’s rights with respect to the Collateral, are subject.

8.5.4.    Notice of Litigation and Judgments.  CAI will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any Loan Party or any of its Subsidiaries or to which any Loan Party or any of its Subsidiaries is or becomes a party involving an uninsured claim against any Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on any Loan Party or any of its Subsidiaries and stating the nature and status of such litigation or proceedings.  CAI will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any Loan Party or any of its Subsidiaries in an amount in excess of Five Million Dollars ($5,000,000).

8.5.5.     Notice of ERISA Event.  CAI will, and will cause each of its Subsidiaries to, give prompt notice to the Administrative Agent in writing upon the occurrence of any ERISA Event.

8.5.6.     Posting of Notices to the Platform.  The Administrative Agent shall post to the Platform any notice received from the Borrower pursuant to this §8.5.

8.6.        Legal Existence; Maintenance of Properties.  Each Loan Party will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its respective Subsidiaries and will not, and will not cause or permit any of its respective Subsidiaries to, without providing the Administrative Agent with at least ten (10) Business Days written notice and the Administrative Agent having filed all necessary Uniform Commercial Code financing statements and taking such other actions in order to maintain the perfection of its Liens in all relevant jurisdictions, convert to a limited liability company or a limited liability partnership.  Each Loan Party (i) will use commercially reasonable efforts to cause all of its properties and those of its respective Subsidiaries used or useful in the conduct of their business or the business of its respective Subsidiaries to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the relevant Loan Party may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of its respective Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §8.6 shall prevent either of the Loan Parties from discontinuing the operation and maintenance of any of any of their properties or any of those of their respective Subsidiaries if such discontinuance is, in the judgment of such Loan Party, desirable in the conduct of their or such respective Subsidiary’s business and that do not in the aggregate have a Material Adverse Effect.

8.7.          Insurance.

8.7.1.     General.  CAI will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the general practices of businesses engaged in similar activities in similar geographic areas.  The Borrower will (A) exercise commercially reasonable efforts to enforce the insurance obligations of each lessee set forth in each lease agreement relating to one or more Railcars and (B) comply with the insurance requirements set forth in Section 10 of the Security Agreement.

8.7.2.     Insurance Requirements for Flammable Cargo Tank Railcars.

(a)         The Borrower shall cause each Lessee under a lease of a Flammable Cargo Tank Railcar to maintain with financially sound and reputable insurance companies (or, subject to the Borrower’s standard business practice, to self-insure) liability insurance with respect to the operation of such Flammable Tank Railcars for amounts and against such risks consistent with prudent industry standard for railcar leasing companies for such type of Railcar.

(b)        The Borrower will maintain with respect to any Flammable Cargo Tank Railcar liability insurance (including excess liability insurance) in accordance with industry standards typical for the size and nature of Borrower’s business operations (provided, however, that the level of deductibles and self insurance shall be that which is obtainable by the Borrower on a commercially reasonable basis) but not less than the amounts as required by the AAR, the United States Department of Transportation, or any other applicable United States, state, governmental agency or other applicable law or regulation, or for Tank Railcars to be used in Canada, by any Canadian, or applicable provincial or other law or regulation, with respect to each Flammable Cargo Tank Railcar.  All such liability insurance obtained by the Borrower shall name the Administrative Agent and each Lender as an additional insured.

8.8.        Taxes.  CAI will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if CAI or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that CAI and each of its Subsidiaries will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

8.9.         Inspection of Properties and Books, etc.

8.9.1.     General.  Subject to §16.4, the Loan Parties shall permit the Lenders, through the Administrative Agent or any of the Lenders’ other designated representatives upon reasonable advance notice and at reasonable time during normal business hours, to visit and inspect any of the properties of CAI or any of its Subsidiaries, to examine the books of account of CAI and its Subsidiaries (and to make copies thereof and extracts therefrom), to inspect any lease agreement and any related Railcar (subject to the rights of the lessee under such lease agreement), to examine information systems and operational support systems relating to the administration and management of the Collateral and to discuss the affairs, finances and accounts of CAI and its Subsidiaries with, and to be advised as to the same by, its and their officers (including without limitation cooperating with the Administrative Agent, its nominee or representatives upon notice to provide any information from such information systems and operational support systems reasonably required to obtain a fair picture of the condition, status and location of the Eligible Railcars, provided however, that in case of an Event of Default the Loan Parties shall at the first written request of the Administrative Agent or its representatives provide said information), and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base, all at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request; provided that any such visit and inspection shall be at the expense of the Loan Parties not more than one time in any calendar year unless a Default or Event of Default is continuing (during which period any and all such visits and inspections shall be at the expense of the Borrower).

8.9.2.     Collateral Reports.  No more frequently than once during each calendar year, or more frequently as determined by the Administrative Agent if an Event of Default shall have occurred and be continuing, upon the request of the Administrative Agent, the Loan Parties will obtain and deliver to the Administrative Agent, or, if the Administrative Agent so elects, will cooperate with the Administrative Agent in the Administrative Agent’s obtaining, a report of an independent collateral auditor satisfactory to the Administrative Agent (which may be affiliated with one of the Lenders) with respect to the Railcars and/or the other components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the lease receivables (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Loan Parties or any applicable Subsidiary), Railcars (as to each, including verification as to the value, location and respective types).  Collateral value reports shall be conducted and made, at the expense of the Loan Parties, not more than one time in any calendar year unless a Default or Event of Default is continuing (during which period any and all such collateral value reports shall be at the expense of the Loan Parties).

8.9.3.     Communications with Accountants.  Each Loan Party authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders to communicate directly with such Loan Party’s independent certified public accountants regarding the financial statements delivered pursuant to §8.4 and, in connection therewith, authorizes such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of any Loan Party and each of its respective Subsidiaries.

8.10.      Compliance with Laws, Contracts, Licenses, and Permits.  CAI will, and will cause each of its Subsidiaries to, comply (a) in all material respects with the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) with the provisions of its Governing Documents, (c) with all agreements and instruments by which it or any of its properties may be bound and (d) with all applicable decrees, orders, and judgments.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any Loan Party or any of its Subsidiaries may fulfill any of its obligations hereunder or under any of the other Loan Documents to which CAI or such Subsidiary is a party, CAI will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of CAI or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.

8.11.      [Reserved].

8.12.      Use of Proceeds.  The Borrower will use the proceeds of the Revolving Credit Loans and Swing Line Loans and obtain Letters of Credit solely for the purposes set forth in §7.17.1.

8.13.      Collection Accounts.  The Borrower will direct each Lessee under each Direct Finance Lease or other lease agreement with respect to a Railcar to remit to a Collection Account all rental payments and other amounts owing with respect to such Direct Finance Lease or other lease agreement.  The Borrower will, and will cause each of its Subsidiaries to, together with the employees, agents and other Persons acting on behalf of the Borrower and its Subsidiaries, receive and hold in trust for the Administrative Agent and the Lenders all payments constituting proceeds of Collateral which come into their possession or under their control or are otherwise received by such Person and, immediately upon receipt thereof, deposit (or cause to be deposited) such payments in the form received, with any appropriate endorsements, in one of the Collection Accounts.  All such Collection Accounts shall be subject to an Account Control Agreement in favor of the Administrative Agent for the benefit of the Secured Parties.  For the avoidance of doubt, and subject to this §8.13, neither the Borrower nor any Domestic Subsidiary of the Borrower that is a Guarantor may have any bank accounts other than the Collection Accounts.

8.14.     Marking of Railcars.  The Borrower will not allow the name of any Person to be placed on any Railcar as a designation that might reasonably be interpreted as a claim of ownership; provided, however, that the Borrower may cause the Railcars to be lettered with the names or initials or other insignia customarily used by the applicable lessee or any of their respective Affiliates on railroad equipment used by it pursuant to a lease permitted hereby.

8.15.      Registration of Railcars; Administrative Agent’s Lien.

(a)          The Borrower shall cause all of its Railcars, now owned or hereafter acquired by the Borrower, which, under applicable law, are required to be registered, to be properly registered in the name of such Person and take all other steps required under applicable law for the perfection of the Lien of the Administrative Agent, on behalf of the Secured Parties, in such Railcars and leases thereof have been taken.

(b)          In connection with the execution and delivery of a lease agreement with a Permitted Mexican Lessee, the Borrower shall (i) to the extent then permissible under the laws of Mexico, cause such lease agreement and the Railcars subject to such lease agreement to be registered with the applicable filing office in Mexico and (ii) deliver to the Administrative Agent an opinion of Mexican counsel, such counsel and opinion to be reasonably satisfactory to the Administrative Agent, to the effect that all filings and recordings have been taken and effected under Mexican law in order to protect and perfect the interest of the Administrative Agent and the Secured Parties in such lease agreements and Railcars.

(c)          If Mexican law is modified subsequent to the Restatement Date in a manner such that it affords rights, remedies and protections to the Administrative Agent comparable to U.S. law, the Borrower shall take all actions necessary so as to protect the interest of the Administrative Agent in the Railcars and the related lease as reasonably required by the Administrative Agent.

8.16.     New Guarantors.  Each Domestic Subsidiary of the Borrower (other than a Securitization Entity) shall become a Guarantor and execute and deliver to the Administrative Agent (i) a guaranty substantially in the form of Exhibit G hereto and (ii) a joinder to the applicable Security Documents, and shall accede to all of the rights and obligations of a Guarantor hereunder and thereunder, and, pursuant thereto, shall, inter alia, guaranty the full payment and performance of the Obligations.  Furthermore, the Borrower and each such Domestic Subsidiary of the Borrower (other than a Securitization Entity) shall execute and deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request in furtherance of the intent of this §8.16, including, without limitation, an updated Schedule 7.19, documentation of the type required to be supplied by the Borrower and CAI as a condition precedent to the initial Revolving Credit Loans made hereunder pursuant to §11 hereof (including, without limitation, Uniform Commercial Code searches and filings and favorable opinions of counsel to such new Guarantor (which shall cover, among other things, the legality, validity, binding effect and enforceability) and documentation of the type required or reasonably requested to maintain compliance with §§6.1 and 6.2.

8.17.          Maintenance; Possession; Compliance with Laws.

(a)          Maintenance and Operation.  The Borrower shall either (x) at its own cost and expense, maintain, repair and keep each Railcar, or (y) require the applicable Lessee to maintain, repair and keep each Railcar, (i) according to prudent industry practice, in good working order, and in good physical condition for railcars of a similar age and usage, normal wear and tear excepted, (ii) in a manner consistent with maintenance practices used by the Borrower in respect of equipment owned or leased by the Borrower similar in type to such Railcar, (iii) in accordance in all material respects with all manufacturer’s warranties in effect and in accordance with all applicable provisions, if any, of insurance policies required to be maintained pursuant to §8.7, (iv) in compliance in all material respects with any applicable laws and regulations, including, without limitation, the Rules of Interchange of the AAR, rules and regulations of the FRA, the DOT or Transport Canada and Rules of Interchange as they apply to the maintenance and operation of the Railcars in interchange regardless of upon whom such applicable laws and regulations are nominally imposed and (v) in a condition mechanically suitable for interchange by an operator in revenue service; provided, however, that the Borrower may, in good faith and by appropriate proceedings diligently conducted, contest the validity or application of any such standard, rule or regulation in any reasonable manner which does not materially interfere with the use, possession or operation of any of the Railcars or materially adversely affect the rights or interests of the Administrative Agent in the Railcars or hereunder or otherwise expose the Administrative Agent or any Lender to civil, regulatory, administrative or criminal sanctions or injunctive relief.  In no event shall the Borrower discriminate as to the use or maintenance of any Railcar (including the periodicity of maintenance or record keeping in respect of such Railcar) as compared to equipment of a similar nature which the Borrower owns or leases.  The Borrower will maintain, or shall require the applicable Lessee to maintain, all records, logs and other materials required by relevant industry standards or any governmental authority having jurisdiction over the Eligible Railcars required to be maintained in respect of any Railcar as required as of the Restatement Date and required under any subsequent regulation or ruling.

(b)          Possession.  The Borrower shall be entitled to the possession of the Railcars and to the use of the Railcars by it, any of its Affiliates or Lessees in the United States and Canada and, subject to the provisions of this Agreement, Permitted Mexican Lessees only in the manner for which it was designed and intended and so as to subject it only to ordinary wear and tear.  In no event shall the Borrower make use of any Railcar in any jurisdiction not included in the insurance coverage required by §8.7.

(c)          Lease.  The Borrower shall be entitled, without the prior approval of the Administrative Agent, to enter into a lease for any Railcar or Railcars (pursuant to a car service contract or otherwise) to, or to grant permission for the use thereof under car contracts, by, (i) a railroad company or companies incorporated under the laws of the United States of America or any state thereof or the District of Columbia or Canada or any province thereof or a Permitted Mexican Lessee (subject in all cases to §8.17(b)), upon lines of railroad owned or operated by such railroad company or companies in the United States, Canada and Mexico or over which such railroad company or companies have trackage rights or rights for operation of their trains, and upon connecting and other carriers in the usual interchange of traffic or (ii) responsible companies (i.e., a company with which the Borrower would do business in the ordinary course of the Borrower’s business with respect to railcars which it owns, leases or manages) other than railroad companies for use in their business (leases to such lessees described in (i) and (ii) being herein referred to as “Permitted Leases”).  All Permitted Leases applicable to one or more Tank Railcars shall (i) require the related Lessee to comply with Enhanced Tank Car Standards and Operational Control for High-Hazard Flammable Trains, issued by the Pipeline and Hazardous Materials Safety Administration and the Federal Railroad Administration, and (ii) obtain insurance that complies with the requirements set forth in Section 8.7.2.  The Borrower shall use commercially reasonable efforts to ensure that no Permitted Lease shall include a provision that prohibits the assignment of such lease to the Administrative Agent, on behalf of the Secured Parties.  No Permitted Lease entered into by the Borrower hereunder shall relieve the Borrower of any liability or obligation hereunder, which shall be and remain those of a principal and not a surety.  Nothing in this §8.17(c) shall be deemed to constitute permission to any Person in possession of any Railcar pursuant to any such lease to take any action inconsistent with the terms and provisions of this Credit Agreement or any of the other Loan Documents.

8.18.     Intellectual Property; Operations Support Systems.  The Borrower shall at all times own or otherwise have rights to use all IP Rights that are reasonably necessary for the operation of its business and the management and administration of all of the Collateral, without conflict with the rights of any other Person.  The Borrower shall at all times own and/or have rights to use and maintain in good operating condition information systems and operational support systems that are reasonably necessary for the operation of its business and the management and administration of all of the Collateral.

8.19.      Modification

8.19.1.  Required Modifications.  In the event the AAR, the United States Department of Transportation, or any other United States, or state governmental agency or any other applicable law or for Railcars to be used in Canada, by any Canadian, applicable provincial agency or other applicable law requires that any Railcar be altered, replaced, modified or retrofitted whether such requirement is imposed on the owner or for use in the ordinary course by an operator thereof (a “Required Modification”), the Borrower shall either (i) at its own expense make, or (ii) require the applicable Lessee to make, such Required Modification; provided, however, that the Borrower may, in good faith and by appropriate proceedings diligently conducted, contest the validity or application of any such law, regulation, requirement or rule in any reasonable manner which does not materially interfere with the use, possession, operation or return of any Eligible Railcar or materially adversely affect the rights or interests of the Administrative Agent in the Railcars or hereunder or otherwise expose the Administrative Agent or any Lender to civil, regulatory, administrative or criminal sanctions or injunctive relief.  Notwithstanding anything herein to the contrary, if the Borrower determines in good faith that any Required Modification to a Railcar would be economically impractical, in lieu of making the Required Modification as provided above, the Borrower may provide written notice of such determination to the Administrative Agent and treat such Railcar as if an Event of Loss had occurred as of the date of such written notice with respect to such Railcar; provided that the Borrower shall not discriminate against such Railcar in making such determination of economic impracticality as compared with other equipment of the same type as such Railcar which is owned or leased by the Borrower.

8.19.2.   Optional Modifications.  The Borrower at any time may in its discretion and at its own cost and expense modify, alter or improve any Railcar in a manner which is not required by §8.19(a) (a “Modification”); provided that no Modification shall diminish the Fair Market Value, utility or remaining economic useful life of such Railcar below the Fair Market Value, utility, or remaining economic useful life thereof immediately prior to such Modification, in any non de minimis respect, assuming such Railcar was then in the condition required to be maintained by the terms of this Agreement.  If the Borrower shall at its cost cause any Severable Modifications to be made to any Railcar, the Borrower may, at any time, remove such Severable Modifications at its cost and expense and the Borrower shall, at its expense, repair any damage resulting from the removal of any such Severable Modifications in a manner consistent with §8.19.4.

8.19.3.  Additions Subject to Security Agreement.  All parts incorporated or installed in or attached or added to the Railcars pursuant to §8.19.1 and all Non-Severable Modifications made pursuant to §8.19.2 shall, without further act, become subject to the Lien of the Security Agreement.

8.19.4.  Removal of Property; Replacements.  The Borrower may, in the ordinary course of maintenance or repair of any Railcar, remove any item of property constituting a part of such Railcar, and unless the removal of such item is required by §8.19.1 hereof, the Borrower shall replace such item as promptly as practicable by an item of property that is free and clear of all Liens (other than Permitted Liens of the type set forth in §§9.2.1(ii), (v) (ix) or (xi)) and in as good operating condition as, and with a Fair Market Value, utility and remaining economic useful life at least equal to, the item of property being replaced, assuming that such replaced item was in the condition required to be maintained by the terms of this Agreement.  All items at any time removed from such Railcar in the ordinary course of maintenance and repair as provided in the preceding sentence shall remain subject to the Lien of the Security Agreement, no matter where located, until such time as such items shall be replaced in accordance with the terms specified above.  Upon any replacement item of property becoming incorporated or installed in or attached to any Railcar, without further act, (i) such replacement part shall become subject to the Lien of the Security Agreement and (ii) the replaced item of property shall no longer be subject to the Lien of the Security Agreement.  Upon request of the Borrower, the Administrative Agent shall, at the Borrower’s expense, execute and deliver to the Borrower such documents as may be reasonably required to evidence the release of any replaced item of property from the Lien of the Security Agreement.

8.20.      Further Assurances.  Each of the Loan Parties will, and will cause each of its Subsidiaries to, cooperate with the Administrative Agent and execute such further instruments and documents as the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

8.21.      “Know your Customer” Information. If:

(i)              the introduction of any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Credit Agreement;

(ii)            any change in the status of any Loan Party or the composition of the shareholders of any Loan Party after the Restatement Date; or

(iii)            a proposed assignment or transfer by a Lender of any of its rights and/or obligations under the Credit Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Administrative Agent or any Lender (or any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

8.22.     Anti-Corruption Laws.  Each of the Loan Parties and their respective Subsidiaries shall (i) conduct their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation known to such Loan Parties in such other jurisdictions in which any Loan Party and its Subsidiaries do business and (ii) maintain policies and procedures designed to promote and achieve compliance with such laws.

9.            CERTAIN NEGATIVE COVENANTS.

Each Loan Party (as to itself) covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit, Swing Line Loan or Revolving Credit Note is outstanding or any Lender has any obligation to make any Revolving Credit Loans or the L/C Issuer has any obligation to issue, extend or renew any Letters of Credit or the Swing Line Lender has any obligation to make Swing Line Loans:

9.1.        Restrictions on Indebtedness.  Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)          Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;

(b)          Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §8.8;

(c)          Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the such Loan Party or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(d)          endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(e)          Indebtedness of Borrower or a Domestic Subsidiary (in addition to similar Indebtedness permitted under clause (f) hereof) consisting of short-term trade credit extended to such Person in the ordinary course of such Person's business in connection with the acquisition of Railcars and other related equipment; provided that (i) such Indebtedness shall not be in existence for more than 365 days after the occurrence of the transaction giving rise thereto and (ii) the principal amount of such Indebtedness does not exceed one hundred percent (100%) of the purchase price of such Railcars and related equipment;

(f)          Indebtedness of the Borrower or a Domestic Subsidiary incurred in connection with the acquisition or lease after the date hereof of any real or personal property (including Railcars) by the Borrower or a Domestic Subsidiary or under any Capitalized Leases, provided that (i) the aggregate principal amount of such Indebtedness of the Borrower and its Domestic Subsidiaries shall not exceed One Hundred Million Dollars ($100,000,000) outstanding at any one time, (ii) the principal amount of such Indebtedness secured by or relating to the lease of any particular property (including Railcars) shall not exceed one hundred percent (100%) of the purchase price of such property, and (iii) the Administrative Agent, the Borrower, and the holder of such other Indebtedness have entered into an intercreditor agreement in accordance with §14.15 with respect to the rights of such creditor groups;

(g)          Indebtedness incurred from time to time under the Senior Revolving Credit Facility and other Indebtedness existing on the Restatement Date and listed and described on Schedule 9.1 hereto;

(h)         Indebtedness of CAI and its Subsidiaries (other than the Borrower and its Domestic Subsidiaries) (in addition to similar Indebtedness permitted under clause (j) hereof) consisting of short-term trade credit extended to CAI or such Subsidiary in the ordinary course of such Person's business in connection with the acquisition of Containers and other related equipment; provided that (i) such Indebtedness shall not be in existence for more than 365 days after the occurrence of the transaction giving rise thereto and (ii) the principal amount of such Indebtedness does not exceed one hundred percent (100%) of the purchase price of such Containers and related equipment;

(i)          any renewal or refinancing of any Indebtedness permitted under this §9.1; provided that any such refinancing or renewal does not independently violate any restriction, basket, limitation or other provision of this §9;

(j)          Indebtedness (in addition to similar Indebtedness permitted under clause (h) hereof) incurred in connection with the acquisition or lease after the Restatement Date of any real or personal property by CAI or a Subsidiary (other than the Borrower) or under any Capitalized Leases, provided that (i) the aggregate principal amount of such Indebtedness of CAI and its Subsidiaries (other than the Borrower) for non-income producing properties shall not exceed $20,000,000 outstanding at any one time, (ii) such Indebtedness secured by income producing properties complies with the provisions of clause (p) hereof and (iii) the principal amount of such Indebtedness secured by or relating to the lease of any particular property shall not exceed 100% of the purchase price of such property;

(k)          Indebtedness in respect of Interest Rate Protection Agreements;

(l)          Indebtedness consisting of Investments permitted by §9.3(e);

(m)          Indebtedness consisting of obligations (contingent or otherwise) of CAI or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(n)          Indebtedness incurred by a Securitization Entity in connection with a Permitted Securitization provided that (A) in the case of a Permitted Securitization of Container assets, the trustee (or other representative of the lenders or investors in such transaction) has entered into the intercreditor agreement for such Container assets referred to in the Senior Revolving Credit Facility, and (B) in connection with a Permitted Securitization of Railcar assets, the trustee or other lender representative have entered into the intercreditor agreement referred to in Section 14.15;

(o)          other Indebtedness of the Borrower incurred when no Default or Event of Default shall have occurred and be continuing (or would result from the incurrence of such Indebtedness) consisting of:

(i)              Indebtedness that is not secured; or

(ii)          Indebtedness that is secured, so long as, if any such secured Indebtedness incurred by the Borrower or a Domestic Subsidiary of the Borrower individually or in the aggregate exceeds One Hundred Million Dollars ($100,000,000), then the Administrative Agent, the Borrower, the Domestic Subsidiaries of the Borrower, the holder(s) of such Indebtedness and other interested creditors shall have entered into an intercreditor agreement in accordance with §14.15 with respect to the rights of such creditor groups in the respective collateral pools for this facility and all other facilities;

provided that, the proceeds of such secured or unsecured Indebtedness are used solely for (A) repayments of Revolving Credit Loans pursuant to §3.3, or (B) the acquisition of railcar assets and fees, costs and expenses incurred in connection with the acquisition of railcar assets or (C) for the refinancing of any such Indebtedness;

(p)          other Indebtedness of CAI and its Subsidiaries (other than the Borrower or any Subsidiary of the Borrower) for which neither the Borrower or any Subsidiary of the Borrower shall be a guarantor, co-borrower or co-obligor (except for the guaranty by the Borrower of the Senior Revolving Credit Agreement) consisting of :

(i)              Indebtedness that is unsecured;

(ii)             Indebtedness that is secured; provided that any such secured Indebtedness either: (x) is secured by assets that are not commingled with the collateral for the Senior Revolving Credit Agreement; (y) if secured by assets that are commingled with the collateral for the Senior Revolving Credit Agreement, is subject to the intercreditor agreement described in the Senior Revolving Credit Agreement; or

(iii)            other secured Indebtedness not to exceed $60,000,000 in the aggregate;

provided that, both before and immediately after any such secured or unsecured Indebtedness is incurred, no default or event of default under the Senior Revolving Credit Agreement shall have occurred and be continuing and, with respect to Indebtedness described in §9.1(p)(i), §9.1(p)(ii), and  §9.1(p)(iii), the proceeds of such Indebtedness are used solely for (A) repayments of revolving credit loans pursuant to under the Senior Revolving Credit Agreement, (B) the acquisition of assets and fees, costs and expenses incurred in connection with the acquisition of assets or (C) for the refinancing of any such Indebtedness.

(q)         unsecured Indebtedness either: (i) incurred by CAI consisting of one or more guaranties of Indebtedness of Borrower; or (ii) incurred by Subsidiaries of CAI (other than Borrower or a Subsidiary of the Borrower) consisting of one or more guaranties of CAI Indebtedness.

9.2.        Restrictions on Liens.

9.2.1.     Permitted Liens.  Such Loan Party will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; provided that precautionary assignments on assets sold by the Loan Parties to Persons who are not Affiliates of the Loan Parties (in each case, as permitted hereunder) and subsequently managed by the Loan Parties shall not be considered a Lien upon the property or assets of the Loan Parties; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse; provided that any Loan Party or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i)              Liens in favor of CAI on all or part of the assets of Subsidiaries of CAI (other than Collateral) securing Indebtedness owing by Subsidiaries of CAI to CAI;

(ii)             Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

(iii)            deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations, other than any Lien imposed by ERISA;

(iv)            Liens on properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by §9.1(c);

(v)             Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

(vi)          encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which CAI or a Subsidiary is a party, and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of CAI and its Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;

(vii)          Liens existing on the Restatement Date and listed on Schedule 9.2 hereto; provided that such Liens do not encumber any Collateral;

(viii)        purchase money security interests in or purchase money mortgages on real or personal property acquired (in the case of purchase money security interests) or leased (in the case of Capitalized Leases) after the Restatement Date to secure purchase money Indebtedness or Capitalized Leases of the type and amount permitted by §9.1(f), which security interests or mortgages cover only the real or personal property so acquired or leased and any proceeds thereof (including, without limitation, leases, Accounts Receivable, instruments and documents);

(ix)            Liens in favor of the Administrative Agent for the benefit of the Secured Parties securing the Obligations;

(x)             Liens securing the Senior Revolving Credit Facility as in effect from time to time; provided that such Liens do not encumber or extend to any of the Collateral;

(xi)           (a) Liens consisting of the interest of a lessee under any lease with respect to Containers or Railcars where a Loan Party or a Subsidiary is the lessor, and (b) any Lien permitted by such lease or other Liens arising by or through the applicable Lessee; provided that in the case of clause (b), the Lessee is required to discharge such Lien in accordance with the terms of the related lease, in any event before such Lien results in a loss of the related Collateral;

(xii)          Liens on the property listed on Schedule 9.2 hereto as in effect on the Restatement Date that are granted to secure any refinancing or renewal of Indebtedness permitted under §9.1, which refinancing or renewal is permitted under §9.1(i) hereof (subject to all the provisos contained therein); provided that (a) such Liens encumber the same property (and no additional assets or property of the Loan Parties) as secured the Indebtedness that was so refinanced or renewed, (b) the aggregate amount of Indebtedness secured by such property has not increased as a result of such refinancing or renewal and (c) such Liens do not encumber any Collateral;

(xiii)          interests of lessors in property leased to the Loan Parties or a Subsidiary under §9.1(e) or §9.1(j);

(xiv)          other Liens on the assets of CAI and its Subsidiaries (other than Collateral) securing Indebtedness permitted under §9.1(o) or §9.1(p); provided that such Liens do not encumber (x) any Collateral or (y) the railcar management system used by the Borrower in the ordinary course of its business; and

(xv)          Liens incurred by a Securitization Entity on assets of such Securitization Entity securing Indebtedness permitted under §9.1(n).

9.2.2.     Restrictions on Upstream Limitations.

(a)          The Borrower will not, nor will it permit any of its Domestic Subsidiaries (other than a Securitization Entity) to (a) enter into or permit to exist any arrangement or agreement (excluding this Credit Agreement and the other Loan Documents) which directly or indirectly prohibits the Borrower or any of its Domestic Subsidiaries from creating, assuming or incurring any Lien upon any of its assets or those of any of its Domestic Subsidiaries, or (b) enter into any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to the Borrower (other than an agreement made by a Securitization Entity, an Excluded Subsidiary, or any other non-Guarantor Subsidiary), to make loans, advances or other payments of whatsoever nature to the Borrower, or to make transfers or distributions of all or any part of its assets to the Borrower; in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under §9.2.1, and (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by the Borrower or such Subsidiary in the ordinary course of its business.

(b)          CAI will not, nor will it permit any of its Subsidiaries to, enter into any agreement, contract or arrangement (excluding the Senior Revolving Credit Facility) restricting the ability of any Subsidiary of CAI (other than the Borrower or an Excluded Subsidiary) to pay or make dividends or distributions in cash or kind to CAI (other than an agreement made by a Securitization Entity of CAI, the Borrower or an Excluded Subsidiary), to make loans, advances or other payments of whatsoever nature to CAI, or to make transfers or distributions of all or any part of its assets to CAI; other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under §9.2.1, (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by CAI or such Subsidiary in the ordinary course of its business, and (iii) as permitted under the Senior Revolving Credit Facility.

9.3.        Restrictions on Investments.  Such Loan Party will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)          marketable direct or guaranteed obligations of the United States of America, European or Japan that mature within one (1) year from the date of purchase by the Loan Parties;

(b)          demand deposits, certificates of deposit, bankers acceptances and time deposits of United States or Japanese banks having total assets in excess of One Billion Dollars ($1,000,000,000);

 (c)          securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of Japan, the laws of the European Union or the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s, and not less than “A 1” if rated by S&P;

(d)          Investments existing on the Restatement Date and listed on Schedule 9.3 hereto;

(e)          (i) Investments by the Borrower in any Domestic Subsidiary of the Borrower (including any Securitization Entity established by the Borrower), (ii) Investments by CAI in CAL, (iii) Investments by any Subsidiary of CAI who is not the Borrower or a Guarantor in any other Subsidiary of CAI who is not the Borrower or a Guarantor to the extent that such Investment is permitted pursuant to the terms of the Senior Revolving Credit Facility, (iv) Investments consisting of guaranties of Indebtedness of the Loan Parties permitted under §9.1, including, without limitation, the CAI Rail Guaranty permitted by, and subject to the conditions set forth in clause (ii) of Section 9.1(g), (v) Investments by any Subsidiary of CAI (other than the Borrower or any Domestic Subsidiary of the Borrower) in any other Subsidiary of CAI who is not the Borrower or a Guarantor, and (vi) Investments by CAI in any Subsidiary of CAI other than CAL; provided that the aggregate amount of Investments by CAI under this clause (vi) does not exceed an amount equal to the greater of (A) $60,000,000, and (B) 25% of Shareholders’ Equity at any time; provided further that both before and immediately after any such Investment under this clause (vi), no Default or Event of Default shall have occurred and be continuing;

(f)          Investments consisting of the Guaranty and the guaranty provided by CAI pursuant to §17;

(g)          Investments consisting of advances to employees pursuant to the Staff Loan Program, provided that the aggregate amount of such Investments shall not exceed One and One-Half Million Dollars ($1,500,000) at any time;

(h)          Investments by any Subsidiary of CAI who is not the Borrower or a Guarantor;

(i)          other Investments of CAI not exceeding $50,000,000 in the aggregate outstanding at any time; and

(j)          Investments by any Loan Party or any of its Subsidiaries in a Securitization Entity in connection with the establishment of a Permitted Securitization; provided, that no additional Investments shall be permitted in any Securitization Entity following the occurrence of any event that would permit (i) the early termination of any purchase or lending commitment thereunder, (ii) the commencement of amortization thereof earlier than scheduled, or (iii) the acceleration of any repayment obligations in respect thereof.

9.4.         Restricted Payments.

9.4.1.     Restricted Payments by CAI.  CAI will not make any Restricted Payments except that, so long as no Default or Event of Default then exists or would result from such payment, CAI may make Distributions:

(a)          (i) if the Total Leverage Ratio, as of the date of such Distribution on a pro forma basis after giving effect to such Distribution, is less than 3.00:1.00, without restriction, or (ii) if the Total Leverage Ratio, as of the date of such Distribution on a pro forma basis after giving effect to such Distribution, is equal to or greater than 3.00:1.00 and less than 3.50:1.00 (or, at any time that the Total Leverage Ratio has been increased to 4:00:1.00 pursuant to §10.1, less than 3.75:1.00), in an aggregate amount in any period of four fiscal quarters not to exceed (x) 100% of Consolidated Net Income for the most recently ended preceding period of four fiscal quarters of CAI, plus (y) the amount of net cash proceeds from the issuance of common or preferred equity securities by CAI during such four fiscal quarters, less (z) the amount (if any) of all previous Distributions during such four fiscal quarters under §9.4(a) and §9.4(b); and

(b)         notwithstanding the limitation in (a)(ii) above, in respect of ordinary and regularly scheduled dividends in respect of CAI’s preferred Capital Stock so long as the Guarantor is in compliance with the financial covenants set forth in §10.1 and §10.2 both before and after giving pro forma effect to the payment of such dividends.

9.4.2.    Restricted Payments by Borrower. If a Borrowing Base Deficiency exists or would result from such payment, Borrower will not make any Restricted Payment other than payments to CAI representing reimbursement of Operating Expenses of the Borrower previously paid by CAI on behalf of Borrower.

9.5.        Merger, Acquisitions and Consolidation; Disposition of Assets Mergers and Acquisitions.  Such Loan Party will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except (a) the merger or consolidation of one or more of the Subsidiaries of CAI (other than the Borrower) with CAI so long as CAI is the surviving entity, or the merger or consolidation of two or more Subsidiaries of CAI (other than the Borrower), in each case, so long as no Default or Event of Default shall occur and (b) in the case of CAI, Permitted Acquisitions.

9.5.2.   Disposition of Assets.  The Borrower will not, and will not permit any of its Subsidiaries (other than any Excluded Subsidiary) to, become a party to or agree to or effect any disposition of assets, other than (a) sales of assets by the Borrower to a Securitization Entity in connection with a Permitted Securitization, and (b) the disposition of assets in the ordinary course of business (which, for the purposes of this Section 9.5.2, means any disposition of assets not exceeding twenty percent (20%) of the Borrower’s fleet of Railcars during any 12-month period), provided that, in connection with any such disposition of Collateral, after giving effect to any such disposition, the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations plus the outstanding amount of Swing Line Loans shall not at any time exceed the lesser of (A) the Total Commitment at such time and (B) the Borrowing Base at such time (calculated after giving effect to the sale or transfer of such property).

9.6.         [Reserved].

9.7.        Compliance with Environmental Laws.  Such Loan Party will not, and will not permit any of its Subsidiaries, except in compliance with applicable Environmental Laws, to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause an unpermitted release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law, which such violation would reasonably be expected to have a Material Adverse Effect.

9.8.         [Reserved].

9.9.        Business Activities.  Such Loan Party will not, and will not permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses of the ownership, management, leasing, sale and other operation of transportation equipment, transportation finance, logistics and in businesses related to the foregoing.

9.10.      Fiscal Year.  Such Loan Party will not, and will not permit any of its Subsidiaries to, change the date of the end of its fiscal (or financial) year from that set forth in §7.4.1.

9.11.       Transactions with Affiliates.

9.11.1.  Except as otherwise permitted by the terms of §7.15, such Loan Party will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of such Loan Party, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

9.11.2.   In providing management and remarketing services with respect of the Railcars included in the calculation of the Borrowing Base, such Loan Party will not, and will not permit any of its Subsidiaries, to discriminate against such Railcars in providing such management and remarketing services, and will provide such services with the same skill and care with which it manages all containers and leases included in its managed fleet.

9.12.      Negative Pledge Regarding Capital Stock of the Borrower.  CAI will not create, incur or permit to exist, and CAI will take such other action as is necessary to remove, any Lien or claim on or to the Capital Stock of the Borrower.

9.13.     Commingling of Assets.  The Borrower will not, and will not permit any of its Subsidiaries to, commingle any of their respective assets, including, without limitation, any Collateral or other collections deposited or held or required to be deposited or held in any Collection Accounts, with any assets, revenues, funds, payments, collections, proceeds or any other amounts received or held by, or in respect of the operations of, any Affiliate of the Borrower which is not a Domestic Subsidiary of the Borrower.

9.14.      No Change to Depreciation Policy.  The Borrower will not amend or modify the depreciation policy in effect on the Restatement Date with respect to the Railcars included in the Borrowing Base, except if the resulting depreciation policy shall be in accordance with GAAP (as certified by the Borrower’s independent auditors).

9.15.     Sanctions.  No Loan Party will, and each Loan Party will not permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

9.16.      Anti-Corruption Laws.  The Borrower shall not directly or indirectly use the proceeds of any Letter of Credit, Swing Line Loan or Revolving Credit Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 (or, to the knowledge of the Borrower, any similar anti-corruption legislation in such other jurisdictions in which such Loan Party and/or its Subsidiaries conduct business).

10.          FINANCIAL COVENANTS.Each Loan Party covenants and agrees that, so long as any Revolving Credit Loan, Unpaid Reimbursement Obligation, Letter of Credit, Swing Line Loan or Revolving Credit Note is outstanding or any Lender has any obligation to make any Revolving Credit Loans or the L/C Issuer has any obligation to issue, extend or renew any Letters of Credit or the Swing Line Lender has any obligation to make Swing Line Loans:

10.1.     Maximum Total Leverage Ratio. CAI will not permit, at any time, the Total Leverage Ratio to be more than 3.75:1.00, provided, that such maximum ratio will be increased to 4.00:1:00 upon delivery by CAI to the Administrative Agent of an officer’s certificate confirming that all of CAI’s and its Subsidiaries’ material financing facilities that include financial covenants, (excluding the Senior Revolving Credit Facility and other agreements containing clauses similar to this Section 10.1) including the existing credit facilities of CAL for which SunTrust Bank and ING Bank respectively, act as administrative agent, have or will have (upon similar amendment of all other credit facilities that contain covenants limiting CAI’s leverage ratio) a maximum total leverage ratio of no less than 4.00:1.00, using definitions that are either: (i) consistent with those herein; or (ii) to the extent not consistent, less restrictive on the Borrower than the definitions herein, and acceptance by the Administrative Agent of such certificate. In the event that following such certification, any of the Borrower or their Subsidiaries enters into a material financing facility that includes a maximum total leverage ratio of less than 4.00:1.00, based on definitions consistent with those herein, the maximum Total Leverage Ratio under this §10.1 shall be reduced to 3.75:1.00.

10.2.     Minimum Fixed Charge Coverage Ratio.  CAI will not permit, as at the end of any Reference Period, the ratio of (a) Consolidated Operating Cash Flow for such Reference Period to (b) Consolidated Total Debt Service for such Reference Period to be less than 1.20:1.00.

11.           CLOSING CONDITIONS.

The obligations of the Lenders to amend and restate the Original Agreement and to make additional Revolving Credit Loans on or after the Restatement Date and of the L/C Issuer to issue any Letters of Credit and of the Swing Line Lender to make Swing Line Loans on or after the Restatement Date shall be subject to the satisfaction of the following conditions precedent:

11.1.      Loan Documents etc.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders.  Each Lender shall have received a fully executed copy of each such document.

11.2.      Certified Copies of Governing Documents.  The Administrative Agent shall have received from the Borrower and each Guarantor a copy, certified by a duly authorized officer of such Person to be true and complete on the Restatement Date, of each of its Governing Documents as in effect on such date of certification.

11.3.      Corporate or Other Action.  All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower and each Guarantor of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to the Administrative Agent.

11.4.      Incumbency Certificate.  The Administrative Agent shall have received from the Borrower and the Guarantor an incumbency certificate, dated as of the Restatement Date, signed by a duly authorized officer of the Borrower or such Guarantor, and giving the name and bearing a specimen signature of each individual who shall be authorized:  (a) to sign, in the name and on behalf of each of the Borrower or the Guarantor, each of the Loan Documents to which Borrower or the Guarantor is or is to become a party; (b) in the case of the Borrower, to make Loan Requests, Swing Line Loan Notices and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

11.5.      Validity of Liens.  The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and Lien upon the Collateral.  All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected.  The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

11.6.      Asset List; Perfection Certificates and UCC Search Results.  The Administrative Agent shall have received from the Borrower a list detailing all of the Borrower’s and its Subsidiaries’ assets and properties as at the date stated thereon (which shall be on or after the Restatement Date), and, to the extent required by the Administrative Agent, descriptions of any and all Liens (other than Permitted Liens) encumbering any such assets as well as copies of any and all loan documentation evidencing the Indebtedness to which any such Liens (other than Permitted Liens) relate, all certified as true and accurate by a Responsible Officer of the Borrower.  The Administrative Agent shall have received from the Borrower and each Guarantor completed and fully executed Perfection Certificates and the results of Uniform Commercial Code searches (and the equivalent thereof in all applicable foreign jurisdictions) with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.

11.7.      Certificates of Insurance.  The Administrative Agent shall have received (a) a certificate of insurance from an independent insurance broker dated on or about the Restatement Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of §8.7 of this Credit Agreement, and (b) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer).

11.8.       Borrowing Base Report.  The Administrative Agent shall have received from the Borrower a Borrowing Base Report, dated as of the Restatement Date.

11.9.     Financial Condition.  The Administrative Agent shall have received from the Borrower the financial statements and projections referred to in §§7.4.2 and 7.4.3 and shall be satisfied that such financial statements fairly represent the financial position of the Borrower as of the respective dates of such financial statements.

11.10.    Opinions of Counsel.  Each of the Lenders and the Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Restatement Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from (a) Perkins Coie LLP, counsel to the Borrower and its Subsidiaries, (b) special STB counsel to the Borrower and its Subsidiaries, and (c) special Canadian counsel to the Borrower and its Subsidiaries.

11.11.    Payment of Fees.  The Borrower shall have paid to the Lenders or the Administrative Agent, as appropriate, the fees referred to in §5.1, together with the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel as of the Restatement Date.

11.12.    No Material Adverse Change.  There shall not occurred a material adverse change in (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of any Loan Party or any of its Subsidiaries, taken as a whole, since the Balance Sheet Date and (b) the facts and information represented to date to the Administrative Agent and the Lenders.

11.13.    Commercial Financial Examination, Etc. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a commercial finance examination of Borrower, and any such additional appraisal reports or other reports or certifications as the Administrative Agent may reasonably request.

11.14.    Beneficial Ownership Certification.  The Borrower shall have delivered to the Administrative Agent a Beneficial Ownership Certificate.

Without limiting the generality of the provisions of §14.3, for purposes of determining compliance with the conditions specified in this §11, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Restatement Date specifying its objection thereto.

12.          CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Revolving Credit Loan, and of the Administrative Agent to issue, extend or renew any Letter of Credit, or of the Swing Line Lender to make any Swing Line Loans, in each case whether on or after the Restatement Date, shall also be subject to the satisfaction of the following conditions precedent:

12.1.     Representations True; No Event of Default.  Each of the representations and warranties of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Revolving Credit Loan, or such Swing Line Loan, or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and then be continuing on the date of such Revolving Credit Loan or Swing Line Loan or extension of a Letter of Credit or would result from the making of such Revolving Credit Loan, or such Swing Line Loan, or the issuance, extension or renewal of such Letter of Credit.  The Administrative Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

12.2.      No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make any Revolving Credit Loan, Swing Line Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Administrative Agent would make it illegal for the Administrative Agent to issue, extend or renew such Letter of Credit.

12.3.     Governmental Regulations.  (i) Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System, and (ii) all appropriate action required to have been taken by any governmental or political agency, subdivision or instrumentality of the United States, prior to the date of such funding, in connection with the transactions contemplated by this Credit Agreement shall have been taken, and all orders, permits, waivers, authorizations, exemptions and approvals shall be in full force and effect on the date of such funding.

12.4.      Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent’s Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

12.5.      Borrowing Base Report.  The Administrative Agent shall have received the Borrowing Base Report required to be delivered to the Administrative Agent in accordance with §8.4(f).

12.6.      Borrowing Base Compliance.  Immediately before and after giving effect to the credit extensions requested, the Aggregate Indebtedness shall not exceed the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base at such time.

12.7.     List of Additional Railcars; Update of Security Documents.  (a)          If the proceeds of a Revolving Credit Loan will be used to acquire additional Railcars, the Borrower shall have delivered to the Administrative Agent the list of the Railcars to be so acquired, and, if necessary to maintain the Lien or the priority of the security interest in favor of the Administrative Agent, for the benefit of, the Secured Parties, make any additional security filings with the STB, the Registrar General of Canada or, under the circumstances described in Section 8.15, the applicable filing office in Mexico, with respect to such additional Railcars and/or Direct Finance Leases.

13.          EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1.      Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)          the Borrower shall fail to pay any principal of the Revolving Credit Loans, Swing Line Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment and, except in the case of an acceleration of the maturity of the Revolving Credit Loans, in which case an Event of Default shall occur immediately, such failure shall continue for a period of five (5) days;

(b)         the Borrower or any of its Subsidiaries shall fail to pay any interest on the Revolving Credit Loans or the Swing Line Loans, any fees or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment and, except in the case of an acceleration of the maturity of the Revolving Credit Loans, in which case an Event of Default shall occur immediately, such failure shall continue for a period of five (5) days;

(c)         the Borrower or CAI shall fail to comply with (i) any of its covenants contained in §§8.1, 8.2 (other than with respect to CAI or the Borrower, moves within the State of California), 8.4(f), 8.5, 8.7, 8.9, 8.12, 9 or 10 or any of the covenants contained in any of the Security Documents (provided, that this reference to covenants in the Security Documents shall not abridge grace periods provided therein with respect to certain Defaults also addressed in this Agreement) or (ii) any of its covenants contained in §8.4 (except for clause (f) thereof) and such failure shall continue unremedied for ten (10) days);

(d)         any Loan Party or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §13.1) for thirty (30) days after written notice of such failure has been given to such Loan Party by the Administrative Agent;

(e)          any representation or warranty of any Loan Party or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false, incorrect or incomplete in any material respect upon the date when made or deemed to have been made or repeated;

(f)          any Loan Party or any of its Subsidiaries shall (x) fail to pay at maturity, or within any applicable period of grace, (i) any obligation for borrowed money or credit received in an aggregate principal amount in excess of $50,000,000, (ii) any obligation in respect of any Capitalized Leases in an aggregate amount in excess of $50,000,000, (iii) any obligation in respect of any operating leases with respect to which the present value (calculated at a discount rate of nine percent (9%) per annum) of the future obligations of such Loan Party and its Subsidiaries thereunder exceeds $50,000,000, or (iv) any obligation under any documentation of Indebtedness incurred in connection with a Permitted Securitization in an aggregate amount in excess of $50,000,000 (including any “termination event”, “event of termination” or any default or event of default thereunder), or (y) fail to observe or perform any material term, covenant or agreement contained in any agreement referenced in clauses (i) through (iv) above for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or require the prepayment, repurchase, redemption or defeasance thereof or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(g)          (i) any Loan Party or any Material Subsidiary shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Loan Party or such Material Subsidiary or of any substantial part of the assets of such Loan Party or such Material Subsidiary or shall commence any case or other proceeding relating to such Loan Party or such Material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing; or (ii) if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any Loan Party or any Material Subsidiary and, with respect to this clause (ii) only, (x) such Loan Party or such Material Subsidiary shall indicate its approval thereof, consent thereto or acquiescence therein or (y) such petition or application shall not have been dismissed within thirty (30) days following the filing thereof;

(h)          a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Loan Party or any Material Subsidiary bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of such Loan Party or any Material Subsidiary in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i)          there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against any Loan Party or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against such Loan Party or any of its Subsidiaries exceeds in the aggregate Five Million Dollars ($5,000,000) or, upon receipt of officer’s certificate of the Guarantor stating that the Senior Revolving Credit Facility has been amended to increase the amount appearing in the equivalent provision of the Senior Revolving Credit Facility, such higher amount but in no event to exceed Fifty Million Dollars ($50,000,000);

(j)          if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Administrative Agent’s Liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Loan Party or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k)          (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of Five Million Dollars ($5,000,000) or, upon receipt of officer’s certificate of the Guarantor stating that the Senior Revolving Credit Facility has been amended to increase the amount appearing in the equivalent provision of the Senior Revolving Credit Facility, such higher amount but in no event to exceed Fifty Million Dollars ($50,000,000); or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of Five Million Dollars ($5,000,000) or, upon receipt of officer’s certificate of the Guarantor stating that the Senior Revolving Credit Facility has been amended to increase the amount appearing in the equivalent provision of the Senior Revolving Credit Facility, such higher amount but in no event to exceed Fifty Million Dollars ($50,000,000);

(l)          any Loan Party or any Material Subsidiary shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any part of its business if such circumstance could reasonably be expected to have a Material Adverse Effect, and such order shall continue in effect for more than thirty (30) days;

(m)          there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect;

(n)          there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect;

(o)          any Loan Party or any of its Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought against such Loan Party or any of its Subsidiaries, a punishment for which in any such case could include the forfeiture of any assets of such Loan Party or such Subsidiary included in the Borrowing Base or any assets of such Loan Party or such Subsidiary not included in the Borrowing Base but having a fair market value in excess of Five Million Dollars ($5,000,000) (or, upon receipt of officer’s certificate of the Guarantor stating that the Senior Revolving Credit Facility has been amended to increase the amount in the equivalent provision of the Senior Revolving Credit Facility, such higher amount but in no event to exceed Fifty Million Dollars ($50,000,000)) with respect to CAI or Fifteen Million Dollars ($15,000,000) with respect to the Borrower; or

(p)          a Change of Control shall occur;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Revolving Credit Notes and the other Loan Documents and all Reimbursement Obligations and Swing Line Loans to be, and they shall thereupon forthwith become, immediately due and payable and the require the Borrower to provide Cash Collateral for all L/C Exposure, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§13.1(g) or 13.1(h), all such amounts shall become immediately due and payable and the Borrower shall be required to provide Cash Collateral for all L/C Exposure, in each case, automatically and without any requirement of notice from the Administrative Agent or any Lender.

13.2.      Termination of Commitments.  If any one or more of the Events of Default specified in §13.1(g) or §13.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Revolving Credit Lenders shall be relieved of all further obligations to make Revolving Credit Loans to the Borrower, the Swing Line Lender shall be relieved of all further obligations to make Swing Line Loans to the Borrower and the L/C Issuer shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  If any other Event of Default shall have occurred and be continuing, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Revolving Credit Lenders shall be relieved of all further obligations to make Revolving Credit Loans, the Swing Line Lender shall be relieved of all further obligations to make Swing Line Loans to the Borrower and the L/C Issuer shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

13.3.      Remedies.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)          declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to issue or extend any Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(b)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)          require that the Borrower Cash Collateralize the L/C Exposure (in an amount equal to the Maximum Drawing Amount and any Unpaid Reimbursement Obligations with respect thereto); and

(d)          exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to issue or extend Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Revolving Credit Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Exposure as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

13.4.      Distribution of Collateral Proceeds.  In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a)          First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b)          Second, to all other Obligations (including without limitation Obligations of the Borrower to any Secured Party with respect to Interest Rate Protection Agreements and Cash Management Agreements); provided that distributions shall be made (A) with respect to any fees owing to the Administrative Agent and the Lenders, ratably among the Administrative Agent and any Lenders to which such fees are owed, and (B) with respect to each type of other Obligations owing to the Lenders such as interest, principal, fees and expenses and amounts owing under Interest Rate Protection Agreements and Cash Management Agreements, ratably among the Lenders (or Affiliates of Lenders, as the case may be), and (C) otherwise in such order or preference as the Required Lenders may determine. In determining “Obligations” for purposes of clauses (A) and (B), the Administrative Agent may in its discretion Cash Collateralize any L/C Exposure in accordance with Section 4.7 and make proper allowance to take into account any Obligations not then due and payable;

(c)          Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders, Secured Parties and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(I)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State of New York; and

(d)          Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

14.          THE ADMINISTRATIVE AGENT.

14.1.      Authorization.

(a)          Each of the Lenders hereby irrevocably appoints MUFG Union Bank N.A. to act on its behalf as Administrative Agent hereunder and under the other Loan Documents.  The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incidental thereto, including the authority, without the necessity of any notice to or further consent of the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Collateral granted pursuant to the Security Documents, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.  The provisions of this §14 are solely for the benefit of the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer, and neither the Borrower nor any of their Subsidiaries shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)         The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor.  The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders.  Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders.

(c)         As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents.  Such actions include the designation of the Administrative Agent as “secured party”, “mortgagee” or the like on all financing statements, certificates of title and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.

(d)          The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this §14 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to the L/C Issuer as fully as if the term “Administrative Agent” as used in this §14 included the L/C Issuer with respect to such acts or omissions (and including any affiliates of the L/C Issuer and the officers, directors, employees, agents and attorneys-in-fact of the L/C Issuer and any affiliates), and (ii) as additionally provided herein with respect to the L/C Issuer.

14.2.          Employees and Administrative Agents.  The Administrative Agent may exercise its powers and execute its duties by or through employees or sub-agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.  The exculpatory provisions of this §14 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

14.3.          No Liability.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.  Except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender, the Swing Line Lender or the L/C Issuer.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of any Revolving Credit Loan, Swing Line Loan or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Swing Line Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swing Line Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender, the Swing Line Lender or the L/C Issuer prior to the making of such Revolving Credit Loan, Swing Line Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

14.4.      No Representations. General.  The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Revolving Credit Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Revolving Credit Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Revolving Credit Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of their Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Revolving Credit Notes or to inspect any of the properties, books or records of the Borrower or any of their Subsidiaries.  The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Revolving Credit Notes shall have been duly authorized or is true, accurate and complete.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document or the occurrence of any Default or Event of Default.  The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Borrower or any of their Subsidiaries.

14.4.2.  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender, the Swing Line Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in §§11 and 12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

14.5.      Payments.

14.5.1.   Payments to the Administrative Agent.  A payment by the Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

14.5.2.   Distribution by Administrative Agent.  If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Revolving Credit Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.5.3.   [Reserved]

14.5.4.  Replacement of Lender.  If any Lender (a) requests compensation under §§5.6 or 5.7, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to §5.6, or (b) is a Delinquent Lender, then CAI may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, §15), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)          the Borrower shall have paid to the Administrative Agent the assignment fee specified in §15.1.2;

(b)         such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under §5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)          in the case of any such assignment resulting from a claim for compensation under §§5.6 or 5.7 or payments required to be made pursuant to §5.6, such assignment will result in a reduction in such compensation or payments thereafter;

(d)          and such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

14.6.      Holders of Revolving Credit Notes.  The Administrative Agent may deem and treat the payee of any Revolving Credit Notes, any participant in a Swing Line Loan or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

14.7.     Indemnity.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required hereunder (including under §§16.2 and 16.3 hereof) to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party (with the exception of any advisor), as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or the Swing Line Lender in its capacity as such, or the L/C Issuer in its capacity as such, or against any Related Party (with the exception of any advisor) of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Swing Line Lender or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this §14.7 are subject to the provisions of §2.8.3.

14.8.     Administrative Agent as Lender, etc.  In its individual capacity, Union Bank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Revolving Credit Loans made by it, and as the holder of any of the Revolving Credit Notes, as the purchaser of participations in Swing Line Loans and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Administrative Agent.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.  Neither the Syndication Agent nor the Co-Documentation Agents shall have any right, power, obligation, liability, responsibility or duty under the Credit Agreement in such capacity, other than those applicable to all Lenders as Lenders.  The Arranger shall not have any right, power, obligation, liability, responsibility or duty under the Credit Agreement in such capacity.

14.9.     Resignation.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Swing Line Lender, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and, so long as no Default or Event of Default has occurred and is continuing, subject to the reasonable acceptance of the Borrower, to appoint a successor, which shall (a) be a Lender (or an Affiliate of a Lender), and (b) have an office in the United States, or an Affiliate with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, the Swing Line Lender and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above (including the reasonable acceptance of the Borrower); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the Swing Line Lender or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Swing Line Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this §14 and §§16.2 and 16.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Union Bank as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

14.10.   Notification of Defaults and Events of Default.  Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof.  The Administrative Agent hereby agrees that upon receipt of any notice under this §14.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

14.11.   Duties in the Case of Enforcement.  In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral.  The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

14.12.   Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Guarantor, the Administrative Agent (irrespective of whether the principal of any Revolving Credit Loan, Swing Line Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Credit Loans, Swing Line Loans or Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swing Line Lender, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Swing Line Lender, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder (including under §§5.1, 16.2 and 16.3).

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swing Line Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.13.    Collateral and Guaranty Matters.  The Lenders, the Swing Line Lender and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)        to release, or authorize the release of, any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Total Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold, to be sold or otherwise disposed of as part of or in connection with any disposition or other transaction permitted hereunder or under any other Loan Document, (iii) if such release is permitted under §6.3 or (iv) subject to §16.12, if approved, authorized or ratified in writing by the Required Lenders;

(b)          to subordinate, or authorize the subordination of, any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by §9.2.1(viii) or (xiii); and

(c)          to release, or authorize the release of, any Guarantor (other than CAI) from its obligations under the Guaranty if such Person ceases to be a Domestic Subsidiary of the Borrower as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this §14.13.

14.14.   Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax, provided any such amounts withheld shall be timely paid over to the appropriate taxing authority.  If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

14.15.   Intercreditor and Collateral Agency Arrangements. Each of the Lenders, the Swing Line Lender and the L/C Issuer irrevocably authorizes the Administrative Agent, for and on behalf of the Secured Parties, to be the representative of the Secured Parties in connection with, and to enter into on behalf of the Secured Parties, (i) an intercreditor agreement, with respect to the Collection Account and amounts on deposit therein, between and among the Borrower, each Domestic Subsidiary of the Borrower that is a Guarantor, CAI, each Securitization Entity formed by the Borrower, and the holders of other Indebtedness of the Borrower and its Subsidiaries permitted pursuant to the terms of this Agreement, and (ii) upon the request of the Borrower with reasonable advance notice to the Administrative Agent and so long as no Default or Event of Default exists, a collateral agency arrangement (including any agreements, certificates, documents and instruments relating thereto or to the transactions contemplated thereby) with a collateral agent or collateral trustee, the Borrower, each Domestic Subsidiary of the Borrower that is a Guarantor, each Securitization Entity formed by the Borrower, the holders of other Indebtedness of the Borrower or any of its Domestic Subsidiaries (and holders of Liens in respect thereof) permitted pursuant to the terms of this Agreement for the purposes of administering the Liens held by such collateral agent for the benefit of the various secured parties in the Collection Account and possession of original lease documents, such collateral agency arrangements and related documentation to be in form and substance satisfactory to the Administrative Agent.  Upon the reasonable request of the Borrower, the Administrative Agent shall cooperate in good faith with the Borrower in its efforts to coordinate the intercreditor and collateral agency arrangements described above.Upon request by the Administrative Agent at any time, Lenders comprising not less than the Required Lenders will confirm in writing the Administrative Agent’s authority pursuant to this §14.15 to enter into and their approval of, the transactions contemplated by the first sentence of this §14.15 and any and all agreements, documents and instruments relating thereto.

Any intercreditor agreement and/or collateral agency agreement entered into pursuant to this §14.15 shall not (A) permit any pari passu lien on the Collateral, except with respect to funds in the Collection Account prior to allocation thereof to the applicable secured parties, or (B) release (except to the extent permitted pursuant to Section 14.13(a)) or subordinate (except to the extent permitted pursuant to Section 14.13(b)) the Lien of the Administrative Agent, on behalf of the Secured Parties, in any Railcar or lease then subject to the Lien of the Security Documents.

14.16.    ERISA Representations.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(a)          Such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(b)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(c)         (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(d)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless sub-clause (a) in the immediately preceding §14.13.1 is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (d) in the immediately preceding §14.13.1, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(a)          None of the Administrative Agent, the Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(b)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(c)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(d)         the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(e)          no fee or other compensation is being paid directly to the Administrative Agent, the Arranger, or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

The Administrative Agent and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, breakage or other early termination fees or fees similar to the foregoing.

15.          ASSIGNMENT AND PARTICIPATION.

15.1.       Conditions to Assignment.

15.1.1.  Successors and Assignment Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of §15.1.2 (ii) with the consent of the Borrower (such consent not to be unreasonably withheld), (iii) by way of participation in accordance with the provisions of §15.1.4, or (iv) by way of pledge or assignment of a security interest subject to the restrictions of §15.1.5 and any other attempted assignment or transfer by any party hereto shall be null and void (except for assignment to a Disqualified Institution, but the provisions of §15.1.2(h) shall apply). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §15.1.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Swing Line Lender, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

15.1.2.   Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Credit Loans (including for purposes of this §15.1.2, participations in Letters of Credit and in Swing Line Loans) at the time owing to it); provided that

(a)          except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Revolving Credit Loans, as the case may be, at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Revolving Credit Loans, outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than Five Million Dollars ($5,000,000) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(b)         each partial assignment of Commitments and Revolving Credit Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Revolving Credit Loans, participations in Swing Line Loans and Letters of Credit or the Commitment assigned, except that this clause (b) shall not apply to rights in respect of Swing Line Loans of the Swing Line Lender;

(c)         any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender and, so long as no Event of Default has occurred and is continuing, the Borrower (with Borrower’s consent not to be unreasonably withheld), unless the Person that is the proposed assignee is itself (a) (i) a Lender; (ii) an Affiliate of a Lender; or (iii) an Approved Fund and (b) not a competitor of the Borrower or Borrower’s Affiliates;

(d)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500.00 (provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(e)        so long as no Event of Default has occurred and is continuing, no such assignment shall be made to a Person who is not an Eligible Assignee without the consent of the Borrower (such consent not to be unreasonably withheld; provided that the withholding of consent to an assignment (i) to a Disqualified Institution or (ii) which results in additional costs pursuant to §§5.6, 5.7 and 5.9 shall be deemed reasonable);

(f)          no such assignment shall be made (A) to the Borrower or any of the Borrower’ Affiliates or Subsidiaries, (B) to any Delinquent Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person;

(g)         in connection with any assignment of rights and obligations of any Delinquent Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Delinquent Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities under this Agreement then owed by such Delinquent Lender to the Administrative Agent, the L/C Issuer, any Lender hereunder or the Borrower (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Delinquent Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Delinquent Lender for all purposes of this Agreement until such compliance occurs; and

(h)          Disqualified Institutions.

(i)          No assignment shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this §15.1.2, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.

(ii)          If any assignment is made to any Disqualified Institution without the Borrower’s prior consent in violation of clause (i) above, the Borrower may, at their sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment, (B) in the case of outstanding Loans held by Disqualified Institutions, prepay such Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this §15.1.2), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in §15.1.2(f), (ii) such assignment does not conflict with applicable Laws and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Loans held by Disqualified Institutions.

(iii)         Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(i)          The Administrative Agent shall have the right, and the Borrower hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to §15.1.3, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of §§5.6, 5.7, 5.9, 16.2 and 16.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Credit Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this §15.1.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §15.1.4.  The Administrative Agent shall use commercially reasonable efforts to provide the Borrower with prompt notice of any assignment hereunder.

15.1.3.   Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Revolving Credit Loans, the Swing Line Loan and participations in Letters of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower, the Swing Line Lender and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

15.1.4.   Participations.  Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or the Borrower’s Affiliates or Subsidiaries or any competitor of the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Revolving Credit Loans (including such Lender’s participations in Letters of Credit and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to §16.12(a) that affects such Participant.  Subject to §15.1.5, the Borrower agrees that each Participant shall be entitled to the benefits of §§5.6, 5.7 and 5.9, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §15.1.2.  To the extent permitted by law, each Participant also shall be entitled to the benefits of §16.1 as though it were a Lender, provided such Participant agrees to be subject to §16.1 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

15.1.5.  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Revolving Credit Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, the European Central Bank or any other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.1.6.  Electronic Execution of Assignments.  The words "execute," "execution," "signed," "signature," and words of like import in or related to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, loan requests, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

15.1.7.  Resignation as L/C Issuer and Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Union Bank assigns all of its Commitment and Revolving Credit Loans pursuant to §15.1.2 above, Union Bank may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Union Bank as L/C Issuer or Swing Line Lender, as the case may be.  If Union Bank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all Letters of Credit and Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unpaid Reimbursement Obligations pursuant to §4).  If Union Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to §2.10.  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Union Bank to effectively assume the obligations of Union Bank with respect to such Letters of Credit.

16.          PROVISIONS OF GENERAL APPLICATIONS.

16.1.     Setoff.  The Borrower hereby grants to the Administrative Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them.  Regardless of the adequacy of any collateral, if any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders or Lender Affiliates to the Borrower and any securities or other property of the Borrower in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender.  ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER IS HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.  Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by the Revolving Credit Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender or participations in Swing Line Loans held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Revolving Credit Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender or participations in Swing Line Loans held by such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Revolving Credit Notes held by, or constituting Reimbursement Obligations owed to or participations in Swing Line Loans held by, such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Revolving Credit Note or Revolving Credit Notes held by, or Reimbursement Obligations owed to, or participations in Swing Line Loans held by, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Revolving Credit Notes held by, and Reimbursement Obligations owed to, or participations in Swing Line Loans held by, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Revolving Credit Notes held by it or Reimbursement Obligations owed it, or participations in Swing Line Loans held by it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.  Each Lender shall notify the Administrative Agent of any exercise of any setoff pursuant to this Section 16.1.Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket documented expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket documented expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket documented expenses incurred by the Administrative Agent, any Lender, the Swing Line Lender or the L/C Issuer (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Swing Line Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this §16.2, or (B) in connection with the Revolving Credit Loans or Swing Line Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Credit Loans or Swing Line Loans or Letters of Credit.  All amounts due under this §16.2 shall be payable not later than ten Business Days after demand therefor.  The agreements in this §16.2 shall survive the resignation of the Administrative Agent, the Swing Line Lender and the L/C Issuer, the replacement of any Lender, the termination of the Total Commitment and the repayment, satisfaction or discharge of all the other Obligations.

16.3.      Indemnification.

(a)          The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Swing Line Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any of their Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Revolving Credit Loan, Swing Line Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Loan Party or any of their Subsidiaries, or any Environmental Liability related in any way to the activities or operations of any Loan Party or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any of their Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party or any of their Subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if any Loan Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of §5.2.2(c), this §16.3.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)          To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under §16.2 or §16.3.1(a) to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Revolving Credit Exposure and unused Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this clause (b) are subject to the provisions of §2.8.3.

To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Credit Loan, Swing Line Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

All amounts due under this §16.3 shall be payable not later than ten Business Days after demand therefor.  The agreements in this §16.3 shall survive the resignation of the Administrative Agent, the Swing Line Lender and the L/C Issuer, the replacement of any Lender, the termination of the Total Commitment, this Agreement and the repayment, satisfaction or discharge of all the other Obligations.

16.3.2.  Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

16.4.      Treatment of Certain Confidential Information.

16.4.1.  Confidentiality.

Each of the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives or to any credit insurance provider relating to the Borrower and its obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms hereof), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that the Administrative Agent shall use commercially reasonable efforts to provide notice to the Borrower of any such request, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent shall use commercially reasonable efforts to provide notice to the Borrower upon becoming aware of such requirement, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Swing Line Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and not as a result of any violation of any confidentiality obligation to the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the Swing Line Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

16.4.2.  Non-Public Information. Each of the Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning CAI or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

16.4.3.  Customary Advertising Material. The Administrative Agent and the Lenders acknowledge that CAI is a reporting company under the Securities Exchange Act of 1934, and that information regarding CAI and the other Loan Parties may be material non-public information. Accordingly, the Administrative Agent and the Lenders agree that, following the Restatement Date, they may use the name, product photographs, logo or trademark of the Loan Parties in customary advertising material relating to the transactions contemplated hereby, only with the advance consent of CAI. Any such consent shall be in writing (which may be in the form of email correspondence). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, Arranger, Co-Documentation Agents, and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments; provided, that without the written consent of CAI, such disclosure will be limited to information that has been made publicly-available by CAI in filings with the Securities and Exchange Commission, unless such service providers have agreed to maintain the confidentiality of such information.

16.5.     Survival of Covenants, Etc.  All covenants, agreements, representations and warranties made herein, in the Revolving Credit Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any Loan Party or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Revolving Credit Loans, the Swing Line Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Revolving Credit Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of any Loan Party or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by CAI or such Subsidiary hereunder.

16.6.      Notices.16.6.1.Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in §16.6.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)              if to the Borrower, the Guarantors, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 16.6.1; and

(ii)              if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in §16.6.2, shall be effective as provided in §16.6.2.

16.6.2.  Electronic Communications.  Notices and other communications to the Lenders, the Swing Line Lender and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swing Line Lender or the L/C Issuer pursuant to §§2, 3 and 4 if such Lender, the Swing Line Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

16.6.3.  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer, the Swing Line Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Swing Line Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

16.6.4.  Changes of Address.  Each of the Borrower, the Administrative Agent, the L/C Issuer, and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

16.6.5.  Reliance by Administrative Agent and the Lenders.  The Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders shall be entitled to rely and act upon any notices (including Loan Requests and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, the Swing Line Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

16.7.      No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent (at the request or with the consent of the Required Lenders as so required by this Agreement and the other Loan Documents) in accordance with §13.3 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with §16.1 (subject to the terms of §2.8.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to §13.3 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to §2.8.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

16.8.      Governing Law.  THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401)).  EACH PARTY HERETO AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §16.6.  THE BORROWER HEREBY WAIVE ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

16.9.      Headings.  The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.10.   Counterparts.  This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery by facsimile or other electronic transmission by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

16.11.    Entire Agreement, Etc.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §16.12.

16.12.    Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  Except as prohibited by law, the Borrower and CAI hereby waive any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  Each of the Borrower and CAI (a) certify that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that such Lender or the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent and the Lenders have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

16.13.    Consents, Amendments, Waivers, Etc.  Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of their Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders and acknowledged by the Administrative Agent.  Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a)          without the written consent of the Borrower and each Lender directly affected thereby:

(i)             reduce or forgive the principal amount of any Revolving Credit Loans, Swing Line Loans or Reimbursement Obligations, or reduce the rate of interest on the Revolving Credit Notes or the amount of the Commitment Fee or Letter of Credit Fees (other than interest accruing pursuant to §5.10.2 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto);

(ii)             increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment or reinstate any Commitment that has been terminated;

(iii)            postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Revolving Credit Loans, the Swing Line Loans or Reimbursement Obligations or any fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to §5.10.2, and (B) any vote to rescind any acceleration made pursuant to §13.1 of amounts owing with respect to the Revolving Credit Loans and other Obligations shall require only the approval of the Required Lenders);

(iv)          other than pursuant to a transaction permitted by the terms of this Credit Agreement, (a) release in one transaction or a series of related transactions all or substantially all of the Collateral (excluding if the Borrower or any Subsidiary of the Borrower becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders) or (b) release CAI or any other Guarantor from their guaranty obligations under the Guaranty;

(b)          without the written consent of all of the Lenders, waive a Default or Event of Default under §13.1(a) or §13.1(b), amend or waive this §16.12 or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder or the definition of Required Lenders or the definition of Supermajority Lenders, or change §§2.13, 13.4 or 16.1 in a manner that would alter the pro rata sharing of payments required thereby;

(c)          without the consent of the Supermajority Lenders, amend the definition of Borrowing Base (or defined terms included therein) in such a manner so as to increase the amount of the Borrowing Base;

(d)          (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Credit Agreement; no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto;

(e)          without the written consent of each Lender directly affected thereby, waive any condition set forth in §§11 or 12 (other than the waiver of the condition precedent in §12 based on the absence of Default or Event of Default that pursuant to the terms of this Credit Agreement has been waived by the Required Lenders).

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.  Notwithstanding anything to the contrary herein, no Delinquent Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Delinquent Lenders), except that (x) the Commitment of any Delinquent Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Delinquent Lender more adversely than other affected Lenders shall require the consent of such Delinquent Lender.

16.14.   Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

16.15.   No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

16.16.   Severability.  The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

16.17.    USA PATRIOT Act; Beneficial Ownership Regulations. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and/or their Subsidiaries, which information includes the name and address of the Borrower or their Subsidiaries and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower, CAI and their respective Subsidiaries in accordance with the Act.  Each Borrower shall, promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation.

16.18.   Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(c)          a reduction in full or in part or cancellation of any such liability;

(d)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(e)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

16.19.    [RESERVED].

16.20.    No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and CAI acknowledges and agrees and acknowledges its understanding that (i) (A) the services regarding this Credit Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower and CAI has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders are and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, CAI or any of their Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower and CAI or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, CAI and their Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, CAI or any of their Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

16.21.    FATCA.  Each of the Borrower and CAI hereby authorizes the Administrative Agent and each Lender to disclose to any applicable Governmental Authority all information required to be disclosed pursuant to the provisions of FATCA.

16.22.   Titles.  The Borrower hereby designates (i) MUFG Union Bank, N.A., as Lead Arranger and Bookrunner, (ii) Bank of America, N.A., as Syndication Agent and (iii) each of ING Bank, a Branch of ING-DiBa AG, and The Huntington National Bank, as Co-Documentation Agents.  The recipient of such titles should have no incremental responsibilities or liabilities as a consequence of receiving such title.

17.           GUARANTY.

17.1.     Guaranty.  CAI hereby absolutely and unconditionally guarantees in favor of the Administrative Agent, for the benefit of the Secured Parties, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations of Borrower, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Lenders in connection with the collection or enforcement thereof) (collectively but excluding any Excluded Swap Obligation, the “Guaranteed Obligations”).  The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon CAI, and conclusive for the purpose of establishing the amount of the Guaranteed Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of CAI under this Guaranty, and CAI hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

17.2.      Rights of Lenders.  CAI consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, CAI consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of CAI under this Guaranty or which, but for this provision, might operate as a discharge of CAI.

17.3.     Certain Waivers.  CAI waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Lender) of the liability of Borrower; (b) any defense based on any claim that CAI’s obligations exceed or are more burdensome than those of Borrower; (c) the benefit of any statute of limitations affecting CAI’s liability hereunder; (d) any right to proceed against Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of any Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  CAI expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.  CAI waives any rights and defenses that are or may become available to CAI by reason of §§2787 to 2855, inclusive, and §§2899 and 3433 of the California Civil Code.  As provided below, the guaranty contained in this §17 shall be governed by, and construed in accordance with, the laws of the State of New York (excluding the laws applicable to conflicts or choice of law (other than the New York General Obligations Law §5-1401)).  The foregoing waivers and the provisions hereinafter set forth in this Guaranty which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this guaranty or the Guaranteed Obligations.

17.4.     Obligations Independent.  The obligations of CAI hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against CAI to enforce this Guaranty whether or not Borrower or any other person or entity is joined as a party.

17.5.      Subrogation.  CAI shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid in full in cash and performed in full and the Commitments are terminated.  If any amounts are paid to CAI in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Lenders to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

17.6.     Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments with respect to the Guaranteed Obligations are terminated.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or CAI is made, or any of the Lenders exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Lenders are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of CAI under this paragraph shall survive termination of this Credit Agreement and/or this Guaranty.

17.7.     Subordination.  CAI hereby subordinates to the indefeasible payment in full in cash of all Guaranteed Obligations the payment of all obligations and indebtedness of the Borrower owing to CAI, whether now existing or hereafter arising, excluding the Excluded Intercompany Obligations, but including but not limited to any obligation of the Borrower to CAI as subrogee of the Lenders or resulting from CAI’s performance under this Guaranty.  Notwithstanding the subordination pursuant to the foregoing sentence, the Borrower may continue to make payments to CAI in the ordinary course of business, unless:  (i) a Default or Event of Default has occurred and is continuing; and (ii) Administrative Agent shall have notified the Borrower in writing that payments of the Borrower’s obligations that have been subordinated pursuant to this §17 should lapse until such Default or Event of Default has been cured.

17.8.     Stay of Acceleration.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against CAI or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by CAI immediately upon demand by the Lenders.

17.9.     Condition of Borrower.  CAI acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as CAI requires, and that none of the Lenders has any duty, and CAI is not relying on the Lenders at any time, to disclose to CAI any information relating to the business, operations or financial condition of the Borrower or any other guarantor (CAI waiving any duty on the part of the Lenders to disclose such information and any defense relating to the failure to provide the same).

18.          ACKNOWLEDGEMENT.In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledge and agree, and acknowledge their Affiliates’ understanding, that:  (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger have assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or and the Arranger have advised or is currently advising the Borrower or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger have any obligation to the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their respective Affiliates, and neither the Administrative Agent nor the Arranger have any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waive and release, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty

19.          TRANSITIONAL ARRANGEMENTS.On the Restatement Date, this Agreement shall amend the Original Agreement in its entirety, except as provided in this §19.  On the Restatement Date, the rights and obligations of the parties evidenced by the Original Agreement shall be evidenced by this Agreement and the other Loan Documents and the existing Letters of Credit issued by any L/C Issuer for the account of Borrower prior to the Restatement Date shall be converted into Letters of Credit under this Agreement and the grant of security interest in the Collateral by the relevant Loan Parties under the Original Agreement and the other “Loan Documents” (as defined in the Original Agreement) shall continue under this Agreement and the other Loan Documents, and shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by this Agreement and the other Loan Documents.  All references to the Original Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.  Without limiting the generality of the foregoing and to the extent necessary, the Lenders and the Administrative Agent reserve all of their rights under the Original Agreement and the Guarantor hereby obligates itself again in respect of all present and future Obligations under, inter alia, the Original Agreement, as amended and restated by this Agreement.

All interest and fees and expenses, if any, owing or accruing under or in respect of the Original Agreement through the Restatement Date shall be calculated as of the Restatement Date (pro rated in the case of any fractional periods), and shall be paid on the Restatement Date.  Commencing on the Restatement Date, all  fees hereunder shall be payable by the Borrower to the Administrative Agent for the account of the Lenders in accordance with this Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

CAI INTERNATIONAL, INC.

By:	/s/ Timothy B. Page
Name: Timothy B. Page
Title: Chief Financial Officer

CAI RAIL INC.

By:	/s/ Timothy B. Page
Name: Timothy B. Page
Title: Chief Financial Officer

Credit Agreement

MUFG UNION BANK, N.A.,
as Administrative Agent, Lender, Swing Line Lender and L/C Issuer

By:	/s/ Fabrice Centeno
Name: Fabrice Centeno
Title: Director

Credit Agreement

BANK OF AMERICA, N.A.,
as Syndication Agent and a Lender

By:	/s/ Mark Mokelke
Name: Mark Mokelke
Title: SVP, Senior Relationship Manager

Credit Agreement

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Debra H. Wright
Name: Debra H. Wright
Title: SVP

Credit Agreement

THE HUNTINGTON NATIONAL BANK,
as Co-Documentation Agent and a Lender

By:	/s/ Rebecca Whitfield Reckers
Name: Rebecca Whitfield Reckers
Title: Authorized Signer

Credit Agreement

ING Bank, a Branch of ING-DiBa AG, as Co-Documentation Agent and a Lender

By:	/s/ Robert J. Sunderman
Name: Robert J. Sunderman
Title: Managing Director

By:	/s/ Andrea Storr
Name: Andrea Storr
Title: Managing Director

Credit Agreement

UMPQUA BANK, as a Lender

By:	/s/ Bruce Mettel
Name: Bruce Mettel
Title: Vice President

Credit Agreement

ABN AMRO CAPITAL USA LLC, as a Lender

By:	/s/ Ross Briggs
Name: Ross Briggs
Title: Director

By:	/s/ Francis Birkeland
Name: Francis Birkeland
Title: Managing Director

Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Erron Powers
Name: Erron Powers
Title: Senior Vice President

Credit Agreement

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Robert Bomben
Name: Robert Bomben
Title: Director

Credit Agreement

MANUFACTURERS BANK, as a Lender

By:	/s/ Ben Chu
Name: Ben Chu
Title: SVP

Credit Agreement

INVESTORS BANK, as a Lender

By:	/s/ Kenneth L. Waiters
Name: Kenneth L. Waiters
Title: Senior Vice President

Credit Agreement

Fifth Third Bank, as a Lender

By:	/s/ Peter Samboul
Name: Peter Samboul
Title: Director

Credit Agreement

Wintrust Commercial Finance, a division of Wintrust Asset Finance Inc. as a Lender

By:	/s/ Joe Gensor
Name: Joe Gensor
Title: Senior Vice President - Credit

Credit Agreement

Exhibit A

FORM OF BORROWING BASE REPORT

CAI Rail Inc. (the “Borrower”), hereby certifies, pursuant to the Third Amended and Restated Revolving Credit Agreement, dated as of October 22, 2018 (as the same may be amended, restated, modified or supplemented and otherwise in effect from time to time, the “Credit Agreement”), by and among the Borrower, CAI International, Inc., MUFG Union Bank, N.A., as administrative agent (hereinafter, in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter, together with the L/C Issuer and the Swing Line Lender, collectively, the “Lenders”) and the other agents party thereto, that (a) the information set forth in this Borrowing Base Report was true and correct as of the last day of the period specified herein, (b) this Borrowing Base Report has been prepared in accordance with the applicable provisions of the Credit Agreement and the various components thereof, (c) as of the date of this Borrowing Base Report, there exists no Default or Event of Default, and (d) each Railcar and Direct Finance Lease that is included in the Borrowing Base is an Eligible Railcar or an Eligible Direct Finance Lease, respectively.

Except as otherwise specified in this Borrowing Base Report, capitalized terms used herein without definition have the same meanings herein as in the Credit Agreement.

CAI RAIL INC.

By:
Name:
Title:

Exhibit A-1

BORROWING BASE WORKSHEET

Borrowing Base as of ___________, 201_

A.	Components of Borrowing Base:

	1.	Original Cost of Eligible Railcars:	$

	2.	Accumulated Depreciation:[1]	$

	3.	Net Book Value of Eligible Railcars (Item A1 minus Item A2):	$

4.
Net Book Value of Eligible Railcars (Item A3) minus Excess Flammable Railcar Concentration NBV Amount, minus Excess Tank Railcar Concentration NBV Amount[2], minus Excess Permitted Mexican Lessee NBV Amount[3], and minus Excess of Unassignable Lease NBV Amount[4], without any duplication:
$

	5.	Formula Percentage (the product of 80% and Item A4):	$

	6.	Finance Lease Value[5] of Eligible Direct Finance Leases:	$

7.
Finance Lease Value of Eligible Direct Finance Leases (Item A6) minus, minus Excess Flammable Railcar Concentration FLV Amount, minus Excess Tank Railcar Concentration FLV Amount, minus Excess Permitted Mexican Lessee FLV Amount and minus Excess Unassignable Lease FLV Amount, without any duplication:
$

	8.	Formula Percentage (the product of 85% and Item A7):	$

	9.	Borrowing Base (Item A5 plus Item A8):		$

B.	Borrowing Base (Item A9):		$

C.	Maximum Available Credit (the lesser of the Total Commitment currently in effect and Item B):		$

1 Railcars are to be depreciated in accordance with the depreciation methodology set forth in the definition of Net Book Value contained in § 1.1 of the Credit Agreement.
2 As calculated pursuant to the definition of Excess Tank Railcar Concentration Amount.
3 As calculated pursuant to the definition of Excess Permitted Mexican Lessee Amount contained in § 1.1 of the Credit Agreement.
4 As calculated pursuant to the definition of Excess of Unassignable Leases Amount contained in § 1.1 of the Credit Agreement.
5 As calculated pursuant to the definition of Finance Lease Value contained in § 1.1 of the Credit Agreement.

Exhibit A-2

D.	Outstandings:

	1.	Revolving Credit Loans Outstanding:	$

	2.	Maximum Drawing Amount under outstanding Letters of Credit:	$

	3.	Unpaid Reimbursement Obligations:	$

	4.	Swing Line Loans Outstanding:	$

	5.	Sum of Item D1 plus Item D2 plus Item D3 plus Item D4:	$

E.	Excess Availability/(Shortfall):

	(Item C minus Item D5):		$

Exhibit A-3

Exhibit B

FORM OF REVOLVING CREDIT NOTE

$__________________	________ __, 20__

FOR VALUE RECEIVED, CAI Rail Inc. (the “Borrower”) hereby promises to pay to [NAME OF LENDER] or its assigns (the “Lender”), in accordance with its respective Obligations under the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Third Amended and Restated Revolving Credit Agreement, dated as of October 22, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, CAI International, Inc., the Lenders from time to time party thereto, and MUFG Union Bank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

In accordance with its respective Obligations under the Agreement, the Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.10.6 of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note (“Note”) is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral.  Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401)).

Exhibit B-1

IN WITNESS WHEREOF, the undersigned has caused this Note to be signed in its corporate name by its duly authorized officer as of the day and year first above written.

CAI RAIL INC.

By:
	Name:	Timothy B. Page
	Title:	Chief Financial Officer

Exhibit B-2

Exhibit C

FORM OF LOAN REQUEST

Date:_______

To:	MUFG Union Bank, N.A., as Administrative Agent
200 Pringle Avenue, Suite 500, MC 1-714-561
Walnut Creek, CA  94596

Attention:  Transportation Division

Ladies and Gentlemen:

The undersigned Borrower (as hereinafter defined), CAI Rail Inc., submits this Loan Request pursuant to §2.6 of the Third Amended and Restated Revolving Credit Agreement, dated as of October 22, 2018 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among CAI Rail Inc. (the “Borrower”), CAI International, Inc., MUFG Union Bank, N.A., as administrative agent (hereinafter, in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter, together with the L/C Issuer and the Swing Line Lender, collectively, the “Lenders”) and the other agents party thereto.  All capitalized terms used in this Loan Request shall have the meanings specified in the Credit Agreement unless otherwise defined herein.

The Borrower hereby represents, warrants and certifies to you and each Lender that (a) the proceeds specified herein shall be used in accordance with the provisions of the Credit Agreement, (b) each of the representations and warranties of the Borrower contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the date hereof, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date), (c) the Borrower has performed and complied in all material respects with all of the terms and conditions contained in the Credit Agreement required to be performed or complied with by the Borrower prior to or at the time of the borrowing requested hereunder, (d) at and as of the date hereof, the Borrower is not in default of any of its obligations under the Credit Agreement, and no Default or Event of Default exists and (e) the execution and delivery of this Loan Request has been authorized by all necessary corporate action/proceedings on behalf of the Borrower.

Exhibit C-1

The Borrower requests that the Lenders make a Revolving Credit Loan which is a [Base] [Eurodollar] Rate Loan on [proposed Drawdown Date]1 for the Interest Period commencing on [proposed Drawdown Date] and ending on [          ]2 in the principal amount of [$          ]3

Please acknowledge receipt of this letter by signing and returning to us the enclosed copy.

Very truly yours,

CAI RAIL INC.

By:
Name:	Timothy B. Page
Title:	Chief Financial Officer

1 Loan Request must be made no less than two (2) Business Days prior to the proposed Drawdown Date of any Base Rate Loan and four (4) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan.
2 For Base Rate Loans, the last day of the calendar quarter following the proposed Drawdown Date; for Eurodollar Rate Loans, 1, 2, 3 or 6 months after the proposed Drawdown Date.
3 Each Loan Request relating to a Base Rate Loan shall be in a minimum aggregate amount of $500,000 and each Loan Request relating to a Eurodollar Rate Loan shall be in a minimum aggregate amount of $1,000,000.

Exhibit C-2

Exhibit D

FORM OF COMPLIANCE CERTIFICATE

_________ __, 200__

To:	MUFG Union Bank, N.A., as Administrative Agent
200 Pringle Avenue, Suite 500, MC 1-714-561
Walnut Creek, CA  94596
Attention:  Buddy Montgomery

Re:	Compliance Certificate for the Reference Period Ended _______ __, 200__

Ladies and Gentlemen:

Pursuant to §8.4(d) of the Third Amended and Restated Revolving Credit Agreement, dated as of October 22, 2018 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), by and among CAI Rail Inc. (the “Borrower”), CAI International, Inc., MUFG Union Bank, N.A., as administrative agent (hereinafter, in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter, together with the L/C Issuer and the Swing Line Lender, collectively, the “Lenders”) and the other agents party thereto, the undersigned principal financial or accounting officer of the Borrower hereby certifies that (a) the information furnished below in this report was true and correct as of the last day of the Reference Period ended on the date indicated above, (b) as of the date hereof, no Default or Event of Default under the Credit Agreement has occurred and is continuing, (c) the [quarterly] [annual] financial statements delivered to the Administrative Agent herewith were prepared in compliance with §8.4 of the Credit Agreement and (d) each of the representations and warranties of the Loan Parties contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the date hereof, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date).

Except as otherwise specified in this Compliance Certificate, the capitalized terms used herein shall have the same meanings ascribed to them in the Credit Agreement.

Exhibit D-1

CAI RAIL INC.

By:
	Name:	Timothy B. Page
	Title:	Chief Financial Officer

Exhibit D-2

COMPLIANCE CERTIFICATE WORKSHEET

1.	Maximum Total Leverage Ratio - §10.1

(for the Reference Period ended _______ __, 20__)

A.	Maximum Total Leverage Rate:

Sum of all Indebtedness of CAI and its Subsidiaries during such Reference Period relating to:
	• Borrowed Money (including issuance of notes or bonds):	$
	• Deferred purchase price of assets (other than trade payables):	$
	• Capitalized Leases:	$
	• Rental Obligations:	$
	• Maximum drawing amount of all letters of credit outstanding:	$
	• Indebtedness of any type referred to above of another Person guaranteed by any Loan Party or any of its Subsidiaries:	$

minus Restricted Cash

	equals Consolidated Funded Debt (Net)	$

B.	Consolidated Tangible Net Worth of CAI and its Subsidiaries:	$

C.	Total Leverage Ratio equals (Item 1A to Item 1B):		:

D.
The Borrower will not permit the Total Leverage Ratio, as at the end of any Reference Period on or ending during any period to exceed the ratio of 3.75:1.00; subject to increase to 4.00:1.00 in certain instances.

	Compliance		_______ yes/no

2.	Applicable Margin
(for the Reference Period ended ________ ___, 20__)

A.	Total Leverage Total Leverage equals (Item 1C above):		___:1.00

B.	Applicable Margin Level corresponding to Item 2A		Level ____

C.	Change in Applicable Margin Level		______ yes/no
Former Level:
3.	Fixed Charge Coverage Ratio - §10.2
(for the Reference Period ended ________ ___, 20__)

A.	Consolidated Operating Cash Flow of CAI and its Subsidiaries:

	Consolidated EBITDAR:	$

Exhibit D-3

	minus cash income tax taxes paid or payable in such period:	$

	equals Consolidated Operating Cash Flow:	$

B.	Consolidated Total Debt Service of CAI and its Subsidiaries:

Sum of, without duplication:
(i) All repayments or prepayments of principal due and payable during such Reference Period on Indebtedness[1] with respect to:
	• Borrowed Money (including issuance of notes or bonds):	$
	• Deferred purchase price of assets (other than trade payables):	$
	• Synthetic Leases and Capitalized Leases:	$
	• Reimbursement obligations with respect to letters of credit due and payable during such Reference Period:	$
	• Indebtedness of any type referred to above of another Person guaranteed by any Loan Party or any of its Subsidiaries:	$

plus
	(ii) Consolidated Total Interest Expense paid or payable in cash:	$

plus
	(iii) Consolidated rental expense on Rental Obligations for such Reference Period determined in accordance with GAAP:	$

plus
	(iv) Permitted Excess Preferred Dividends:	$
	Total:	$
C.	Fixed Charge Coverage Ratio equals (Item 3A to Item 3B):		:

D.	Fixed Charge Coverage Ratio must not be less than:		1:20 : 1.00

	Compliance		_______ yes/no

1 Excluding maturity date payments that have been refinanced or renewed during such Reference Period.

Exhibit D-4

Exhibit E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: _____________________________ [and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower: CAI Rail Inc.

4.	Administrative Agent: MUFG Union Bank, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:  Third Amended and Restated Revolving Credit Agreement, dated as of October 22, 2018, among the Borrower, CAI International, Inc., the Lenders and agents from time to time party thereto, and MUFG Union Bank, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

Exhibit E-1

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans	CUSIP Number

__________	$_______________	$_______________	_______________%
__________	$_______________	$_______________	_______________%
__________	$_______________	$_______________	_______________%

[7.	Trade Date: _____________________]

Effective Date:  ____________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

MUFG UNION BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:]

By:
Title:

Exhibit E-2

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1.       Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.        Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.4 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York (excluding the laws applicable to conflicts or choice of law (other than the New York General Obligations Law §5-1401))).

Exhibit E-3

Exhibit F

FORM OF SWING LINE LOAN NOTICE

Date:  __________, _____

To:	MUFG Union Bank, N.A., as Swing Line Lender
MUFG Union Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Revolving Credit Agreement, dated as of October ___, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CAI Rail Inc. (the “Borrower”), CAI International, Inc., the Lenders and agents from time to time party thereto, and MUFG Union Bank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.           On _________________________________ (a Business Day).

2.           In the amount of $______________________.

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.10.1 of the Agreement; as of the date hereof there does not exist, and after giving effect to the Swing Line Loan contemplated hereby there shall not exist, any Default or Event of Default.

CAI RAIL INC.

By:
	Name:	Timothy B. Page
	Title:	Chief Financial Officer

Exhibit F-1

Exhibit G

FORM OF GUARANTY

This GUARANTY, dated as of ___________________ (this “Guaranty”), is made by and among ________________________________, and each Domestic Subsidiary of CAI Rail, Inc., a corporation organized under the laws of the State of Delaware (the “Borrower”) that is required to become a Guarantor pursuant to §8.16 of the Loan Agreement (as defined below) (each, a “Guarantor” and collectively, the “Guarantors”) in favor of (i) MUFG Union Bank, N.A., as administrative agent (together with its successor and assigns in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter, the “Secured Parties”) which are or may become parties to that certain Third Amended and Restated Revolving Credit Agreement, dated as of October 22, 2018 (as amended, modified, supplemented or restated and in effect from time to time, the “Loan Agreement”), by and among the Borrower, CAI International, Inc., the Lenders, the Administrative Agent, and the other agents party thereto and (ii) each of the Secured Parties.

WHEREAS, the Borrower and the Guarantors are members of a group of related entities, the success of any one of which is dependent in part on the success of the other members of such group;

WHEREAS, each Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Borrower by the Secured Parties pursuant to the Loan Agreement (which benefits are hereby acknowledged);
WHEREAS, it is a condition precedent to the Secured Parties’ willingness to make any loans or otherwise extend credit to the Borrower under the Loan Agreement that the Guarantors execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, a guaranty in substantially the form hereof;

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in order to induce the Administrative Agent and the Secured Parties to make any loans or otherwise extend credit to the Borrower under the Loan Agreement and to guaranty the Borrower’s Obligations under or in respect of the Loan Agreement and the other Loan Documents, each of the Guarantors agrees with the Administrative Agent, for the benefit of the Secured Parties as follows:

1.          Definitions.  The term “Obligations” as used in this Guaranty shall mean the “Obligations” (as such term is defined in the Loan Agreement).  All other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Loan Agreement.

2.          Guaranty of Payment and Performance.  Each of the Guarantors hereby jointly and severally guarantees to the Secured Parties and the Administrative Agent the full and punctual payment in cash when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Bankruptcy Code of the United States of America. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Administrative Agent or any Secured Party first attempt to collect any of the Obligations from the Borrower or resort to any collateral security or other means of obtaining payment. Should the Borrower default in the payment or performance of any of the Obligations, the joint and several obligations of the Guarantors hereunder with respect to such Obligations in default shall, upon demand by the Administrative Agent, become immediately due and payable to the Administrative Agent, for the benefit of the Secured Parties, without demand or notice of any nature, all of which are expressly waived by each of the Guarantors.  Payments by the Guarantors hereunder may be required by the Administrative Agent on any number of occasions. All payments by the Guarantors hereunder shall be made to the Administrative Agent, in Dollars, in the manner and at the place of payment specified therefor in the Loan Agreement, for the account of the Secured Parties and the Administrative Agent.

3.         Guarantors’ Agreement to Pay Enforcement Costs, etc..  Each of the Guarantors further agrees, as the principal obligor and not as a guarantor only, to pay to the Administrative Agent, on demand, all reasonable costs and expenses (including court costs and legal expenses) incurred or expended by the Administrative Agent or any Secured Party in connection with the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Loan Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

4.        Waivers by the Guarantors; Secured Parties’ Freedom to Act.  Each of the Guarantors agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Secured Party with respect thereto. Each of the Guarantors waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, each of the Guarantors agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any of the Obligations and agrees that the obligations of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Administrative Agent or any Secured Party to assert any claim or demand or to enforce any right or remedy against the Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any of the Obligations; (iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Loan Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (v) the adequacy of any rights which the Administrative Agent or any Secured Party may have against any collateral security or other means of obtaining repayment of any of the Obligations; (vi) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which the Administrative Agent or any Secured Party might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a release or discharge of any of the Guarantors, all of which may be done without notice to any of the Guarantors. To the fullest extent permitted by law, each of the Guarantors hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Administrative Agent or any Secured Party from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against the Guarantors before or after the Administrative Agent’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Administrative Agent.

5.          Unenforceability of Obligations Against Borrower.  If for any reason the Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Borrower by reason of the Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on each of the Guarantors to the same extent as if the Guarantors at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Loan Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantors.

6.           Subrogation; Subordination.

6.1.       Waiver of Rights Against Borrower.  Until the final payment in cash and performance in full of all of the Obligations, none of the Guarantors shall exercise and hereby waives any rights against the Borrower or any other Guarantor arising as a result of payment by such Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent or any Secured Party in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; none of the Guarantors will claim any setoff, recoupment or counterclaim against the Borrower or any other Guarantor in respect of any liability of such Guarantor to the Borrower or such other Guarantor; and each of the Guarantors waives any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or any Secured Party.

6.2.       Subordination. The payment of any amounts due with respect to any indebtedness of the Borrower or any Guarantor for money borrowed or credit received now or hereafter owed to any of the Guarantors is hereby subordinated to the prior payment in full of all of the Obligations, excluding the Excluded Intercompany Obligations, but including any obligation of the Borrower or any Guarantor to a Guarantor as subrogee of the Lenders or resulting from a Guarantor’s performance under this Guaranty.  Notwithstanding the subordination pursuant to the foregoing sentence, Borrower or any Guarantor may continue to make payments to a Guarantor in the ordinary course of business, unless:  (i) a Default or Event of Default has occurred and is continuing; and (ii) Administrative Agent shall have notified such Guarantor in writing that payments of Borrower’s or such Guarantor’s obligations that have been subordinated pursuant to this Section should lapse until such Default or Event of Default has been cured.

6.3.        Provisions Supplemental. The provisions of this §6 shall be supplemental to and not in derogation of any rights and remedies of the Secured Parties and the Administrative Agent under any separate subordination agreement which the Administrative Agent may at any time and from time to time enter into with any of the Guarantors for the benefit of the Secured Parties and the Administrative Agent.

7.          Setoff.  Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Obligations under the Loan Documents, each of the Administrative Agent and the Secured Parties is hereby authorized at any time and from time to time, without notice to the Guarantors (any such notice being expressly waived by the Guarantors) and to the fullest extent permitted by law, to set off and apply all deposits (general or special, time or demand, provisional or final) and all other sums credited by or due from the Administrative Agent or any Secured Party or any affiliates thereof to any Guarantor or subject to withdrawal by any Guarantor against the joint and several obligations of the Guarantors under this Guaranty, whether or not the Administrative Agent or such Secured Party shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured.

8.          Further Assurances.  Each of the Guarantors agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Secured Parties and the Administrative Agent hereunder. Each of the Guarantors acknowledges and confirms that such Guarantor itself has established its own adequate means of obtaining from the Borrower on a continuing basis all information desired by such Guarantor concerning the financial condition of the Borrower and that such Guarantor will look to the Borrower and not to the Administrative Agent or any Secured Party in order for such Guarantor to keep adequately informed of changes in the Borrower’s financial condition.

9.         Termination; Reinstatement.  This Guaranty shall remain in full force and effect until the indefeasible payment in full in cash and performance of all of the Obligations.  This Guaranty shall continue to be effective or be reinstated as to any such Guarantor, notwithstanding any such notice, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by the Administrative Agent or any Secured Party upon the insolvency, bankruptcy or reorganization of the Borrower, or otherwise, all as though such payment had not been made or value received. Notwithstanding anything herein to the contrary, release of any Guarantor in accordance with the terms hereof shall not impair or otherwise affect any rights of the Administrative Agent or the Secured Parties hereunder with respect to any other Guarantor, nor shall it affect the joint and several obligations of such other Guarantors hereunder.

10.         Successors and Assigns.  This Guaranty shall be binding upon each of the Guarantors, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, each Secured Party may assign or otherwise transfer its rights under the Loan Agreement, the Notes, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Secured Party herein, all in accordance with § 15 of the Loan Agreement. None of the Guarantors may assign any of its obligations hereunder.

11.         Amendments and Waivers.  No amendment or waiver of any provision of this Guaranty nor consent to any departure by any of the Guarantors therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent with the consent of the Required Lenders. No failure on the part of the Administrative Agent or any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

12.        Notices.  All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to any of the Guarantors, at the address set forth beneath its signature hereto, and if to the Administrative Agent, at the address for notices to the Administrative Agent set forth in § 16.6 of the Loan Agreement, or at such address as either party may designate in writing to the other.

13.         Governing Law; Consent to Jurisdiction.  THIS GUARANTY IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401)). Each of the Guarantors and the Administrative Agent agrees that any suit for the enforcement of this Guaranty may be brought in the courts of the State of New York or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon such Guarantor by mail at the address specified by reference in § 12. Each of the Guarantors and the Administrative Agent hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

14.        Waiver of Jury Trial.  EACH OF THE GUARANTORS AND THE ADMINISTRATIVE AGENT HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, each of the Guarantors hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Guarantors (i) certifies that neither the Administrative Agent or any Secured Party nor any representative, agent or attorney of the Administrative Agent or any Secured Party has represented, expressly or otherwise, that the Administrative Agent or any Secured Party would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into the Loan Agreement and the other Loan Documents to which the Administrative Agent or any Secured Party is a party, the Administrative Agent and the Secured Parties are relying upon, among other things, the waivers and certifications contained in this §14.

15.         Withholding Taxes.  Each of the Guarantors hereby agrees that:

(a)          All payments by such Guarantor hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless such Guarantor is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon any Guarantor with respect to any amount payable by it hereunder or under any of the other Loan Documents, such Guarantor will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon such Guarantor. The Loan Parties will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by each Guarantor hereunder or under such other Loan Document.  Each Lender claiming any additional amounts payable under this §15 agrees to use reasonable efforts (consistent with legal and regulatory restrictions) to execute and deliver all such documents and instruments as any Guarantor shall reasonably request or to change the jurisdiction of its applicable lending office if the execution of such documents or the making of such a change would avoid the need for or substantially reduce the amount of additional amounts which would thereafter accrue and would not, in the sole and absolute determination of such Lender, be otherwise disadvantageous to such Lender, which determination by such Lender shall be conclusive. Each Guarantor shall not be liable to the Administrative Agent or any Lender (such person a "Recipient") for (i) taxes that are based upon or measured by such Recipient's (or a branch’s (in the case of a branch of such Recipient)) net income or net profit (including franchise Taxes imposed in lieu of such Taxes) or for any withholdings required to be made pursuant to applicable law that are credited against taxes based on such Recipient's net income or net profit, (ii) taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such taxes other than connections arising from such Recipient having executed this Agreement and having enforced or enjoyed its rights and performed its obligations under this Credit Agreement or any of the other Loan Documents, (iii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to this §15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iv) any U.S. federal withholding taxes imposed under FATCA and (v) taxes attributable to such Lender’s failure to provide the documentation required by Section 5.2.3 of the Loan Agreement.

(b)        Without prejudice to the survival of any other agreement of the parties hereunder, the agreements and obligations of each of the Guarantors contained in this § 15 shall survive the payment in full in cash of the Obligations.

16.         Miscellaneous.  This Guaranty constitutes the entire agreement of the Guarantors with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined. This Guaranty may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Guaranty it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought. Delivery of an executed signature page of this Guaranty by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

17.        Joinder.  At such time following the date hereof as any Domestic Subsidiary (other than a Securitization Entity) is required to join this Guaranty pursuant to the terms of §8.14 of the Loan Agreement, such Domestic Subsidiary shall execute and deliver to the Administrative Agent a joinder agreement substantially in the form of Exhibit A signifying its agreement to be bound by the provisions of this Guaranty as a Guarantor to the same extent as if such Domestic Subsidiary had originally executed this Guaranty as of the date hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the Guarantors has caused this Guaranty to be executed and delivered as of the date first above written.

[NAME OF GUARANTOR]

By:
Name:
Title:
Address:
Telephone:
Facsimile:

EXHIBIT A

FORM OF JOINDER TO GUARANTY

Reference is hereby made to the Guaranty, dated as of ______________ (as amended, supplemented and otherwise modified from time to time, the “Guaranty”), by the Guarantors signatory thereto and each Person executing a joinder agreement thereto from time to time (each, a “Guarantor” and collectively, the “Guarantors”) in favor of MUFG Union Bank, N.A., in its capacity as administrative agent for the benefit of the Secured Parties (together with its successors and assigns, the “Administrative Agent”) specified in the Third Amended and Restated Revolving Credit Agreement, dated as of October 22, 2018 (as amended and in effect from time to time, the “Credit Agreement”), among CAI RAIL, INC., as borrower (the “Company”), CAI INTERNATIONAL, INC., as a guarantor, and the lenders specified therein.

__________________ (the “Joined Guarantor”), hereby agrees to be bound by all the terms and provisions of the Guaranty.  Upon the execution and delivery of this joinder agreement by the Joined Guarantor to each of the parties to the Guaranty, the Joined Guarantor shall become a party to the Guaranty and have the rights and obligations of a “Guarantor” party thereto.

Any notice, report or other communication given under the Guaranty shall be in writing and addressed to the Joined Guarantor as follows:

IN WITNESS WHEREOF, the undersigned has executed this joinder agreement to the Guaranty as of this ____ day of _____________.

By:
Name:
Title:

Exhibit H

CAI RAIL GUARANTY

JOINDER AGREEMENT

This Joinder Agreement, dated as of February [_], 2013 (this “Joinder Agreement”) is executed and delivered by CAI RAIL, INC., a Delaware corporation (the “New Guarantor”) pursuant to the Third Amended and Restated Revolving Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented and otherwise in effect from time to time, the “Credit Agreement”), by and among (a) CAI INTERNATIONAL, INC., a Delaware corporation (“CAI”) and CONTAINER APPLICATIONS LIMITED, a corporation organized under the laws of Barbados (“CAL” and, together with CAI, the “Borrowers”, and each, individually, a “Borrower”), (b) the lending institutions from time to time parties thereto (collectively, the “Lenders”), and (c) BANK OF AMERICA, N.A., as administrative agent for itself and the other Lenders (in such capacity, the “Administrative Agent”). All capitalized terms used in this Joinder Agreement and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

Reference is hereby made to that certain Third Amended and Restated Guaranty, dated as of November 15, 2007 (the “Guaranty”), by and among Sky Container Trading, Inc., a California corporation, each other Domestic Subsidiary of the Borrower signatory thereto and in favor of the Administrative Agent and the Lenders.

§1.          Joinder to Guaranty

(a)         The New Guarantor hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, the Guaranty and each of the other Loan Documents. The Guarantor hereby agrees to become a Guarantor in respect of the Obligations as set forth in the Guaranty and, by executing and delivering this Joinder Agreement, does hereby join and become a party to the Guaranty as a Guarantor, assuming all of the obligations and liabilities of a Guarantor thereunder. The New Guarantor agrees to comply with, and be bound by, all of the terms and conditions of the Guaranty in all respects as an original Guarantor thereunder, as if the New Guarantor was an original signatory thereto and the New Guarantor assumes all obligations and liabilities arising or incurred under the Guaranty. Without limiting the generality of the foregoing terms of this §1(a), the New Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Obligations in accordance with Section 2 of the Guaranty.

(b)        Each Borrower confirms that the Credit Agreement and the other Loan Documents are, and upon the New Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the New Guarantor becoming a Guarantor the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the New Guarantor under the Credit Agreement and under each other Loan Document.

§2.         Effectiveness. This Joinder Agreement shall become effective as of the date hereof
(the “Effective Date”) upon the execution and delivery of this Joinder Agreement by the Borrower, the New Guarantor and the Administrative Agent and the satisfaction of the following conditions:

Exhibit H-1

(i)          Certified Copies of the Governing Documents of the New Guarantor. The Administrative Agent shall have received from the New Guarantor a certificate of a duly authorized officer of the New Guarantor certifying the following attachments thereto: (a) its Governing Documents (or the applicable foreign equivalent) and (b) a true and correct copy of the resolutions of its board of directors authorizing the execution and delivery of this Joinder Agreement and all related documents. Such authorized officer’s certificate shall also give the name and bear a specimen signature of each individual who shall be authorized (i) to sign this Joinder Agreement and related documents on behalf of the New Guarantor, and (ii) to give notices and to take other action on the New Guarantor's behalf under the Loan Documents.

(ii)          Opinions of Counsel. The Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Effective Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from Perkins Coie LLP, counsel to the Borrower and their Subsidiaries (including the New Guarantor).

§3.         Representations and Warranties. The New Guarantor hereby represents and warrants that on and as of the Effective Date (i) it is duly and legally authorized to enter into this Joinder Agreement and the other documents to be entered into in connection herewith, (ii) the execution, delivery and performance of this Joinder Agreement and the other documents to be entered into in connection herewith do not conflict with any provision of law or of the charter, by-laws or other similar governing documents of the New Guarantor, or of any agreement binding on the New Guarantor and (iii) all acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Joinder Agreement and the other documents to be entered into in connection herewith, and to render the same the legal, valid and binding obligation of the New Guarantor, enforceable against it in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws.

§4.        GOVERNING LAW. THIS JOINDER AGREEMENT SHALL BE CONSTRUED ACCORDING TO AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE.

§5.         Miscellaneous. The Credit Agreement, the Guaranty, the other Loan Documents and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect. The undersigned agrees that this Joinder Agreement shall be deemed to be, and is hereby made a part of, the Credit Agreement and the Guaranty as if set forth therein in full and shall be deemed a “Loan Document” under the Credit Agreement. This Joinder Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

[Remainder of page intentionally left blank]

Exhibit H-2

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed on the date first written above.

NEW GUARANTOR:

CAI RAIL, INC. as Guarantor

By:
Name::
Title

Address for Notices:

Steuart Tower
1 Market Plaza, Suite 900 San Francisco, CA 94105 USA
Attention: CEO and CFO Fax: 1-415-788-3430

Signature Page to CAI Rail Joinder

Exhibit H-3

Agreed and Accepted:

CAI INTERNATIONAL, INC., as Borrower

By:
Name: Title:
CONTAINER APPLICATIONS LIMITED, as Borrower

By:
Name: Title:

Signature Page to CAI Rail Joinder

Exhibit H-4

CERTIFICATE OF ACKNOWLEDGMENT

COMMONWEALTH OR STATE OF	)
) ss.
COUNTY OF	)

On this ___ day of , 2013, before me, the undersigned notary public, personally appeared , proved to me through satisfactory evidence of identification, which were , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose (as of CAI International, Inc., a Delaware corporation, Container Applications Limited, a corporation organized under the laws of Barbados, and CAI Rail, Inc., a Delaware corporation).

(official signature and seal of notary)
My commission expires:

Exhibit H-5

Agreed and accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By: Name: Title:

Exhibit H-6

CERTIFICATE OF ACKNOWLEDGMENT

COMMONWEALTH OR STATE OF	)
) ss.
COUNTY OF SUFFOLK	)

On this   day of, 2018, before me, the undersigned notary public, personally appeared          , proved to me through satisfactory evidence of identification, which were          , to be the person whose name is signed on the preceding or attached document, and acknowledged to me that s/he signed it voluntarily for its stated purpose (as of __________________, a national banking association).

(official signature and seal of notary)
My commission expires:

Exhibit H-7

Schedule 1 (Lenders and Commitments)

LENDER; DOMESTIC LENDING OFFICE; EURODOLLAR LENDING OFFICE	Commitment	Commitment Percentage

MUFG Union Bank, N.A. 200 Pringle Avenue, Suite 500, MC 1-714-561 Walnut Creek, CA 94596 Attention: Buddy Montgomery, Vice President, East Bay Corporate Banking Tel: 925-947-2429 Fax: 925-943-7442	$85,000,000	15.45454%
Bank of America, N.A. 315 Montgomery St. 13th FL San Francisco, CA 94104 Attention: Maile Douglas Tel: 415-913-5765 Fax: 877-360-9651	$80,000,000	14.54545%
The Huntington National Bank 525 Vine Street, 14th Floor Cincinnati, OH 45202 Attention: Greg Braun Tel: 513-762-5108 Fax: 877-681-5356	$72,500,000	13.18181%
ING Bank, a Branch of ING-DiBa AG Hamburger Allee 1 60486 Frankfurt am Main, Germany Attention: Thomas Steiner Tel: +42-69-759-36-326 Fax: +42-69-759-36-200	$62,500,000	11.36363%
ABN AMRO Capital USA LLC 100 Park Avenue New York, NY 10070 Attention: Lilia Engelsbel-Sporysheva, Director Trade Finance Operations Tel: 917-284-6962 Fax: 917-284-6697	$52,500,000	9.54545%

BMO Harris Bank N.A. 115 S. LaSalle Chicago, IL 60603 Attention: Evelyn Lamboy-Koetz Tel: 312-461-6358 Fax: 312-293-5283	$35,000,000	6.36363%
Umpqua Bank 2998 Douglas Blvd., Ste. 100 Roseville, CA 95661 Attention: Dean Stephens Tel: 916-774-3937 Fax: 916-783-2448	$32,500,000	5.90909%
Fifth Third Bank 5050 Kingsley Drive Cincinnati, OH 45227	$30,000,000	5.45454%
Branch Banking & Trust Company 200 W Second Street, 16th Floor Winston Salem, NC 27101 Attention: Wendy Gerringer Tel: 336-733-2774 Fax: 336-733-2740	$25,000,000	4.54545%
U.S. Bank, National Association One California Street, Suite 2000 San Francisco, CA 94111 Attention: Katie McAndrew. Vice President Tel: 415-677-3524 Fax: 415-677-3763	$25,000,000	4.54545%
Investors Bank 99 Wood Avenue South 8th Floor Iselin, NJ 08830	$20,000,000	3.63636%
Wintrust Commercial Finance a division of Wintrust Asset Finance Inc. 3201 Dallas Parkway, Suite 800 Frisco, TX 75034-9596	$20,000,000	3.63636%
Manufacturer’s Bank 151 S. Figueroa Street, Suite 400 Los Angeles, CA 90071	$10,000,000	1.81818%
TOTAL	$550,000,000.00	100%